UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C
(RULE 14C-101)
SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO
SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

Check the appropriate box:

☑  Preliminary Information Statement.
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)).
☐  Definitive Information Statement.

AVERION INTERNATIONAL CORP.
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, schedule or registration statement No.:

3.	Filing party:

4.	Date filed:

Averion International Corp.
225 Turnpike Road
Southborough, Massachusetts 01772

INFORMATION STATEMENT

NOTICE OF ACTION TAKEN BY
WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT.

AS PERMITTED BY RULES PROMULGATED BY THE SEC, WE HAVE ELECTED TO PROVIDE ACCESS TO THIS INFORMATION STATEMENT BOTH BY SENDING YOU A COPY OF THIS INFORMATION STATEMENT AND BY NOTIFYING YOU OF THE AVAILABILITY OF THIS INFORMATION STATEMENT ON THE INTERNET. A COPY OF THIS INFORMATION STATEMENT IS AVAILABLE TO YOU FREE OF CHARGE AT: HTTP://WWW.AVERIONINTL.COM/ UNDER THE HEADING “CORPORATE GOVERNANCE.”

THE PROPOSAL ACTED UPON BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS OF THE COMPANY WAS FOR THE APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AS AMENDED TO DATE, TO EFFECT THE REVERSE/FORWARD STOCK SPLIT, CONSISTING OF THE REVERSE SPLIT IN A RATIO OF TWENTY THOUSAND FIVE HUNDRED (20,500) SHARES TO ONE (1) SHARE, FOLLOWED IMMEDIATELY THEREAFTER BY THE FORWARD SPLIT, PURSUANT TO WHICH EACH SHARE OF COMMON STOCK OUTSTANDING UPON CONSUMMATION OF THE REVERSE SPLIT WILL BE CONVERTED AT A RATIO OF ONE (1) SHARE TO TWENTY THOUSAND FIVE HUNDRED (20,500) SHARES OF OUR COMMON STOCK.

THESE CORPORATE ACTIONS WILL BE EFFECTED APPROXIMATELY 20 CALENDAR DAYS AFTER THE DATE OF THE INITIAL MAILING OF THIS INFORMATION STATEMENT, OR ON OR ABOUT          , 2009. WE ARE NOT
SOLICITING YOUR PROXY OR CONSENT, BUT ARE FURNISHING THIS INFORMATION STATEMENT TO YOU PURSUANT TO RULE 14C-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

i

General

Averion International Corp. (the “Company,” “we,” “our” or “us”) is providing this Information Statement (the “Information Statement”) to you to inform you that stockholders holding a majority in interest of our voting stock have adopted resolutions by written consent that:

Approve an amendment to our Certificate of Incorporation, as amended to date (the “Certificate of Amendment”), to effect a reverse stock split in a ratio of twenty thousand five hundred (20,500) shares to one (1) share (the “Reverse Split”), followed immediately thereafter by a forward stock split, pursuant to which each share of common stock outstanding upon consummation of the Reverse Split will be converted at a ratio of one (1) share to twenty thousand five hundred (20,500) shares of our common stock (the “Forward Split, together with the Reverse Split, is referred to in this Information Statement as the “Reverse/Forward Stock Split”).

Stockholders owning fewer than twenty thousand five hundred (20,500) shares of common stock immediately prior to the effective time of the Reverse Split, whose shares of common stock would be converted into less than one (1) share in the Reverse Split, will instead be converted solely into the right to receive a cash payment of One Cent ($0.01) per share owned by such stockholders immediately prior to the Reverse Split. If a stockholder holds twenty thousand five hundred (20,500) or more shares of common stock immediately prior to the effective time of the Reverse Split, any fractional shares in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such stockholder will not change as a result of the Reverse/Forward Stock Split.

The intended effect of the Reverse/Forward Stock Split is to reduce the number of holders of our common stock to fewer than three hundred (300) so that we will be eligible to terminate the public registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the Reverse/Forward Stock Split has the intended effect, we will file to deregister our common stock with the Securities and Exchange Commission (the “SEC”) and to terminate the quotation of our common stock on the Over-the-Counter Bulletin Board (the “OTCBB”). At such time, we will no longer be required to file periodic reports with the SEC.

The Forward Split, which will occur immediately following the Reverse Split, is intended to benefit the Company by: (i) restoring continuing stockholders to their original position prior to the Reverse Split; (ii) eliminating the need to replace stock certificates or cash out fractional shares held by continuing stockholders; and (iii) avoiding the need to adjust the exercise price of any awards previously granted under the Company’s stock option plans.

We expect the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware approximately twenty (20) calendar days after the date this Information Statement is first mailed to our stockholders and will become effective as of the date set forth therein (the “Effective Date”). As a result of the Reverse/Forward Stock Split, as described in more detail in this Information Statement, stockholders who own fewer than twenty thousand five hundred (20,500) shares of our common stock will have their shares cashed out based upon a price of One Cent ($0.01) per pre-Reverse Split share.

We have established the close of business on August 27, 2009 as the record date (“Record Date”) related to the foregoing. Therefore, we are mailing this Information Statement to our stockholders of record as of the close of business on the Record Date. We intend to mail this Information Statement to our security holders no later than          , 2009.

As soon as practicable after the Effective Date, we will send all stockholders with stock certificates representing the right to receive cash payments a letter of transmittal to be used to transmit common stock certificates to American Stock Transfer & Trust Co. (the “Exchange Agent”). Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s shares. Stockholders should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s stock within approximately ten (10) business days of receiving such letter of transmittal and accompanying stock certificate. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws.

This Information Statement is being mailed to you for information purposes only. No action is requested or required on your part.

Stockholders Entitled to Vote

Our Board of Directors (the “Board”) declared August 27, 2009, the official Record Date with respect to the foregoing action. Holders of shares of our common stock at the close of business on the Record Date were entitled to vote on the actions set forth above. On the Record Date, we had approximately 639,257,754 shares of common stock issued and outstanding. Each stockholder was entitled to one (1) vote for each share of common stock held by such stockholder.

Results of the Vote

As of the Record Date, holders of a majority of our common stock had executed a written consent in favor of the actions described above. The foregoing action was approved by 453,299,776 shares, or approximately 71% of all shares entitled to vote thereon. This consent satisfies the stockholder approval requirement for the proposed actions.

Information Statement

No action is required by you. As set forth above, we have obtained the required stockholder approval. The accompanying Information Statement is furnished only to inform you of the corporate action described above before it takes effect in accordance with Rule 14c-2 promulgated under the Exchange Act. Pursuant to Rule 14c-2, the foregoing actions will not take effect until a date that is at least twenty (20) calendar days after the date on which this Information Statement has been mailed to you. No other stockholder approval is required.

FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” “plan” and similar expressions identify forward-looking statements, which speak only as of the date of this Information Statement. The Information Statement also contains projections under “Special Factors-Fairness of the Reverse/Forward Stock Split to Stockholders.” These projections are not a guarantee of performance. They involve risks, uncertainties and assumptions. We cannot assure you that the projections will be realized or that the Company’s future financial results will not materially vary from the projections. We do not intend to update or revise the projections. These projections are also forward-looking statements. These projections and other forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those made in, contemplated by, or underlying the forward-looking statements. Some of these risks and uncertainties include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our other documents filed with the SEC. For these reasons, you should not place undue reliance on any forward-looking statements included in this Information Statement. The Company does not assume any obligation to update or correct forward-looking statement to reflect subsequent events or actual results. The safe harbor provisions of the Private Securities Litigations Reform Act of 1995 are not available to statements made in this Information Statement. In addition, the safe harbor provisions of the Private Securities Litigations Reform Act of 1995 referenced in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which are incorporated by reference into this Information Statement, do not apply to any forward-looking statements that we make in this Information Statement in connection with the Reverse/Forward Stock Split.

ACTION NO. 1:

REVERSE/FORWARD STOCK SPLIT

The following is a summary of the material terms of the proposed Reverse/Forward Stock Split and the other transactions contemplated in connection with the Reverse/Forward Stock Split.

The remaining information in this Information Statement contains a more detailed description of the terms of the proposed Reverse/Forward Stock Split and related transactions. We encourage you to read carefully the entire Information Statement.

SUMMARY OF TERMS OF REVERSE/FORWARD STOCK SPLIT

•	Our Board, including all of our independent, non-employee directors, has authorized, and our stockholders have approved, a twenty thousand five hundred (20,500) to one (1) Reverse Split of our common stock, followed immediately thereafter by a one (1) to twenty thousand five hundred (20,500) Forward Split of our common stock. See also the information under the caption “Special Factors — Structure of the Reverse/Forward Stock Split” on pages 23-24, “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement and “Special Factors — Independent Valuation Report by Third Party Valuation Consultant” on pages 27-33 in this Information Statement.

•	Our Board also formed a special committee comprised of the following independent directors: Alastair McEwan, Robert Tucker and James Powers (the “Special Committee”). The purpose of the Special Committee was to review and, if determined to be fair, recommend to our full Board a Reverse/Forward Stock Split ratio and a price per share to be paid for the shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split.

•	The Special Committee recommended to the Board and the Board authorized a twenty thousand five hundred (20,500) to one (1) Reverse/Forward Stock Split of our common stock, par value $0.001 per share, and a price per share of One Cent ($0.01) to be paid for the shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. Our Board also relied on a third party independent valuation report from Marshall & Stevens, Inc., and/or its affiliates (the “Valuation Consultant”) in determining the fairness of One Cent ($0.01) per share as a cash payment per pre-Reverse/Forward Stock Split share; provided, however, that neither our Board nor our Special Committee obtained an independent fairness opinion for the Reverse/Forward Stock Split, nor did the Valuation Consultant render an opinion as to the fairness of the Reverse/Forward Stock Split. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement and “Special Factors — Independent Valuation Report by Third Party Valuation Consultant” on pages 27-33 in this Information Statement.

•	Our Board, including all independent, non-employee directors, determined that the Reverse/Forward Stock Split is fair to and in the best interests of all of our nonaffiliated stockholders, including those stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split and those who will retain an equity interest in our Company subsequent to the Reverse/Forward Stock Split. See also the information under the caption “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 and “Special Factors — Procedural Fairness” on pages 33-35 in this Information Statement.

•	Each of ComVest, Philip T. Lavin, Ph.D., James H. McGuire, Cecilio Rodriguez and Michael Falk, who have each been deemed a “filing person” for purposes of Schedule 13E-3, have adopted the analysis and conclusions of the Special Committee and our Board, including the adoption of the analysis and conclusions of our management, regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will retain an equity interest in the Company and those who will not be continuing stockholders of the Company. See also the information under the caption “Special Factors — Fairness

Determination by ComVest, Philip T. Lavin, Ph.D., James H. McGuire, Cecilio Rodriguez and Michael Falk” on pages 35-36 in this Information Statement.

•	The Certificate of Amendment requires the approval of the holders of a majority of our outstanding voting securities. The stockholders that voted to approve the Certificate of Amendment and Reverse/Forward Stock Split were ComVest Investment Partners II LLC (“ComVest”), Philip T. Lavin Ph.D. and Dr. Gene Resnick. All of the members of our Board and the following executive officers: Philip T. Lavin Ph.D. our Vice Chairman and Founder and Dr. Gene Resnick our Chief Medical Officer and Founder, have voted, or caused to be voted, all shares which they directly or indirectly control in favor of the Reverse/Forward Stock Split. Philip T. Lavin, Ph.D. our Executive Chairman, has voting control over 114,918,159 shares of voting stock, representing approximately 17.98% of the outstanding shares of voting stock. Michael Falk, a director, has voting control over 323,829,235 shares of voting stock, representing approximately 50.60% of the outstanding shares of voting stock, the majority of which are held by ComVest Investment Partners II LLC. Although Mr. Falk has voting control over the shares, he disclaims beneficial ownership of these shares. The shares of stock beneficially held by our directors and executive officers represent 71.58% of our total outstanding voting securities. See also the information under the caption “Special Factors — Description of the Reverse/Forward Stock Split” on pages 37-38 in this Information Statement.

•	When the Reverse/Forward Stock Split becomes effective, if you hold at least twenty thousand five hundred (20,500) shares of common stock, the number of shares of common stock that you hold will not change, and you will not be entitled to receive any cash payments. You will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates. See also the information under the caption “Special Factors — Description of the Reverse/Forward Stock Split” on pages 37-38 in this Information Statement.

•	We presently have approximately eight hundred fifty (850) stockholders of record of our common stock, of which approximately seven hundred twenty five (725) stockholders each own fewer than twenty thousand five hundred (20,500) shares. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding capital stock. When the Reverse/Forward Stock Split is effected, we believe that approximately one hundred twenty five (125) stockholders will remain as holders of our common stock, beneficially owning 100% of the outstanding common stock. Common stockholders, who now beneficially own approximately 99% of the outstanding common stock, will beneficially own 100% of the outstanding common stock after the Reverse/Forward Stock Split. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10 and “Special Factors — Conduct of the Company’s Business After the Reverse/Forward Stock Split” on pages 39-40 in this Information Statement.

•	The Reverse/Forward Stock Split will not affect the outstanding stock options, whether exercisable or unexercisable, granted under our option plans and holders of options will, following the Reverse/Forward Stock Split, continue to hold options for the same number of shares of common stock at the same exercise prices and other option terms. See also the information under the caption “Special Factors — Effect of the Reverse/Forward Stock Split on Option Holders” on page 17 in this Information Statement.

•	The Reverse/Forward Stock Split will not affect the outstanding warrants to purchase our common stock and holders of warrants will, following the Reverse/Forward Stock Split, continue to hold warrants to purchase the same number of shares of common stock at the same exercise prices and other warrant terms. See also the information under the caption “Special Factors — Effect of the Reverse/Forward Stock Split on Warrant Holders” on page 17 in this Information Statement.

•	The Reverse/Forward Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with the termination of our obligations as a public reporting company. See also the information under the captions “Special Factors — Effects of the Reverse/Forward Stock Split” on pages 14-16, “Special Factors — Financial Effect and Accounting Consequences of the Reverse/Forward Stock Split” on pages 17-19 and “Special Factors — Conduct of the Company’s Business After the Reverse/Forward Stock Split” on pages 39-40 in this Information Statement.

•	When the Reverse/Forward Stock Split becomes effective, we will be able to terminate registration of our securities under Section 12(g) of the Exchange Act, suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act, and terminate the quotation of shares of our common stock on the OTCBB. Once we terminate registration of our common stock under Section 12(g) of the Exchange Act, suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act and terminate the quotation of our common stock, we will no longer be obligated to file periodic reports with the SEC or furnish reports to our stockholders. See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders,” on pages 24-36 and “Special Factors — Termination of Exchange Act Registration” on page 36 in this Information Statement.

•	A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., a stockholder who owns fewer than twenty thousand five hundred (20,500) shares of common stock immediately prior to the Reverse Split), will be treated as having had its shares redeemed by the Company, which will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”) and, depending on a stockholder’s situation, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (a) first, as a taxable dividend to the extent of the Company’s accumulated earnings, (b) then, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares, and (c) finally, as gain from the sale or exchange of the redeemed shares. For those stockholders who retain our common stock immediately after the completion of the Reverse/Forward Stock Split, you will not recognize any gain or loss with respect to such shares for federal income tax purposes. See also the information under the caption “Special Factors — Material Federal Income Tax Consequences of the Reverse/Forward Stock Split” on pages 19-23 in this Information Statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse/Forward Stock Split in light of your own particular circumstances.

•	You are not entitled to appraisal rights under either our governance documents or the Delaware General Corporation Law in connection with the Reverse/Forward Stock Split. See also the information under the caption “Special Factors — Description of the Reverse/Forward Stock Split” on pages 37-38 in this Information Statement.

•	Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, our Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in our best interests and those of our stockholders. Our Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed, such as if we receive an offer from a third party to acquire the Company that represents a superior offer to our stockholders, if we experience a material change in our business or if litigation is initiated affecting our ability to proceed with the Reverse/Forward Stock Split. In the event our Board decides to abandon the Reverse/Forward Stock Split, we will file a Current Report on Form 8-K and issue a press release announcing the Board’s decision. See also the information under the captions “Special Factors — Financing of the Reverse/Forward Stock Split,” on page 39 “Special Factors — Structure of the Reverse/Forward Stock Split” on pages 23-24 and “Special Factors — Reservation of Rights” on page 36 in this Information Statement.

•	We have the financial resources to complete the Reverse/Forward Stock Split, the costs of which we anticipate to be approximately $27,000 (for the cash payment to be paid for the shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split), plus $135,000 (for legal fees, accounting fees and certain other fees incurred in connection with the Reverse/Forward Stock Split). However, if on the date immediately preceding the Effective Date, we believe that the cash required to pay for the Reverse/Forward Stock Split exceeds our reasonable estimate of the amount of cash necessary to consummate the

Reverse/Forward Stock Split, our Board reserves the right not to effect the Reverse/Forward Stock Split. If our Board decides to withdraw or modify the Reverse/Forward Stock Split, our Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations. See also the information under the captions “Special Factors — Financing of the Reverse/Forward Stock Split” on page 39 and “Special Factors — Reservation of Rights” on page 36 in this Information Statement.

•	ComVest is the controlling stockholder of the Company. In addition, each of Mr. Falk and Mr. Rodriguez, two of our board members, are affiliates of ComVest. The material facts as to each such director’s interest are known to or have been fully disclosed to each of the other members of the Company’s Board. For more detailed information concerning any conflict of interest of our Board or any filing person with respect to the Reverse/Forward Stock Split or concerning our relationship with any of our stockholders, please see also information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 46-49, “Certain Relationships and Related Transactions” on pages 45-54, “Special Factors-Effects of the Reverse/Forward Stock Split” on pages 15-17 and “Special Factors-Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 17-18 in this Information Statement.

•	In addition, the Reverse/Forward Stock Split will have a nominal effect on the percentage of beneficial ownership of each of our officers, directors and major stockholders, including ComVest, Philip T. Lavin, Ph.D., Cecilio Rodriguez and Michael Falk. For more detailed information concerning the names of our major stockholders who will remain after the Reverse/Forward Stock Split, current relationships between those stockholders and the Company or our affiliates and the number and percentage of post-split outstanding shares that each such stockholder will hold after the Reverse/Forward Stock Split, please see also information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 46-49, “Certain Relationships and Related Transactions” on pages 45-54, “Special Factors-Effects of the Reverse/Forward Stock Split” on pages 15-17 and “Special Factors-Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on pages 17-18 in this Information Statement.

QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT

The following questions and answers briefly address certain questions about the Reverse/Forward Stock Split that are not addressed in the “Summary of Terms of Reverse/Forward Stock Split.” They may not include all the information that is important to you and we urge you to read carefully this entire Information Statement.

Q:	What are some of the advantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split will have, among others, the following advantages:

• because the number of our stockholders will be less than three hundred (300), we will terminate the registration of our common stock under Section 12(g) of the Exchange Act, suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act and terminate the quotation of our common stock on the OTCBB, which will eliminate the significant tangible and intangible costs of being a public company. Because we would no longer have to incur external auditor fees, consulting and legal fees related to being a public company, including expenses related to compliance, planning, documentation and testing, in preparation for the internal controls audit imposed by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), we estimate annual tangible costs savings of approximately $805,000 (excluding costs to be incurred to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act) or $1,210,000 (including costs that we will ultimately be required to incur in order to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act), in each case before taxes. We may incur annual audit fees as a private company although the costs of such services have yet to be determined;

• we will be able to provide greater liquidity for the relatively large number of stockholders holding fewer than twenty thousand five hundred (20,500) shares where liquidity has been limited in the public market;

• we will be able to eliminate the obligation to publicly disclose sensitive, competitive business information;

• we will be able to achieve the overhead reduction associated with the Reverse/Forward Stock Split without negatively affecting our business operations;

• our management will be able to better focus on our business’s long-term goals and objectives; and

• the Forward Split will allow us to: (i) restore continuing stockholders to their original position prior to the Reverse Split; (ii) eliminate the need to replace stock certificates or cash out fractional shares held by continuing stockholders; and (iii) avoid the need to adjust the exercise price of any awards previously granted under the Company’s stock option plans.

See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 and “Special Factors — Procedural Fairness” on pages 33-35 in this Information Statement.

Q:	What are some of the disadvantages of the Reverse/Forward Stock Split?

A:	Our Board believes that the Reverse/Forward Stock Split will have, among others, the following disadvantages:

• stockholders owning less than twenty thousand five hundred (20,500) shares of common stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing; instead, they will be cashed out and will no longer be a stockholder and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

• the public market for shares of our common stock, where liquidity has been limited, could be greatly diminished;

• stockholders remaining following the Reverse/Forward Stock Split will no longer have readily available to them all of the information regarding our operations and results that is currently available in our filings with the SEC;

• the elimination of our common stock’s trading market may result in us having less flexibility in attracting and retaining executives and employees since equity-based incentives (such as stock options) tend not to be as valuable in a private company;

• the termination of our Exchange Act registration will make many of the provisions of the Exchange Act, such as certain short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting requirements under Section 13, no longer applicable to us;

• The Sarbanes-Oxley Act which imposes many additional rules and regulations on public companies that were designed to protect investors will no longer be applicable to us;

• we will be less likely to be able to use our shares to acquire other companies; and

• it will be more difficult for us to access the public equity markets.

See also the information under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Effects of the Reverse/Forward Stock Split” on pages 14-16, “Special Factors — Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on page 16 and “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement.

Q:	What are some of the reasons for terminating the registration of our common stock under the Exchange Act?

A:	Our Board believes that we currently derive no material benefit from our public company status. In addition to the related direct financial burden from being a public company, the thin trading market in our common stock has not provided the desired level of liquidity to our stockholders nor provided a meaningful incentive for our key employees. See also the information under the caption “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10 in this Information Statement.

Q:	What are some of the factors that our Board considered in approving the Reverse/Forward Stock Split?

A:	Our Board considered several factors in approving the Reverse/Forward Stock Split. Significantly, our Board considered the relative advantages and disadvantages discussed above and under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Strategic Alternatives Considered” on page 10, “Special Factors — Background and Timing of the Reverse/Forward Stock Split” on pages 11-14 and “Special Factors — Effects of the Reverse/Forward Stock Split” on pages 14-16 in this Information Statement. Our Board also considered other factors, including:

• the financial presentations and analyses of management regarding the Reverse/Forward Stock Split;

• the financial presentations and analyses of management and the Special Committee regarding the Reverse/Forward Stock Split and determination of the fair price per pre-Reverse Split share;

• the Board’s discussions and conclusions about the fairness of the price of One Cent ($0.01) per pre-Reverse Split share to be paid following the Reverse/Forward Stock Split to unaffiliated stockholders owning fewer than twenty thousand five hundred (20,500) shares;

• the recommendation of the Special Committee to the Board regarding the fairness of the Reverse/Forward Stock Split to our stockholders;

• the independent valuation report presented by the Valuation Consultant to the Special Committee;

• the projected tangible and intangible cost savings to us by terminating our public company status; and

• the benefit of the elimination of our obligations to publicly disclose sensitive, competitive business information.

See also the information under the captions “Special Factors — Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on

page 16, “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement and “Special Factors— Independent Valuation Report by Third Party Valuation Consultant” on pages 27-33 in this Information Statement.

Q:	How was the cash payment price of One Cent ($0.01) per pre-Reverse Split share determined?

A:	Our Board determined the cash payment price of $0.01 per share based on the recommendation of the Special Committee. In determining the cash payment price of One Cent ($0.01) per pre-Reverse Split share, our Board relied on: (i) the financial presentation and analyses of management and the Special Committee regarding the price per pre-Reverse Split share, including, without limitation, management’s historical market price analysis and current market price analysis; and (ii) the independent valuation report presented by the Valuation Consultant. See also the information under the caption “Special Factors — Fairness on the Reverse Stock Split to Stockholder” on pages 24-35 in this Information Statement.

Q:	What will the procedure and timing be to receive cash payments?

A:	When the Reverse/Forward Stock Split becomes effective, if you hold fewer than twenty thousand five hundred (20,500) shares of common stock, you will receive a cash payment of One Cent ($0.01) per pre-Reverse Split share. We are instructing our Exchange Agent not to cash out a stockholder owning at least twenty thousand five hundred (20,500) shares in the aggregate even if such holder holds such shares in multiple accounts each with less than twenty thousand five hundred (20,500). However, if you are such a stockholder, in order to ensure that you are not cashed out, please take action, or instruct your broker to take action, prior to the Effective Date, to consolidate your positions into one account. As soon as practicable after the Effective Date, you will be notified by the Exchange Agent in a letter of transmittal and asked to surrender your stock certificates to the Exchange Agent. You should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the stock certificates surrendered. Upon receipt of a properly completed letter of transmittal and your stock certificates by the Exchange Agent, you will receive your cash payment within approximately ten (10) business days. You will not receive any interest on the cash payments after the Effective Date. See also the information under the caption “Special Factors — Description of the Reverse/Forward Stock Split” on pages 37-38 and Special Factors — Exchange of Certificates for Cash Payment or Shares” on pages 38-39 in this Information Statement.

Q:	At what prices has the Company’s stock traded recently?

A:	Our common stock is traded on the OTCBB under the symbol “AVER.OB.” Prior to September 22, 2006, our common stock was quoted under the symbol “ITER.OB.” Prior to 2003, there was no trading market in our common stock. We have set forth below our high and low sales price information for the periods indicated, as reported by OTCBB. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions:

	High	Low

2009
Quarter ended September 30, 2009	$0.01	$0.0052
Quarter ended June 30, 2009	$0.02	$0.005
Quarter ended March 31, 2009	$0.08	$0.02
2008
Quarter ended December 31, 2008	$0.05	$0.01
Quarter ended September 30, 2008	$0.09	$0.02
Quarter ended June 30, 2008	$0.14	$0.06
Quarter ended March 31, 2008	$0.13	$0.05
2007
Quarter ended December 31, 2007	$0.18	$0.07
Quarter ended September 30, 2007	$0.18	$0.11
Quarter ended June 30, 2007	$0.25	$0.09
Quarter ended March 31, 2007	$0.21	$0.12

We have never paid any dividends on our common stock. We intend to retain our future earnings, if any, and do not anticipate paying cash dividends on our common stock in the foreseeable future. Restrictive debt covenants in our senior secured notes issued in October 2007, November 2007 and June 2008 preclude us from declaring dividends or other distributions on our common stock.

On September 3, 2009, the last trading day prior to the initial announcement of the Reverse/Forward Stock Split, our common stock’s closing price per share was $0.0086. On          , 2009, the last practicable trading day prior to the date of this Information Statement, our common stock’s closing bid as quoted on the OTCBB was $     .

See also the information under the caption “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement.

SPECIAL FACTORS

Reasons for and Purposes of the Reverse/Forward Stock Split

The primary purpose of the Reverse/Forward Stock Split is to reduce the number of holders of record of our common stock to fewer than three hundred (300), so that we can terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act. The Reverse/Forward Stock Split is expected to ultimately result in the elimination of the expenses related to our disclosure and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act, and is likely to decrease the administrative expense we incur in servicing a large number of record stockholders who own relatively small numbers of shares. The Reverse/Forward Stock Split is thus expected to enable our management and employees to devote more time and effort to our operations.

Our Board believes that the advantages of remaining public were primarily perceived to be: (i) increased liquidity to existing stockholders, (ii) increased access to equity markets for us to finance our growth, and (iii) the ability to use our capital stock more easily as consideration in acquisition transactions; however, we, and our stockholders, have been generally unable to realize any of these perceived benefits due to our historically low stock price, our small public float and the resulting illiquidity of our stock as well as an absence of any sustained interest from public institutional investors or securities research analysts.

Further, as we have grown with the acquisitions of Averion Inc. and more recently Hesperion AG, a corporation organized under the laws of Switzerland (“Hesperion”), which has historically prepared its financial statements in accordance with International Financial Reporting Standards (IFRS) as opposed to generally accepted accounting principles in the United States (GAAP), our accounting function has become increasingly complex, adding significantly to the accounting costs and financial burden of being a public company.

In addition, the obligation to file a report of our management as to the effectiveness of our internal controls, which is mandated by Section 404 of the Sarbanes-Oxley Act, has become applicable to us, and the obligation to file an attestation report of our independent registered public accounting firm on management’s assessment of the Company’s internal control over financial reporting will become applicable to us beginning in our fiscal year ending December 31, 2009. These obligations also will add significantly to the costs and financial burden of being a public company.

Our auditor estimates that adding the Section 404 attestation procedures to the annual audit process would cause our annual audit costs to increase approximately $105,000 per year. We also expect to incur an additional expense of approximately $175,000 annually in consulting fees and legal fees due to issues related to compliance with Section 404. We would also incur additional expenses annually of approximately $125,000 to retain additional personnel to handle the increased obligations resulting from compliance with Section 404. We also estimate that we will have to incur a one-time expense of approximately $175,000 for documentation and implementation of internal systems relating to preparation for compliance with Section 404, an additional one-time expense of approximately $350,000 for auditor expenses, and an additional one-time expense of approximately $150,000 for consulting and legal fees. We avoid these one-time expenses, which we estimate to be approximately $675,000, by ceasing to be a public reporting company and going private now. Further, since we have a limited number of executive personnel, the indirect costs associated with such compliance can also be significant relative to our overall expenses. Although there will be no direct monetary savings with respect to these indirect costs when the Reverse/Forward Stock Split is effected and we cease filing periodic reports with the SEC, the time currently devoted by management to our public company reporting obligations could be devoted to other purposes, such as operational concerns to further our business objectives and the interests of our stockholders.

Additionally, the Sarbanes-Oxley Act makes it difficult for us to attract and retain independent directors without increasing director compensation and obtaining additional directors and officers’ liability insurance.

Direct costs associated with compliance with the SEC’s public reporting requirements include, but are not limited to, auditing fees, consulting fees, legal fees, financial printer fees and miscellaneous clerical and other administrative expenses, such as word processing, conversion to EDGAR, telephone and fax charges associated with the preparation and filing of periodic reports, proxy materials and other reports and statements with the SEC. To comply with the various public company obligations and requirements, we incur an estimated $805,000 annually (this amount will likely increase to $1,210,000 once we are required to comply with the auditor attestation of management’s assessment of our internal controls obligation mandated by Section 404 of the Sarbanes-Oxley Act) before taxes in related expenses as follows:

Audit and Accounting	$350,000	$350,000
Legal Fees	100,000	100,000
Stockholder Expenses	150,000	150,000
D&O Insurance	80,000	80,000
Internal Control Compliance*	125,000	530,000

Total	$805,000	$1,210,000

*	Consists of costs associated with compliance with the Sarbanes-Oxley Act related to establishing and maintaining adequate internal controls and procedures for financial reporting, procedures to enable management to attest as to the effectiveness of these internal controls and our internal review and audit of our financial statements

The estimates set forth above are only estimates. The actual savings that we may realize may be higher or lower than the estimates set forth above. In light of our current size, opportunities and resources, our Board does not believe that such costs are justified. Therefore, our Board believes that it is in our best interests and those of our stockholders to eliminate the administrative, financial and additional accounting burdens associated with being a public company by consummating the Reverse/Forward Stock Split at this time rather than continue to subject us to these burdens.

In certain respects, being a public company has also resulted in us being at a competitive disadvantage with respect to our privately-held competitors. In our Board’s view, many of our competitors have a cost advantage in that they do not have the operating expenses associated with being a public company. Furthermore, our competitors, as well as the companies with whom we transact business, can use publicly disclosed information that we file under the Exchange Act to our detriment. Publicly available information about us can be readily analyzed by privately-held competitors and other companies rendering us at a competitive disadvantage in the marketplace. Conversely, we do not have access to similar information with respect to non-public rivals nor can we protect information about our business if we are mandated by federal securities laws to release such information on an annual or quarterly basis.

See also information under the caption “Special Factors — Strategic Alternatives Considered” on page 10 in this Information Statement for an additional description of the reasons why our Board approved the Reverse/Forward Stock Split instead of another alternative transaction structure.

The Reverse/Forward Stock Split will terminate the equity interests of approximately seven hundred twenty five (725) record holders of our common stock who each own fewer than twenty thousand five hundred (20,500) shares of our common stock. As a result, the Reverse/Forward Stock Split would provide small stockholders a beneficial mechanism to liquidate their equity interest at a fair price for their shares without having to pay brokerage commissions, particularly in light of the limited liquidity available to holders of our common stock.

We intend for the Reverse/Forward Stock Split to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as record holders. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees directly.

We presently have approximately eight hundred fifty (850) stockholders of record of our common stock, of which approximately seven hundred twenty five (725) each own fewer than twenty thousand five hundred (20,500) shares. In the aggregate, the shares held by these small holders comprise less than 1% of our outstanding capital stock. The administrative burden and cost to us of maintaining records in respect of these numerous small accounts and the associated cost of printing and mailing information to them is, in our Board’s view, excessive given our size. These expenditures result in no material benefit to us. The Reverse/Forward Stock Split will enable us to eliminate much of this cost.

When the Reverse/Forward Stock Split is consummated, stockholders owning fewer than twenty thousand five hundred (20,500) shares of our common stock will no longer have any equity interest and will not participate in any future earnings or any increases in the value of our assets or operations. The stockholders that will continue to have an equity interest in the Company after the Reverse/Forward Stock Split will own a security, the liquidity of which will be restricted. The share price offered by us to holders holding fewer than twenty thousand five hundred (20,500) shares of our common stock was recommended to our Board by the Special Committee and was not determined at arm’s length. See also information under the caption “Special Factors — Fairness of the Reverse/Forward Stock Split to Stockholders” on pages 24-36 in this Information Statement.

The Reverse/Forward Stock Split will: (i) cause us to cash out shares held by any stockholder holding fewer than twenty thousand five hundred (20,500) pre-Reverse Split shares, (ii) not cash out any shares held by any stockholder holding at least twenty thousand five hundred (20,500) pre-Reverse Split shares of common stock and (iii) change the percentage of common stock held by the remaining stockholders to 100%. However, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company. If stockholders take actions to: (i) reduce their holdings to under twenty thousand five hundred (20,500) shares; or (ii) increase their holdings to at least twenty thousand five hundred (20,500) shares prior to the proposed Effective Date, the Company may be forced to make further changes to the Reverse/Forward Stock Split ratio or to abandon the Reverse/Forward Stock Split entirely.

Strategic Alternatives Considered

In making the determination to proceed with the Reverse/Forward Stock Split, our Board considered two (2) other strategic alternatives. As discussed below, however, these other alternatives were ultimately rejected because our Board believed that the Reverse/Forward Stock Split would be the most cost effective approach in which to achieve the purposes described above and the alternative that would result in the best outcome for our stockholders. These alternatives were:

•	Merger. Our Board discussed the possibility of entering into a merger or other strategic business combination with a third party. We engaged Edgemont Advisors (“Edgemont”) as a financial advisor for this purpose. After a significant marketing effort, Edgemont identified only a single potential third party. After preliminary discussions with this third party and without receiving a formal offer, our Board concluded that the terms of the proposed transaction were not in the best interests of the Company, our stockholders or our debt holders.

•	Maintaining the status quo. Our Board also considered taking no action to reduce the number of our stockholders. However, due to the significant and increasing costs of being a public reporting company, and other considerations described herein, our Board believed that maintaining the status quo would be detrimental to all stockholders. We would continue to incur the expenses of being a public company without realizing the benefits of public company status.

Background and Timing of the Reverse/Forward Stock Split

In the days leading up to our regularly scheduled Board meeting held on February 27, 2008, ComVest, a holder of a majority of our common stock, indicated that it desired that the Company become private and requested that the Board explore the various alternatives of doing so.

At a regularly scheduled meeting of our Board held on February 27, 2008, the Board discussed the concerns of ComVest regarding the anticipated costs and expenses of maintaining our public company status in light of the recent Hesperion acquisition and the increased disclosure obligations that were becoming applicable to us under Section 404 of the Sarbanes-Oxley Act. The Board generally concurred that a going private transaction might be a desirable strategic alternative if it resulted in material cost savings and was fair to all of the Company’s stockholders. The Board then authorized management to consult with the Company’s outside counsel, Foley & Lardner LLP, as to various going private alternatives and the mechanics and timing of such a transaction.

Beginning in February, 2008, management and representatives of the Board consulted with Foley & Lardner LLP, to identify the possible going private transaction alternatives, as well as the legal and regulatory process required to complete such a transaction.

At a special meeting of the Board held on March 12, 2008, management and a representative of Foley & Lardner LLP advised the Board with respect to such alternatives as well as the legal and regulatory process required to complete such a transaction. The Board then explored the advantages and disadvantages of each of the following strategic alternatives: (i) a Reverse Split to reduce the number of stockholders to less than 300; and (ii) maintaining the status quo. The Board ultimately decided to pursue a possible going private transaction because our stockholders have been unable to take advantage of the perceived benefits of being a public reporting Company and because it concluded that we would benefit from future cost savings expected to be realized from the termination of our public company status.

In addition, at the special meeting of the Board held on March 12, 2008, in view of possible conflicts of interest involved with effecting the Reverse Split, our Board unanimously decided that it would be advisable to form a Special Committee comprised solely of non-employee, independent directors to analyze the appropriate Reverse Split ratio as well as the price per share to be paid for the shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse Split and to make a recommendation to the full Board as to the appropriate Reverse Split ratio and the price per share to be paid for the shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse/Forward Stock Split. At this meeting, the Special Committee was formed consisting of three (3) independent directors: Alastair McEwan, Robert Tucker, and James Powers. None of the directors serving on the Special Committee is employed by or affiliated with us, Philip T. Lavin, Ph.D., James H. McGuire or Michael Falk.

At the special meeting of the Board held on March 12, 2008, the members of the Special Committee advised management to prepare a financial analysis of the costs and expenses related to our public company reporting responsibilities and the costs of the Reverse Split and related repurchase of shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse Split, assuming a variety of Reverse Split ratios and to perform an analysis supporting a per share price to be paid for the repurchase of such shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse Split.

From March 12, 2008 to March 24, 2008, our management prepared an analysis of the estimated costs and benefits of proceeding with a going private transaction assuming the following potential Reverse Split ratios: 7,500 to 1, 10,000 to 1, 12,500 to 1 and 20,500 to 1. In addition, our management performed a financial analysis to enable it to present to our Special Committee a fair price per share to be paid for shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse Split.

The Special Committee held a meeting on March 24, 2008, at which a representative of Foley & Lardner LLP was present and available to address the questions and concerns of the Board. Members of management made a presentation related to the costs and benefits of the Reverse Split assuming a variety of Reverse Split ratios as well as a variety of valuation analyses to enable the Special Committee to determine a fair price for the shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse Split.

The Special Committee asked questions of management related to the assumptions underlying the various valuation analyses. In addition, the Special Committee discussed the desire to effect the Reverse Split at a ratio to ensure that following the transaction and taking into account anticipated future option and warrant exercises, stock certificates that will ultimately be held of record by current beneficial holders, as well as stock sales and transfers, the Company could be reasonably assured that the number of record holders would not increase to 300 which would once again subject the Company to the reporting requirements of the Exchange Act. The Special Committee then instructed management to obtain all the information necessary to form that analysis and to report back to the Special Committee once it had done so.

The Special Committee held a meeting on April 8, 2008, at which a representative of Foley & Lardner LLP was present and available to address the questions and concerns of the Board. At this meeting, management revised its presentation related to an appropriate Reverse Split ratio. In addition, at this meeting, the Special Committee also considered the Reverse/Forward Stock Split structure. The Special Committee asked questions and discussed the advantages and disadvantages of the Reverse/Forward Stock Split structure as compared to the Reverse Split only and ultimately concluded to recommend the Reverse/Forward Stock Split to the Board. The Special Committee determined that it was in the best interests of the Company to effect the Forward Split, at the same ratio as the Reverse Split, immediately following the Reverse Split, for the purposes of: (i) restoring continuing stockholders to their original position prior to the Reverse Split; (ii) eliminating the need to replace stock certificates or cash out fractional shares held by continuing stockholders; and (iii) avoiding the need to adjust the exercise price of any awards previously granted under the Company’s stock option plans. The Special Committee then instructed management to obtain additional information related to the holdings of the objecting beneficial owners of the Company’s common stock in order to propose a final Reverse/Forward Stock Split ratio. At this meeting, the Special Committee did not discuss any other alternatives other than the Reverse Split and the Reverse/Forward Stock Split.

At a special meeting of the Board held on May 28, 2008, the Board determined that it was in the best interests of the Company and its stockholders to suspend discussion of the Reverse/Forward Stock Split and to take no further action towards completing the Reverse/Forward Stock Split at such time in order to explore a strategy of seeking a potential business combination with a third party and to allow the business time to improve in order to enable the Company and its stockholders to realize the perceived benefits of being a public reporting Company.

On October 31, 2008, the Board engaged Edgemont as the Company’s financial advisor to explore a possible merger with or sale of the Company to a third party.

For the remainder of 2008 and during the first and second quarters of 2009, management and the Board, with the assistance of Edgemont, discussed the possibility of entering into a merger with or a sale of the Company to a third party. After a significant marketing effort, Edgemont identified only a single potential third party. After preliminary discussions with this third party and without receiving a formal offer, our Board concluded that the terms of the proposed transaction were not in the best interests of the Company, our stockholders or our debt holders.

Because we did not enter into a business combination transaction with a third party and because we and our stockholders continued to be unable to take advantage of the perceived benefits of being a public reporting Company, in June 2009, ComVest again requested that the Board and the Company analyze a going private transaction as a desirable strategic alternative if it would result in material cost savings and was fair to all of the Company’s stockholders and debt holders. At a regularly scheduled meeting of our Board held on June 29, 2009, the Board reconvened the Special Committee to revisit analyzing an appropriate Reverse/Forward Stock Split ratio as well as the price to be paid for shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse/Forward Stock Split and to make a recommendation to the full Board as to the appropriate Reverse/Forward Stock Split ratio and price to be paid for shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse/Forward Stock Split.

On July 14, 2009, the Board terminated Edgemont’s engagement as the Company’s financial advisor.

At a Special Committee meeting held on July 31, 2009, the Special Committee reconvened to analyze and discuss a going private transaction. A representative from Foley & Larder LLP was present and available during the meeting to address the questions and concerns of the Special Committee. After discussion, the Special Committee instructed management to prepare materials to reconfirm that its prior analyses related to the Reverse/Forward Stock Split ratio were still accurate and to re-perform various valuation analyses to assist the Special Committee in determining a price per share to be paid for the shares to be cashed out as a result of the Reverse/Forward Stock Split. At the meeting, the Special Committee also ratified management’s engagement of the Valuation Consultant to conduct an independent valuation of the Company’s common stock to assist the Special Committee in determining the fairness of the price to be paid for shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse/Forward Stock Split.

From July 31, 2009 through August 24, 2009, management conducted the relevant analyses and assisted the Valuation Consultant in its due diligence investigation of the Company’s assets and operations to prepare a third party independent valuation report of the Company.

At a Special Committee meeting held on August 24, 2009, the Valuation Consultant delivered its independent valuation report and an analysis of the valuation methods used in preparing the valuation report. The representatives of the Valuation Consultant informed the Special Committee that, based upon the assumptions and methodologies relied upon in preparing its valuation report, it had concluded that the Company’s common stock currently had no value. After the Valuation Consultant’s presentation, management made a financial presentation to the Special Committee regarding an appropriate Reverse/Forward Stock Split ratio as well as the price to be paid for shares of our common stock held by stockholders that are to be cashed out as a result of the Reverse/Forward Stock Split. After a full discussion and based on the Valuation Consultant and managements financial reports, the Special Committee adopted management’s financial analyses as its own and determined to recommend to the full Board a Reverse/Forward Stock Split ratio of 20,500-to-1, which was the result of calculations intended to determine how many stockholders needed to be cashed out to reduce the number of our stockholders to less than three hundred (300), and a price per pre-Reverse Split share of One Cent ($0.01) to be paid for each share of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. In doing so, each of the Special Committee members reviewed the information set forth below under “Special Factors — Fairness of the Reverse/Forward Stock Split” on pages 24-36 in this Information Statement. The per share price of One Cent ($0.01) was selected by the Special Committee because it was within the range of recent historical stock prices of our common stock and was not materially in excess of the value attributed to our common stock by the Valuation Consultant.

At a duly convened meeting of our Board on August 27, 2009, the Special Committee presented its findings and the Valuation Consultant’s valuation report to the Board and recommended to the Board that it approve the Reverse/Forward Stock Split ratio of 20,500 to 1 and the pre-Reverse Split price per share of One Cent ($0.01) to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. All directors were present at the meeting. Each of Mr. Falk and Mr. Rodriguez is an affiliate of ComVest, and the material facts as to each such director’s interest are known to or have been fully disclosed to each of the other members of the Company’s Board. In addition, a representative from Foley & Larder LLP was present and available during the meeting to address the questions and concerns of the Board.

Our Board reviewed the Special Committee’s findings and recommendations, as well as management’s pricing analysis and study of the Reverse/Forward Stock Split. Our Board then asked the Special Committee and management questions and received answers regarding the Reverse/Forward Stock Split, the Reverse/Forward Stock Split ratio and the per pre-Reverse Split share price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. After consideration and discussion, the Board adopted the financial analyses of management as its own and adopted the Special Committee’s recommendation regarding the Reverse/Forward Stock Split ratio and the price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split.

At this meeting, our Board also determined that the purpose of the Reverse/Forward Stock Split was to reduce the number of our stockholders to below 300, thereby permitting us to proceed with the termination of our public reporting obligations and to continue future operations as a private company and thereby relieving us of the substantial costs, administrative burdens and certain competitive disadvantages associated with our operating as a public reporting company. In addition, the Board concluded that the advantages of the Reverse/Forward Stock Split to our unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse/Forward Stock Split) outweighed the disadvantages, and that the Reverse/Forward Stock Split was substantively and procedurally fair and in the best interests of both us and our unaffiliated stockholders. The Board also determined that it would be in the Company’s best interests to effect the Forward Split, at the same ratio as the Reverse Split immediately following the Reverse Split, for the purposes of: (i) restoring continuing stockholders to their original position prior to the Reverse Split; (ii) eliminating the need to replace stock certificates or cash out fractional shares held by continuing stockholders; and (iii) avoiding the need to adjust the exercise price of any awards previously granted under the Company’s stock option plans or warrants previously issued by us.

The Board then approved the Reverse/Forward Stock Split and the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, subject to the filing of any and all necessary documentation with the SEC, including this preliminary Information Statement and related Schedule 13E-3.

Effects of the Reverse/Forward Stock Split

The Reverse/Forward Stock Split will reduce the number of record stockholders of our common stock from approximately eight hundred fifty (850) to approximately one hundred twenty five (125).

Termination of the registration of our common stock Section 12(g) of the Exchange Act and suspension of our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act would substantially reduce the information required to be furnished by us to our stockholders and to the SEC. Additionally, certain provisions of the Exchange Act would no longer apply, such as the short-swing profit recovery provisions of Section 16(b).

For a total expenditure by us of approximately $135,000 in transaction costs (including legal, accounting and other fees and costs) and approximately $27,000 in purchase costs for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split, we will realize an estimated minimum of $805,000 (this number will likely increase to $1,210,000 once we are obligated to comply with the requirement to file our outside auditors attestation as to management’s report as to the effectiveness of our internal controls mandated by Section 404 of the Sarbanes-Oxley Act) in cost savings on an annual basis by terminating our public company status. We intend to apply for termination of the registration of our common stock under Section 12(g) of the Exchange Act and suspension of our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act as soon as practicable following completion of the Reverse/Forward Stock Split. However, our Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in our best interests and those of our stockholders.

The effect of the Reverse/Forward Stock Split on each stockholder will depend on the number of shares that such stockholder owns, as summarized in the table below. See also information under the caption “Special Factors — Structure of the Reverse/Forward Stock Split” on pages 23-24 in this Information Statement for additional information with respect to the effect of the Reverse/Forward Stock Split on each stockholder.

Decrease in book value.  Because the Company is paying non-remaining stockholders more than the current book value per share, the book value per share for remaining stockholders will decrease after the Reverse/Forward Stock Split. The total cost to the Company, including expenses, of effecting the Reverse/Forward Stock Split is expected to be approximately $162,000. Our net book value was approximately $4.0 million, or $0.0063 per share at June 30, 2009. As a result of the Reverse/Forward Stock Split, the book value per share of common stock will be decreased by 4.5% to $0.0066 per share on a pro forma basis.

As a result of the Reverse/Forward Stock Split, the interest in our net book value and net earnings (or losses) by affiliated parties will be increased by approximately 0.6%. This includes the benefit of our future earnings or increases to our value. Affiliated parties will bear a higher risk of our future losses or decreases to our value. The effect of the Reverse/Forward Stock Split will be to increase the ownership interest of affiliated parties from approximately 71.6% (after giving effect to the exercise of all of the affiliates’ outstanding options and warrants) to 71.9%.

Stockholders Before Completion of	Net Effect After Completion of the
the Reverse/Forward Stock Split	Reverse/Forward Stock Spilt

Registered stockholders holding twenty thousand five hundred (20,500) or more shares of common stock.	The percentage of beneficial ownership of each of the remaining stockholders of the Company will be slightly increased. Based on an assumed cash-out of approximately 2,700,000 shares, the aggregate percentage ownership of all stockholders remaining after the Reverse/Forward Stock Split will increase by less than 1%.
Registered stockholders holding fewer than twenty thousand five hundred (20,500) shares of common stock.	Each share will be converted into the right to receive cash at a price of One Cent ($0.01) per pre-Reverse Split share.
Stockholders holding common stock in street name through a nominee (such as a bank or broker).	We intend for the Reverse/Forward Stock Split to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered on the books of the Company in their own names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name are urged to contact their nominees. A stockholder holding fewer than twenty thousand five hundred (20,500) shares of common stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name prior to the Effective Date to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than twenty thousand five hundred (20,500) shares of Common Stock in street name through a nominee who does not transfer such stockholder’s shares into a record account prior to the Effective Date may not have his, her or its shares cashed out as a result of the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of twenty thousand five hundred (20,500) or more shares of common stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions to the Exchange Agent prior to the Effective Date.

All of our affiliated stockholders and a number of our unaffiliated stockholders will remain stockholders after the Reverse/Forward Stock Split by virtue of the size of their holdings. Nevertheless, we believe that the Reverse/Forward Stock Split is substantively and procedurally fair to our unaffiliated stockholders who are entitled to receive a cash payment of One Cent ($0.01) per pre-Reverse Split share. Each member of our

Board, including all independent directors, approved the Reverse/Forward Stock Split based on the recommendation of our Special Committee as to the Reverse/Forward Stock Split ratio and the price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. In addition, in making this determination, we considered other factors such as the substantive features and procedural safeguards of the Reverse/Forward Stock Split, the fact that all unaffiliated stockholders will have the option to remain stockholders (by purchasing additional shares prior to the Effective Date), the fairness of the price offered to all stockholders based on current and historical stock prices, our net book value and the Valuation Consultant’s valuation report.

Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders

Stockholders owning fewer than twenty thousand five hundred (20,500) shares of our common stock immediately prior to the effective time of the Reverse/Forward Stock Split will, after the Reverse/Forward Stock Split takes place, no longer have any equity interest in us and therefore will not participate in our future potential earnings or growth. It is estimated that all but approximately one hundred twenty five (125) stockholders of record of our common stock will be fully cashed out in the Reverse/Forward Stock Split. It will not be possible for cashed out stockholders to re-acquire an equity interest in us unless they purchase an interest from the remaining stockholders.

The Reverse/Forward Stock Split will require stockholders who own less than twenty thousand five hundred (20,500) shares of our common stock to involuntarily surrender their shares for cash. These stockholders will not have the ability to continue to hold their shares. The ownership interest of certain stockholders will be terminated as a result of the Reverse/Forward Stock Split, but our Board concluded that the completion of the Reverse/Forward Stock Split will be an overall benefit to these stockholders because of the liquidity provided by the transaction at a fair price to such stockholders.

The Reverse/Forward Stock Split will have a nominal effect on the percentage of beneficial ownership of each of our officers, directors and major stockholders, including Philip T. Lavin, Ph.D., ComVest and Michael Falk. See also information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 45-46 in this Information Statement.

Potential disadvantages to our stockholders who will remain as stockholders after the Reverse/Forward Stock Split include decreased access to information and decreased liquidity as a result of the termination of the quotation of our common stock on the OTCBB. Upon consummation of the Reverse/Forward Stock Split, stockholders may no longer have the alternative of selling their shares of our common stock in the public market, and there may be no effective trading market for our common stock. Any stockholder desiring to sell his or her shares may have a difficult time finding a buyer. This illiquidity may reduce the price a buyer is willing to pay for shares of our common stock. We anticipate that the public market for shares of our common stock will be substantially reduced or eliminated altogether. Following the Reverse/Forward Stock Split, our common stock will no longer be quoted on the OTCBB, which is a quotation service that displays real time quotes, last sales price and volume information for over-the-counter securities. For this reason, stockholders will experience a loss of liquidity after the Reverse/Forward Stock Split and may be required to hold their shares of common stock for an indefinite period of time. We do not have any present plans to sell our assets or enter into any other transaction that would provide liquidity for our shares. However, we may explore from time to time various methods to provide liquidity to stockholders.

When the Reverse/Forward Stock Split is effected, we intend to terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act. As a result of the termination and suspension, we will no longer be subject to the periodic reporting requirements or the proxy rules of the Exchange Act. Upon terminating our public reporting, we will no longer file, among other things, annual or quarterly reports with the SEC. We will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act. In addition, our officers will no longer be required to certify the accuracy of our financial statements. Updated information regarding our business, results of operations and financial condition, like the information that is currently available to the general public and our investors, will not be available once we terminate our public reporting.

Effect of the Reverse/Forward Stock Split on Option Holders

Regardless of whether an outstanding stock option provides a right to purchase less than, equal to or greater than twenty thousand five hundred (20,500) shares, the number of shares underlying each such outstanding stock option, granted under our 2005 Equity Incentive Plan (the “Plan”), will not change as a result of the Reverse/Forward Stock Split. Our Compensation Committee, as administrator of the Plan, has determined that no adjustment to the outstanding stock options is necessary or appropriate in connection with the Reverse/Forward Stock Split. Because of the symmetry of the one (1) to twenty thousand five hundred (20,500) Reverse Split and the twenty thousand five hundred (20,500) to one (1) Forward Split, our Board has determined, based on recommendation from the Compensation Committee, that the Reverse/Forward Stock Split will not cause dilution or enlargement of the benefits intended by the Company to be made available under the Plan or with respect to any outstanding stock options.

Effect of the Reverse/Forward Stock Split on Warrant Holders

Regardless of whether an outstanding warrant provides a right to purchase less than, equal to or greater than twenty thousand five hundred (20,500) shares, the number of shares underlying each such outstanding warrant, will not change as a result of the Reverse/Forward Stock Split. The Board has determined that no adjustment to the outstanding warrants is necessary or appropriate in connection with the Reverse/Forward Stock Split. Because of the symmetry of the one (1) to twenty thousand five hundred (20,500) Reverse Split and the twenty thousand five hundred (20,500) to one (1) Forward Split, our Board has determined that the Reverse/Forward Stock Split will not cause dilution or enlargement of the benefits intended by the Company with respect to any outstanding warrants.

Financial Effect and Accounting Consequences of the Reverse/Forward Stock Split

Completion of the Reverse/Forward Stock Split will require approximately $162,000, which includes $135,000 for legal, accounting and other fees and costs related to the transaction and approximately $27,000 in purchase costs for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. The payments to holders of fewer than twenty thousand five hundred (20,500) shares of our common stock will be paid out of our working capital. See also the information under the caption “Special Factors — Financing of the Reverse/Forward Stock Split” on page 39 in this Information Statement.

Based upon analysis of the share ownership distribution among our stockholders, our Board chose to limit the scope of the Reverse/Forward Stock Split to twenty thousand five hundred (20,500) to one (1) because this was an efficient way to reduce the number of our record holders to below three hundred (300) requiring us to pay to stockholders being cashed pursuant to the Reverse/Forward Stock Split, an aggregate of, approximately, $27,000.

The impact of the Reverse/Forward Stock Split on: (i) the weighted average shares outstanding; (ii) the earnings per share (iii) the shares of common stock issued and outstanding; and (iv) the net book value per share for the years ended December 31, 2007 and December 31, 2008 and for the three and six months ended June 30, 2008 and June 30, 2009 are set forth in the tables below (In millions, except per share amounts).

	Year Ending December 31,
	2008			2007
	As		As	As		As
	Reported	Adjustments(1)	Adjusted	Reported	Adjustments(1)	Adjusted

Income Statement Data:
Net sales	$66.3	$—	$66.3	$34.8	$—	$34.8
Loss from Operations	31.8	—	31.8	2.2	—	2.2
Net loss	37.4	—	37.4	5.3	—	5.3
Net Loss Available to Common Shareholders	37.4	—	37.4	5.3	—	5.3
Basic & Diluted weighted average shares outstanding	630.4	2.7	627.7	519.4	2.7	516.7
Basic & Diluted net loss per share	$0.06	$0.00	$0.06	$0.01	$0.00	$0.01

	As of December 31,
	2008			2007
	As		As	As		As
	Reported	Adjustments(1)	Adjusted	Reported	Adjustments(1)	Adjusted

Balance Sheet Data
Total Stockholders Equity (Deficit)	$(0.8)	$0.0	$(0.8)	$34.9	$0.0	$34.9
Common Shares issued and outstanding	634.97	2.70	632.27	625.6	2.7	622.9
Book Value per share (Deficit)	$0.00	$0.00	$0.00	$0.06	$0.00	$0.06
Ratio of Earnings to Fixed Charges(2)	—	—	—	—	—	—

(1)	Reflects the impact of the Reverse/Forward Stock Split.

(2)	The ratio of earnings to fixed charges are not meaningful since earnings available for fixed charges is negative. The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.00 amounted to approximately $38.7 million and $3.6 million for the periods ended December 31, 2008 and 2007, respectively.

	For the Three(3) Months Ending June 30,
	2009			2008
	As		As	As		As
	Reported	Adjustments(1)	Adjusted	Reported	Adjustments(1)	Adjusted

Income Statement Data:
Net sales	$15.9	$—	$159	$18.7	$—	$18.7
Income (Loss) from Operations	1.2	—	1.2	1.0	—	1.0
Net Income (loss)	(1.2)	—	(1.2)	(0.6)	—	(0.6)
Net Income (Loss) Available to Common Shareholders	(1.2)	—	(1.2)	(0.6)	—	(0.6)
Basic & Diluted weighted average shares outstanding	639.26	2.70	636.56	625.80	2.70	623.10
Basic & Diluted net income (loss) per share	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Reflects the impact of the Reverse/Forward Stock Split.

	For the Six(6) Months Ending June 30,
	2009			2008
	As		As	As		As
	Reported	Adjustments(1)	Adjusted	Reported	Adjustments(1)	Adjusted

Income Statement Data:
Net sales	$31.6	$—	$31.6	$34.4	$—	$34.4
Income from Operations	1.9	—	1.9	—	—	—
Net loss	(2.1)	—	(2.1)	(3.3)	—	(3.3)
Net Loss Available to Common Shareholders	(2.1)	—	(2.1)	(3.3)	—	(3.3)
Basic & Diluted weighted average shares outstanding	639.23	2.70	636.53	625.72	2.70	623.02
Basic & Diluted net loss per share	$0.00	$0.00	$0.00	$0.01	$0.00	$0.01

	As of June 30,
	2009			2008
	As		As	As		As
	Reported	Adjustments(1)	Adjusted	Reported	Adjustments(1)	Adjusted

Balance Sheet Data
Total Stockholders Equity (Deficit)	$(2.5)	$0.0	$(2.5)	$32.5	$0.0	$32.5
Common Shares issued and outstanding	639.26	2.70	636.56	635.02	2.70	632.32
Book Value per share (Deficit)	$0	$0.00	$0.00	$0.05	$0.00	$0.05
Ratio of Earnings to Fixed Charges(2)	0.49	0.00	0.49	0.13	0.00	0.13

(1)	Reflects the impact of the Reverse/Forward Stock Split.

(2)	The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of 1.00 amounted to approximately $1.9 million and $3.3 million for the 6 month periods ended June 30, 2009 and 2008, respectively.

Material Federal Income Tax Consequences of the Reverse/Forward Stock Split

The following is a summary of the material United States federal income tax consequences of the Reverse/Forward Stock Split, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to a stockholder’s particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent (5%) of our Company (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors with respect to the United States federal income and other tax consequences of the Reverse/Forward Stock Split.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE/FORWARD STOCK SPLIT OR THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Averion International Corp.

We will not recognize taxable income, gain or loss in connection with the Reverse/Forward Stock Split. At December 31, 2008, we have federal and state net operating loss (NOL) carry forwards of approximately $13.5 million, which may be available to reduce future income tax liabilities, and which expire at various dates through 2028. Under Section 382 of the Code, the utilization of net operating loss carry forwards is limited under the change in stock ownership rules of the Code. As a result of the proposed ownership changes, the surviving company and the remaining stockholders will be beneficiaries of these net operating loss carry-forwards. Future ownership changes could limit the utilization of any net operating loss carry forwards and the ability to benefit from them is predicated on our ability to produce net income prior to the expiration of these benefits. Due to the uncertainty of future income estimates, it is likely that these net operating loss carry forwards will not be fully utilized.

Stockholders

The federal income tax consequences of the Reverse/Forward Stock Split for our stockholders will differ depending on the number of shares of pre-Reverse Split common stock owned and, in some cases, constructively owned by such stockholders. As set forth in more detail below, stockholders who own at least twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock will retain their shares and will not recognize any gain, loss or dividend income as a result of the Reverse/Forward Stock Split. Stockholders who own fewer than twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock will receive cash, the treatment of which will depend on whether the constructive ownership rules described below are applicable. If such constructive ownership rules do not apply, a stockholder who owns fewer than twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock generally will recognize gain or loss upon the sale or exchange of the pre-Reverse Split common stock. If such constructive ownership rules apply, the stockholder may be required to treat any cash received as a dividend distribution rather than as gain or loss from a sale or exchange, as more fully described below. The differences in tax consequences to the stockholders do not depend on whether a stockholder is an affiliate of the Company, has voted to approve the Reverse/Forward Stock Split or is an unaffiliated stockholder. With respect to the Company, as described above, the Company will not recognize any income, gain or loss in connection with the Reverse/Forward Stock Split. Neither the differences in tax consequences between stockholders who hold at least twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock and stockholders who own fewer than twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock nor the differences in tax consequences between the stockholders and the Company were reasons for the Company to undertake the Reverse/Forward Stock Split in this form at this time.

Stockholders Who Receive Shares of Post-Reverse/Forward Stock Split Common Stock

A stockholder who retains shares of post-Reverse/Forward Stock Split common stock in the transaction (i.e., a stockholder who owns at least twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock) will not recognize gain or loss or dividend income as a result of the Reverse/Forward Stock Split, and the tax basis (as adjusted for the Reverse/Forward Stock Split) and holding period of such stockholder in shares of pre-Reverse Split common stock will carry over as the tax basis and holding period of such stockholder’s shares of post-Reverse/Forward Stock Split common stock.

Stockholders Who Receive Cash

A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., a stockholder that owns fewer than twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock) will be treated as having such shares redeemed in a taxable transaction governed by Section 302 of the Code and, depending on a stockholder’s situation, the transaction will be taxed as either:

•	a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

•	a cash distribution which is treated: (i) first, as a taxable dividend to the extent of allocable earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss. Capital gain or loss recognized will be long-term if the stockholder’s holding period with respect to the common stock surrendered is more than one year at the time of the Reverse/Forward Stock Split. A corporate taxpayer (other than an S corporation) may be allowed a dividends received deduction subject to applicable limitations and other special rules. If the stockholder is an individual, long-term capital gain and dividend income should generally be subject to United States federal income tax at a maximum rate of 10%. In general, dividends are taxed at ordinary income rates. However, stockholders may qualify for a 15% federal income tax rate on any cash received in the Reverse/Forward Stock Split that is treated as a dividend as described above, if: (i) the stockholder is an individual or other non-corporate stockholder, (ii) the stockholder has held the common stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the Reverse/Forward Stock Split, as determined under the Code, and (iii) the stockholder was not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. Stockholders should consult with their own tax advisors regarding their eligibility for such lower tax rates on dividend income.

The deductibility of capital loss is subject to limitations. In general, capital losses of individuals and other non-corporate taxpayers may be used to offset other capital gains for the taxable year, plus up to $3,000 of the taxpayer’s ordinary income for such year. In general, the unused portion of such loss may be carried forward indefinitely but may not be carried back. Corporations are only permitted to apply capital losses against capital gains and have a limited period to which such losses can be carried back or forward.

Under Section 302 of the Code, a redemption of shares from a stockholder as part of the Reverse/Forward Stock Split will be treated as a sale or exchange of the redeemed shares if:

•	the Reverse/Forward Stock Split results in a “complete termination” of such stockholder’s interest in the Company;

•	the receipt of cash is “substantially disproportionate” with respect to the stockholder; or

•	the receipt of cash is “not essentially equivalent to a dividend” with respect to the stockholder.

These three tests are applied by taking into account not only shares that a stockholder actually owns, but also shares that the stockholder constructively owns pursuant to Section 318 of the Code. Under the constructive ownership rules of Section 318 of the Code, a stockholder is deemed to constructively own shares owned by certain related individuals and entities in which the stockholder has an interest in addition to shares directly owned by the stockholder. For example, an individual stockholder is considered to own shares owned by or for his or her spouse and his or her children, grandchildren and parents (“family attribution”). In addition, a stockholder is considered to own a proportionate number of shares owned by estates or certain trusts in which the stockholder has a beneficial interest, by partnerships in which the stockholder is a partner, and by corporations in which 50% or more in value of the stock is owned directly or indirectly by or for such stockholder. Similarly, shares directly or indirectly owned by beneficiaries of estates of certain trusts, by partners of partnerships and, under certain circumstances, by stockholders of corporations may be considered owned by these entities (“entity attribution”). A stockholder is also deemed to own shares which the stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security. Constructively owned shares may be reattributed to another taxpayer. For example, shares attributed to one taxpayer as a result of entity attribution may be attributed from that taxpayer to another taxpayer through family attribution.

A stockholder who receives cash in the Reverse/Forward Stock Split (i.e., owns fewer than twenty thousand five hundred (20,500) shares of pre-Reverse Split common stock) and does not constructively own any shares of post-Reverse/Forward Stock Split common stock will have his or her interest in the Company completely terminated by the Reverse/Forward Stock Split and will therefore receive sale or exchange treatment on his or her pre-Reverse Split common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his or her shares of pre-Reverse Split common stock.

A stockholder who receives cash in the Reverse/Forward Stock Split and would only constructively own shares of post-Reverse/Forward Stock Split common stock as a result of family attribution may be able to avoid constructive ownership of the shares of post-Reverse/Forward Stock Split common stock by waiving family attribution and, thus, be treated as having had his or her interest in the Company completely terminated by the Reverse/Forward Stock Split. Among other things, waiving family attribution requires: (i) that the stockholder have no interest in the Company (including as an officer, director, employee or stockholder) other than an interest as a creditor and does not acquire such an interest during the ten-year period immediately following the Reverse/Forward Stock Split other than stock acquired by bequest or inheritance; and (ii) including an election to waive family attribution in the stockholder’s tax return for the year in which the Reverse/Forward Stock Split occurs.

A stockholder who receives cash in the Reverse/Forward Stock Split and immediately after the Reverse/Forward Stock Split constructively owns shares of post-Reverse/Forward Stock Split common stock must compare: (i) his, her or its percentage ownership immediately before the Reverse/Forward Stock Split (i.e., the number of voting shares actually or constructively owned by him, her or it immediately before the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately before the Reverse/Forward Stock Split) with (ii) his, her or its percentage ownership immediately after the Reverse/Forward Stock Split (i.e., the number of voting shares constructively owned by his, her or it immediately after the Reverse/Forward Stock Split divided by the number of voting shares outstanding immediately after the Reverse/Forward Stock Split).

If the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than 80% of the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash is “substantially disproportionate” with respect to the stockholder, and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-Reverse Split common stock exchanged for cash.

If the receipt of cash by a stockholder fails to constitute an “exchange” under the “substantially disproportionate” test or the “complete termination” test, the receipt of cash may constitute an “exchange” under the “not essentially equivalent to a dividend” test. The receipt of cash by a stockholder will be “not essentially equivalent to a dividend” if the transaction results in a “meaningful reduction” of the stockholder’s proportionate interest in the Company. If: (i) the stockholder exercises no control over the affairs of the Company (e.g., is not an officer, director or high ranking employee), (ii) the stockholder’s relative stock interest in the Company is minimal, and (iii) the stockholder’s post-Reverse/Forward Stock Split ownership percentage is less than the stockholder’s pre-Reverse/Forward Stock Split ownership percentage, the receipt of cash will generally not be essentially equivalent to a dividend with respect to the stockholder and the stockholder will, therefore, receive sale or exchange treatment on the portion of his, her or its shares of pre-Reverse Split common stock exchanged for cash in lieu of fractional shares.

In all other cases, cash received by a stockholder who immediately after the Reverse/Forward Stock Split constructively owns shares of post-Reverse/Forward Stock Split common stock will be treated: (i) first, as a taxable dividend to the extent of allocable current or accumulated earnings and profits, if any; (ii) second, as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares; and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Backup Tax Withholding

We are required to furnish to the holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding at the rate of 28% with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you: (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Structure of the Reverse/Forward Stock Split

The Reverse/Forward Stock Split includes both the Reverse Split and Forward Split of our common stock. The Reverse Split is expected to occur on the Effective Date, which will be approximately 20 calendar days following the date this Information Statement is first mailed to our stockholders and the Forward Split is expected to occur immediately thereafter. Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, the Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in the best interests of the Company. Our Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed, such as if we receive an offer from a third party to acquire the Company that represents a superior offer to our stockholders, if we experience a material change in our business or if litigation is initiated affecting our ability to proceed with the Reverse/Forward Stock Split. In the event our Board decides to abandon the Reverse/Forward Stock Split, we will file a Current Report on Form 8-K and issue a press release announcing the Board’s decision.

The Reverse/Forward Stock Split will not impact any holders of outstanding stock options or warrants to purchase shares of our common stock.

Upon consummation of the Reverse Split, each registered stockholder on the Effective Date will receive one (1) share of common stock for each twenty thousand five hundred (20,500) shares of common stock held in his, her or its account immediately prior to the effective time of the Reverse Split. In connection with the Reverse Split, the Company shall not issue fractional shares to holders of less than twenty thousand five hundred (20,500) shares of common stock. Any registered stockholder who holds fewer than twenty thousand five hundred (20,500) shares of common stock in his, her or its account immediately prior to the effective time of the Reverse Split will receive a cash payment of One Cent ($0.01) per pre-Reverse Split share instead of fractional shares. If a registered stockholder holds at least twenty thousand five hundred (20,500) shares of common stock in his, her or its account, any fractional share in such account immediately after the Reverse Split will not be cashed out after the Reverse Split but will be subject to the Forward Split such that the total number of shares held by such holder will not change as a result of the Reverse/Forward Stock Split. Such holders will not need to exchange or return any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates.

Immediately following the Reverse Split, in connection with the Forward Split, each share of common stock then issued and outstanding, including fractional shares of common stock then held by holders who held twenty thousand five hundred (20,500) or more shares of common stock immediately prior to the Reverse Split, shall, without any further action on the part of the Company or any stockholder, be reclassified as and converted into shares of common stock at a ratio of one (1) to twenty thousand five hundred (20,500), such that each such stockholder shall hold at the effective time of the Forward Split the same number of shares of common stock that such stockholder held immediately prior to the Reverse Split.

The determination of the one (1) to twenty thousand five hundred (20,500) Reverse/Forward Stock Split ratio was based on the Company’s intention to reduce the number of record stockholders remaining after the Reverse Split to fewer than 300, in light of the Company’s intention to terminate its registration with the SEC. The Reverse/Forward Stock Split ratio was determined in order to ensure that following the transaction and taking into account anticipated future option and warrant exercises, stock certificates that will ultimately be held of record by current beneficial holders, as well as stock sales and transfers, the Company could be reasonably assured that the number of record holders would not increase to 300 which would once again subject the Company to the reporting requirements of the Exchange Act.

The resulting estimated cost to cash out these shares was determined to be reasonable in light of the expected benefits from the Reverse/Forward Stock Split. The Company has reserved the right not to proceed with the Reverse/Forward Stock Split in the event that it determines that abandoning the Reverse/Forward Stock Split would be in the best interests of the Company. If stockholders take actions to: (i) reduce their holdings to under twenty thousand five hundred (20,500) shares; or (ii) increase their holdings to at least twenty thousand five hundred (20,500) shares prior to the proposed Effective Date, the Company may be forced to make further changes to the Reverse/Forward Stock Split ratio or to abandon the Reverse/Forward Stock Split entirely.

We intend for the Reverse/Forward Stock Split to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees. A stockholder holding fewer than twenty thousand five hundred (20,500) shares of common stock in street name who wants to receive cash in the Reverse/Forward Stock Split should instruct his, her or its nominee to transfer such stockholder’s shares into a record account in such stockholder’s name prior to the Effective Date to ensure that such stockholder will be considered a holder of record prior to the Effective Date of the Reverse/Forward Stock Split. A stockholder holding fewer than twenty thousand five hundred (20,500) shares of common stock in street name through a nominee who does not transfer such stockholder’s shares into a record account prior to the Effective Date may not have his, her or its shares cashed out in connection with the Reverse/Forward Stock Split. For instance, a stockholder’s shares may not be cashed out if such stockholder’s nominee is a record holder of an aggregate of twenty thousand five hundred (20,500) or more shares of common stock, holds shares for multiple stockholders in street name and does not provide such beneficial ownership positions prior to the Effective Date to the Exchange Agent.

Fairness of the Reverse/Forward Stock Split to Stockholders

Our Special Committee and our Board conducted a separate analysis as to the fairness of this transaction to unaffiliated stockholders owning shares being cashed out pursuant to the Reverse Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse/Forward Stock Split. Our Board also relied on the Valuation Consultant’s valuation report, a copy of which is attached as Appendix A to this Information Statement. Our Board determined that the Reverse/Forward Stock Split, including the proposed cash payment of One Cent ($0.01) per pre-reverse split shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split, is substantively fair, from a financial point of view, to all of our unaffiliated stockholders, including those whose shares will be cashed out and those who will be continuing as our stockholders. We have never repurchased our common stock, and therefore the Board did not consider the prices at which we had previously repurchased our shares of common stock. Our Board did not consider our liquidation value because it determined that it had no relevance in light of the fact that we will remain as a continuing business and the Reverse/Forward Stock Split will not result in a change of control of the Company. In addition, management, our Board and the Special Committee adopted the Valuation Consultant’s Discounted Cash Flow Analysis,which included a going concern analysis.

The discussion below summarizes the material factors, both positive and negative, considered by our Board in reaching its fairness determinations, in addition to the detailed discussion in this Information Statement under the captions “Special Factors — Reasons for and Purposes of the Reverse/Forward Stock Split” on pages 8-10, “Special Factors — Strategic Alternatives Considered” on page 10, “Special Factors — Background and Timing of the Reverse/Forward Stock Split” on pages 11-14, “Special Factors — Effects of the Reverse/Forward Stock Split” on pages 14-16, “Special Factors — Potential Disadvantages of the Reverse/Forward Stock Split to Stockholders; Accretion in Ownership and Control of Certain Stockholders” on page 16 and “Special Factors — Procedural Fairness” on pages 33-35 of this Information Statement.

All of the members of our Board, and the following executive officers: Philip T. Lavin, Ph.D. and Dr. Gene Resnick, who own or control directly or indirectly, shares of common stock have voted their shares, or caused all such controlled shares to be voted, in favor of the Reverse/Forward Stock Split. The stockholders that voted to approve the Certificate of Amendment and Reverse/Forward Stock Split were ComVest, Philip T. Lavin, Ph.D. and Dr. Gene Resnick. In addition, our Board approved the Reverse/Forward Stock Split and related transactions.

Substantive Fairness

In determining the substantive fairness of the Reverse/Forward Stock Split to unaffiliated stockholders, our Special Committee and our Board considered, among others, the following factors: (i) an analysis of the current market price of our common stock as quoted on the OTCBB, (ii) an analysis of historical market prices of our common stock as quoted on the OTCBB, and (iii) the Valuation Consultant’s valuation report, which included a discounted cash flow analysis, an equity trading comparables analysis and a comparable transactions analysis. Each of our Special Committee and our Board reviewed and discussed the analyses of management and the Valuation Consultant’s valuation report, asked management and Special Committee members questions with respect thereto, and ultimately adopted such analyses and its conclusions as their own.

For those unaffiliated stockholders holding at least twenty thousand five hundred (20,500) shares who would remain as stockholders after the Reverse/Forward Stock Split, the Special Committee and our Board found that although they would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting company. In addition, our Board concluded that the Reverse/Forward Stock Split is fair to the stockholders who would remain our stockholders after the transaction because the price per share to be paid for shares for those stockholders being cashed out is within the range of our common equity price per share based on an analysis of our current stock price and recent historical stock prices and not materially in excess of the value attributable to our common stock in the Valuation Consultant’s report.

For those unaffiliated stockholders holding less than twenty thousand five hundred (20,500) shares and that would be cashed out, the Special Committee and our Board determined that the proposed cash payment of One Cent ($0.01) per pre-Reverse Split share is substantively fair from a financial point of view. In considering whether the cash payment of One Cent ($0.01) per pre-Reverse Split share payable to unaffiliated stockholders whose shares would be cashed out in connection with the Reverse Split is substantively fair from a financial point of view, the Special Committee and our Board considered, among other things, the following factors:

•	The price of One Cent ($0.01) to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split is within the range of recent historical prices of our common stock and slightly in excess of the value attributed to our common stock in the Valuation Consultant’s Report;

•	The market price of a share of our common stock as of the date of the Special Committee’s determination of the price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split as quoted on the over-the-counter bulletin board, which was $0.008, with relatively low volumes of shares traded, and that the offer of One Cent ($0.01) per pre-reverse split share allows stockholders holding less than twenty thousand five hundred (20,500) shares to be cashed out at a slight premium to the value attributed to our shares in the Valuation Consultant’s report; and

Our Board also reviewed and considered the following additional factors in determining the fairness of the Reverse/Forward Stock Split to our unaffiliated stockholders:

•	We have never received any bona fide offers for the merger or consolidation of our Company with or into any other company, or the sale or transfer of all or substantially all of our assets to another company, or a purchase of the company’s securities by a third party that would involve a change of control of our Company. Although we entered into preliminary discussions with a single third party regarding a possible business combination, these preliminary discussions never resulted in a structure of the transaction, the amount of consideration to be paid in the transaction or the form such consideration would take. As a result, our Board was never presented with an offer that it could accept or reject prior to the termination of such discussions.

•	The Reverse/Forward Stock Split will not materially change the rights, preferences or limitations of unaffiliated stockholders who will retain an interest in us subsequent to the consummation of the Reverse/Forward Stock Split.

•	Unaffiliated stockholders who continue to hold an equity interest in us following the Reverse/Forward Stock Split will not have readily available to them all of the information regarding our operations and results that is currently available to them in our filings with the SEC.

Financial Analysis Performed by Management

The following paragraphs summarize the financial analyses performed by management to assist the Special Committee and our Board in determining the price to be paid in lieu of issuing fractional shares resulting from the Reverse/Forward Stock Split.

Management relied on both financial and non-financial information in performing its analysis. Management also assumed that the Reverse/Forward Stock Split would be consummated substantially in accordance with the terms as generally set forth in this Information Statement.

Management also relied on the fact that our smaller unaffiliated stockholders may elect to remain stockholders by acquiring sufficient shares so that they hold at least twenty thousand five hundred (20,500) shares of common stock in their account immediately prior to the Reverse/Forward Stock Split. Management considers the structure of the Reverse/Forward Stock Split to be fair to all unaffiliated stockholders because it allows them to control the decision of whether to remain a stockholder following the Reverse/Forward Stock Split or to receive the cash consideration offered in connection with the Reverse/Forward Stock Split. However, because the average daily trading volume of our common stock is low, you may not be able to acquire a sufficient number of shares prior to the Effective Date.

Management’s financial analyses is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of their analyses. The estimates contained in management’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses described below include forward-looking statements and projections and were based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this information statement and in our filings with the SEC, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projections and assumptions on which our management based its financial analyses are in fact indicative of our future performance or that actual results will not differ materially from such projections.

Management conducted two (2) separate analyses, each of which is summarized below:

Historical Market Price Analysis.  Management utilized a historical stock price analysis to review our stock performance and provide context to the price to be paid in the Reverse/Forward Stock Split. In addition, management reviewed the liquidity of our shares in the public trading markets and the daily closing market price and trading volume of our shares for the 30, 60, and 90 day periods prior to August 27, 2009. Management noted that from May 29, 2009 to August 27, 2009, the high closing price of our common stock was $0.02 and the low closing price of our common stock during this period was $0.0051. Management also noted the closing prices of our common stock for various dates as summarized in the table below:

Closing
Price

August 27, 2009	$0.01
30 days prior (July 28, 2009)	$0.006
60 days prior (June 28, 2009)	$0.01
90 days prior (May 29, 2009)	$0.0188

Additionally, the average daily trading volume of our common stock for the 30, 60, and 90 day periods prior to August 27, 2009 were approximately 105,800, 105,000, and 211,000 shares, respectively. As there has not been a market for large share transactions in our common stock, given our financial condition, any large transaction would likely result in significantly lower trading prices than the historical prices noted above. Although our high sales price for a share of our common stock exceeded One Cent ($0.01) at times during the first and second quarters of 2009, our high sales price for a share of our common stock did not exceed One Cent ($0.01) for the 90 days prior to the initial announcement of the Reverse/Forward Stock Split. As a result, and together with the analysis of our Valuation Consultant that our common stock has no value, our Special Committee and Board concluded that the value represented by the share price of One Cent ($0.01) per pre-Reverse Split share, was fair particularly given our low historical trading volume and current financial condition. In addition, management concluded that any stockholder having shares cashed out as a result of the Reverse Split would achieve liquidity without incurring brokerage costs and that, with extremely limited liquidity in the public market for our common stock, only a small portion of our unaffiliated stockholders would have been able to attain the bid prices before the stock price decreased measurably.

Current Market Price Analysis.  On September 3, 2009, the last trading day prior to the initial announcement of the Reverse/Forward Stock Split, the Company’s common stock closing price per share was $0.0086. Our Special Committee and Board determined that the value represented by the recommended share price of One Cent ($0.01) per pre-Reverse Split share is within the range of recent historical prices of our common stock and slightly in excess of the value attributed to our common stock in the Valuation Consultant’s Report.

Independent Valuation Report by Third Party Valuation Consultant

The Special Committee considered a number of alternative investment banking firms and valuation experts to conduct a third party valuation of the Company. Based upon the relative qualifications and reputations, the length of time to complete the engagement, the costs of each of the firms and the recommendation of management, the Special Committee authorized the engagement of the Valuation Consultant. Established in 1932, the Valuation Consultant is a full service valuation consulting firm specializing in enterprise valuations. The Valuation Consultant has approximately 100 employees, serving clients on a national basis from its offices in New York, Los Angeles, Chicago, Philadelphia, St Louis and Tampa. In the first six months of 2009 alone, the Valuation Consultant has advised clients with respect to assets having a cost basis of more than $5 billion.

On July 31, 2009, the Special Committee ratified management’s engagement of the Valuation Consultant to provide a report to the Special Committee with respect to an independent valuation report of the Company. We did not give the Valuation Consultant any instructions on how to prepare their report or the conclusions in their report, nor did we impose any limitations on the Valuation Consultant in preparing their report. On or about July 27, 2009, the Valuation Consultant was engaged by the Company to provide an independent valuation of the total equity of the Company on a controlling interest basis in connection with a possible going private transaction. In September 2008, the Valuation Consultant was previously engaged by the Company to value the Company’s common equity as of October 31, 2007, for tax and planning purposes. Except for that assignment, no other material relationship exists or has existed within the past two (2) years between the Valuation Consultant and the Company prior to this transaction. Pursuant to an engagement letter dated July 27, 2009, the Valuation Consultant will be paid fees of $25,000 for its valuation report. An additional fee of $10,000 will be paid for the use of the valuation report in this Information Statement. Our engagement letter with the Valuation Consultant includes other terms and provisions customary for an advisory assignment such as this one, including an indemnification by the Company as well as reimbursement of out of pocket expenses. Such fees and expenses are not contingent upon the successful completion of the Reverse/Forward Stock Split. Below is a summary of the Valuation Consultant’s valuation report. The full text of the valuation report is attached as Appendix A to this Information Statement. Such valuation report was the only presentation, discussion, or report held with or presented by the Valuation Consultant, whether oral or written, to the Board and/or Special Committee.

The Valuation Consultant:

•	Reviewed a draft of our Information Statement.

•	Reviewed certain agreements and contracts related to our business.

•	Reviewed and analyzed certain publicly available financial and other data with respect to us.

•	Conducted discussions with members of our senior management and reviewed certain of our financial forecasts with respect to our business prospects and financial outlook.

•	Reviewed current and historical market prices and trading activity of our common stock.

•	Reviewed the financial terms, to the extent publicly available, of selected precedent transactions which the Valuation Consultant deemed generally comparable to the Reverse/Forward Stock Split.

•	Performed a valuation to arrive at the fair market value of our common stock.

The Valuation Consultant also considered such factors as it deemed relevant, including, but not limited to:

•	The timing of our financial requirements; and

•	Our historical financial and operating characteristics.

In rendering its report, the Valuation Consultant considered such other information and conducted such other financial studies, analyses and investigations as it deemed appropriate under the circumstances. In connection with the review, the Valuation Consultant relied upon and assumed the accuracy and completeness of the financial and other information publicly available or furnished to it by us or otherwise reviewed by it. The Valuation Consultant did not independently verify the accuracy or completeness of such information, nor did the Valuation Consultant make or obtain any independent evaluations or appraisals of any of our properties, assets or liabilities (contingent or otherwise). In addition, neither the Company nor the Special Committee authorized the Valuation Consultant to solicit any indications of interest from any third party with respect to the purchase of all or a part of our business. With respect to our financial projections, the Valuation Consultant assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future financial performance, and the Valuation Consultant expressed no opinion with respect to such forecasts or the assumptions on which they were based. The report of the Valuation Consultant was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of the report.

The Valuation Consultant expressed no view as to, and its report did not address, the relative merits of the Reverse/Forward Stock Split as compared to any alternative business strategies that might exist for us or the effect of any transaction in which we might engage. No opinion was expressed as to the substantive fairness of the Reverse/Forward Stock Split. No fairness opinion was requested by the Company. The Valuation Consultant did not express any opinion as to the prices or price ranges at which our common stock has traded or may trade in the future. The Valuation Consultant was not asked to and did not recommend the specific consideration payable in the Reverse/Forward Stock Split. The share consideration was determined by our Special Committee. No limitations were imposed by us on the Valuation Consultant with respect to the investigations made or procedures followed by it in rendering its opinion.

In preparing its report, the Valuation Consultant performed a variety of financial and comparative analyses. The summary of these analyses is not a complete description of them. The preparation of a valuation report is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a valuation report is difficult to summarize. Accordingly, the Valuation Consultant believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

In its analyses, the Valuation Consultant considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its report. Many of these factors are beyond our control. No company, transaction or business used in those analyses as a comparison is identical to us or the Reverse/Forward Stock Split, nor is an evaluation of those analyses entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

The estimates contained in the Valuation Consultant’s analyses and the valuation resulting from any particular analysis do not reflect actual values or future results or values. Those values may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of our business or securities do not purport to be appraisals or to reflect the prices at which our business or securities actually may be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

The Valuation Consultant report and analyses were only one of several factors considered by our Special Committee in its evaluation of the Reverse/Forward Stock Split and should not be viewed as determinative of the views of our Special Committee, Board or management with respect to the share consideration to be paid to those stockholders being cashed out if the Reverse/Forward Stock Split is consummated, or with respect to the Reverse/Forward Stock Split generally.

In performing its analyses, the Valuation Consultant relied on the income approach applying the discounted cash flow method, as well as on the market approach applying an equity trading comparable analysis and a comparable transactions analysis. The Valuation Consultant also considered both internal and external factors that influence our value. Internal factors include, among other things, our revenue concentration and organizational and financial structure. External factors include, among other things, the overall U.S. economy and the current state of the healthcare industry.

The Income Approach Applying the Discounted Cash Flow Method — The Valuation Consultant received financial projections from our management and discussed the assumptions inherent in the projections with our management in the context of the current and expected conditions in our industry and the financial position of the Company. The Valuation Consultant calculated our projected free cash flows to equity holders for the fiscal years ending December 31, 2009 through December 31, 2018 and applied a cost of equity capital-based discount rate to estimate the value of our common equity. Below is a summary of our management’s projections which were used to calculate our free cash flows to equity holders:

	Fiscal Years Ending December 31,
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	Terminal

Revenue	$66,291,000	$70,931,370	$76,605,880	$82,734,350	$89,353,098	$96,501,346	$104,221,453	$112,559,170	$121,563,903	$131,289,016	$141,792,137

% Growth	(11.6)%	7.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%

Cost of Goods Sold	37,143,000	39,721,288	42,898,991	44,477,674	48,035,888	51,878,759	56,029,060	60,511,385	65,352,295	70,580,479	76,226,917

Gross Profit	29,148,000	31,210,082	33,706,888	38,256,676	41,317,210	44,622,587	48,192,394	52,047,785	56,211,608	60,708,537	65,565,220

% of Revenue	44.0%	44.0%	44.0%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%

Operating Expenses	21,740,000	23,261,800	25,122,744	27,132,564	29,303,169	31,647,422	34,179,216	36,913,553	39,866,637	43,055,968	46,500,446

EBITDA	7,408,000	7,948,282	8,584,144	11,124,112	12,014,041	12,975,165	14,013,178	15,134,232	16,344,971	17,652,568	19,064,774

% of Revenue	11.2%	11.2%	11.2%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%

Depreciation	1,655,000	1,903,449	2,360,200	2,931,138	3,626,867	2,914,747	3,503,885	4,120,309	4,722,197	5,271,339	2,777,729

Intangible Amortization	1,232,958	1,125,756	895,805	886,638	822,948	609,373	262,083	140,000	0	0	0

EBIT	4,520,042	4,919,076	5,328,140	7,306,336	7,564,227	9,451,044	10,247,209	10,873,923	11,622,774	12,381,229	16,287,045

% of Revenue	6.8%	6.9%	7.0%	8.8%	8.5%	9.8%	9.8%	9.7%	9.6%	9.4%	11.5%

Cash Interest	4,013,386	4,292,544	274,361	0	0	0	0	0	0	0	0

Debt Amortization	5,216,092	5,964,178	0	0	0	0	0	0	0	0	0

Taxable Income	(4,709,435)	(5,337,645)	5,053,779	7,306,336	7,564,227	9,451,044	10,247,209	10,873,923	11,622,774	12,381,229	16,287,045

% of Revenue	(7.1)%	(7.5)%	6.6%	8.8%	8.5%	9.8%	9.8%	9.7%	9.6%	9.4%	11.5%

Income Tax Expense (@ 41.0)%	0	0	0	948,344	3,101,333	3,874,928	4,201,356	4,458,308	4,765,337	5,076,304	6,677,688

Net Income	(4,709,435)	(5,337,645)	5,053,779	6,357,992	4,462,894	5,576,116	6,045,853	6,415,615	6,857,437	7,304,925	9,609,356

Add: Depreciation	1,655,000	1,903,449	2,360,200	2,931,138	3,626,867	2,914,747	3,503,885	4,120,309	4,722,197	5,271,339	2,777,729

Add: Intangible Amortization	1,232,958	1,125,756	895,805	886,638	822,948	609,373	262,083	140,000	0	0	0

Add: Debt Amortization	5,216,092	5,964,178	0	0	0	0	0	0	0	0	0

Less: Capital Expenditures	(1,298,651)	(1,389,556)	(1,500,721)	(1,620,778)	(1,750,441)	(1,890,476)	(2,041,714)	(2,205,051)	(2,381,455)	(2,571,971)	(2,777,729)

Less: Increase in Working Capital	868,600	(464,037)	(567,451)	(612,847)	(661,875)	(714,825)	(772,011)	(833,772)	(900,473)	(972,511)	(1,050,312)

Less: Debt Repaid	0	(31,824,000)	(5,700,000)	0	0	0	0	0	0	0	0

Free Cash Flow to Equity	$2,964,564	$(30,021,855)	$541,612	$7,942,143	$6,500,393	$6,494,936	$6,998,097	$7,637,101	$8,297,705	$9,031,782	$8,559,044

Fraction of Year	0.38	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00

Discount Period (Mid-Year Convention)	0.19	0.88	1.88	2.88	3.88	4.88	5.88	6.88	7.88	8.88

Present Value Factor (@ 48.5)%	0.9276	0.7061	0.4755	0.3202	0.2156	0.1452	0.0978	0.0658	0.0443	0.0299

Present Value of Cash Flow	$1,045,000	$(21,199,140)	$257,539	$2,543,112	$1,401,654	$943,083	$684,271	$502,864	$367,920	$269,676

Present Value of Cash Flows	$(13,184,020)							Terminal Year Cash Flow			$8,559,044

Present Value of Terminal Value	561,672							Multiplied by: Capitalization Rate			2.1978

Equity Value	No Value							Terminal Year Value			$18,811,086

								Multiplied by: Present Value Factor			0.0299

								Present Value of Terminal Value			$561,672

Certain assumptions related to the Income Approach Analysis were as follows:

•	Working capital was based on an assumed industry optimal amount of 10.0% of the change in annual revenue. The 10.0% indication was based on the equity comparables’ debt and excess cash-free working capital/sales indications. An excess cash approach was taken as companies in the subject industry typically reserve approximately 60.0% of their cash and cash equivalents relative to customer deposits/unearned revenue. Thus, the full amount of cash on the books was not used as part of the working capital calculation; rather, any cash remaining after withholding 60.0% of our customer deposits/unearned revenue was used in the calculation.

•	Taxes for the fiscal years ending December 31, 2009 through December 31, 2011 were set equal to zero, and the tax benefit was carried forward until the Company generated adequate earnings to deplete the benefit. Taxes were estimated based on a blended state and federal rate of 41.0%.

•	To account for the value of the common equity of the business beyond the forecast period, a terminal cash flow to equity holders was developed and was capitalized through application of the Gordon Growth Model.

The Valuation Consultant’s DCF analysis concluded that our equity has no value based on the present value of our free cash flows to equity holders and our substantial debt burden. Consequently, the Valuation Consultant concluded a total common equity value of $0.00 ($0.00 per share) as of August 24, 2009.

The Market Approach Using Equity Trading Comparables — The Valuation Consultant analyzed six (6) comparable public companies in our industry that they deemed relevant. The enterprise value to EBITDA multiple for the companies analyzed by the Valuation Consultant ranged from -0.09x to 10.9x with a median multiple of 8.2x. All of the companies reported enterprise value to EBITDA multiples, however the -0.09x value was omitted from the median calculation. Multiples based on EBITDA were selected because this cash flow measure eliminates disparities in capital intensity, depreciation methods, and income tax structures. Due to our significant leverage and to the illiquidity of our common stock, the Valuation Consultant believes that our market-implied enterprise value multiple is ultimately not meaningful. Below is a table of the public company comparisons analyzed and their implied multiples:

Company Ticker	AVRO		CVD		ENCO		ICLR		KNDL		PRXL		PPDI		Guideline		Guideline
Company Name	Averion		Covance Inc.		Encorium		ICON plc		Kendle		Parexel		Pharma. Prod.		Average		Median		Selected
	($ in thousands, except stock price data)

Stock Price(1)	$0.01		$54.74		$0.17		$22.30		$11.57		$12.64		$20.17

Total Common Shares (in Thousands)	639,258		63,973		20,524		58,610		14,869		57,531		118,153

Market Capitalization	$6,393		$3,501,882		$3,489		$1,307,012		$172,034		$727,192		$2,383,146

Plus: Total Debt	39,546		58,000		227		99,602		153,610		286,460		—

Plus: Preferred Stock	—		—		—		—		—		—		—

Plus: Minority Interest	—		—		—		—		—		3,796		—

Less: Excess Cash(2)	—		99,620		—		16,005		2,543		—		424,000

Enterprise Value	$45,939		$3,460,262		$3,716		$1,390,609		$323,101		$1,017,448		$1,959,146

Latest Fiscal Year	12/31/2008		12/31/2008		12/31/2008		12/31/2008		12/31/2008		6/30/2008		12/31/2008

Latest 12 Months	6/30/2009		6/30/2009		3/31/2009		3/31/2009		6/30/2009		3/31/2009		6/30/2009

EBITDA

Latest Fiscal Year	$3,696		$335,221		$(4,288)		$127,232		$71,390		$123,492		$343,852		$166,150		$125,362

Latest 12 Months	$4,612		$329,177		$(2,768)		$134,027		$63,346		$147,183		$325,553		$166,086		$140,605

Enterprise Value / EBITDA

Latest Fiscal Year	12.4	x	10.3	x	(0.9	)x*	10.9	x	4.5	x	8.2	x	5.7	x	7.9	x	8.2	x	8.2	x

Latest 12 Months	10.0	x	10.5	x	(1.3	)x*	10.4	x	5.1	x	6.9	x	6.0	x	7.8	x	6.9	x	6.9	x

Notes:

(1)	Stock prices observed as of August 14, 2009.

(2)	Only excess cash was considered in this instance, as companies in this industry typically need to reserve 60.0% of their cash and cash equivalents relative to customer deposits/unearned revenue.

*	Excluded from average and median calculations.

Certain assumptions related to the Market Approach were as follows:

•	Because we are smaller and have significantly more leverage than any other competitor analyzed, the market approach using comparable transaction methods initially suggested that we should trade at a meaningful enterprise value discount to the publicly listed peers. In order to capture the additional risks associated with us when comparing us to the equity comparables, the Valuation Consultant considered various adjustments to the multiples. Such considerations included the following: (i) the equity comparables exhibited greater financial size, service diversification, earnings power, financial growth, and more sophisticated operations in comparison to us; (ii) the equity comparables had less customer concentration relative to us, highlighting our significant customer concentration risk; and (iii) the equity comparables were less risky from a leverage perspective, due to their more conservative capital structure relative to us.

•	In order to qualify an appropriate adjustment to the equity comparables multiple range, the Valuation Consultant reviewed various size discount studies, most notably the 2008 Mergerstat Review. The discounts referenced are derived from comparing price-to-earnings multiples paid in change-of-control transactions for large and small companies. The data reveals that investors require either a greater return, or a discount, as offsetting compensation for an investment in a smaller, less diversified company. Based on this study and the consideration of the referenced risk factors, the Valuation Consultant selected a size discount of 30.0% as the most appropriate for application to the selected multiple range.

•	The adjusted equity comparables multiple range suggests that there is no equity value for us.

The Market Approach Using Precedent M&A Transactions — The Valuation Consultant identified change of control transactions involving target companies with similar operations, characteristics, and business risks to us. Capital IQ’s merger and acquisition database served as the primary source to obtain the transaction data. The search identified four (4) transactions that were made in the subject industry since June, 30 2007, and disclosed sufficient information from which to construct suitable multiples for application to the subject entity. However, there is not an active recent market for companies similar to us. Although several transactions were analyzed, the Valuation Consultant heavily relied upon the PharmaNet transaction, which closed on March 13, 2009, for purposes of selecting an appropriate multiple range. Not only was the PharmaNet transaction the most recent, but the acquired company also has very similar operations to us and faced comparable leverage issues. Thus, the implied EV/LTM EBITDA multiple from the PharmaNet transaction was used as the basis for the selected multiple range. The adjusted precedent M&A transaction multiple range suggests that there is no equity value for us.

	Amount	Multiple Range		Implied EV Range	Less: Total Debt	Equity Value
	($ in thousands)
Selected Transaction Multiple Range — LTM EBITDA		6.4x - 7.8	x
As Adjusted for Small Company Size Discount(1)		5.8x - 7.0	x
Implied Valuation
LFY 12/31/08 EBITDA	$3,696	5.8x - 7.0	x	$21,437 - $25,872	$39,546	No Value
LTM 6/30/09 EBITDA	$4,613	5.8x - 7.0	x	$26,755 - $32,291	$39,546	No Value

M&S Reference Range(2)	$4,155	5.8x - 7.0	x	$24,096 - $29,082	$39,546	No Value

Note:

(1)	Selected multiple range includes a small company size discount of 10.0%, based on an analysis of the Company’s size, growth, profitability, and leverage against the indications demonstrated by the subject acquired companies.

(2)	Represents the average of the 2008 and LTM indications.

Certain assumptions related to the Comparable M&A Transactions Analyses were as follows:

•	Consideration was given to applicable discounts to the selected multiple range. A similar size discount analysis was performed as presented in the Valuation Consultant’s equity comparables section of its report. In this instance, the indications of the precedent M&A transactions are more closely aligned with those of us, thus warranting a lower discount for size. Ultimately, the Valuation Consultant determined that a 10.0% discount for size would be most appropriate for application to the selected precedent M&A multiple range. Multiples based on EBITDA were selected because this cash flow measure eliminates disparities in capital intensity, depreciation methods, and income tax structures.

The Valuation Consultant did not consider any asset-based or liquidation value approaches. In the asset-based/liquidation approach, the underlying assets of the enterprise are considered individually, and the sum of these assets minus the stated liabilities results in an indication of value. In this instance, however, the Valuation Consultant deemed the income and market approaches as most appropriate, particularly since the Company is a service organization and owns very few tangible assets.

Conclusion.  Based on the foregoing analyses, the Valuation Consultant estimated that our common equity prior to the Reverse/Forward Stock Split has no value.

Information Provided by Management.  Our management provided the information used by the Valuation Consultant in connection with the foregoing analyses and in the rendering of its report. This information statement includes all of the financial forecasts that management and/or our Board provided to the Valuation Consultant. The information provided included forward-looking statements and projections and was based upon the following assumptions: our ability to achieve strategic revenue and profit goals and objectives and targets related thereto over the applicable periods, specifically to achieve year-over-year revenue growth targets of approximately eight percent (8%); manage and maintain cost of goods in order to achieve a gross profit percentage as compared to revenue of approximately forty four to forty seven percent (44%-47%); and manage and maintain operating costs in order to achieve EBITDA of between eleven and fourteen percent (11-14%). The Valuation Consultant did not independently verify the assumptions or conclusions set forth in those projections and forecasts. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Many important factors, in addition to those discussed elsewhere in this information statement and in our filings with the SEC, could cause our results to differ materially from those expressed or implied by the forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate and matters affecting business generally, all of which are difficult to predict and many of which are beyond our control. Accordingly, we cannot assure you that the projections and assumptions on which the Valuation Consultant based its opinion are in fact indicative of our future performance or that actual results will not differ materially from such projections.

Our Special Committee and Board adopted the Valuation Consultant’s analysis and conclusions in reaching its decision as to the fairness of the Reverse/Forward Stock Split to our unaffiliated stockholders.

THE FULL TEXT OF THE WRITTEN VALUATION REPORT OF VALUATION CONSULTANT IS ATTACHED AS APPENDIX A AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE VALUATION CONSULTANT’S REPORT IS DIRECTED TO OUR SPECIAL COMMITTEE AND RELATES ONLY TO THE COMPANY’S VALUATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO THE REVERSE/FORWARD STOCK SPLIT OR ANY OTHER MATTER BEING VOTED UPON BY OUR STOCKHOLDERS.

THE VALUATION CONSULTANT REPORT WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT OUR PRINCIPAL EXECUTIVE OFFICES DURING OUR REGULAR BUSINESS HOURS BY ANY INTERESTED EQUITY SECURITY HOLDER OF OURS OR BY THE REPRESENTATIVE OF SUCH A HOLDER WHO HAS BEEN DESIGNATED IN WRITING. A COPY OF THE REPORT WILL BE TRANSMITTED BY US TO ANY INTERESTED EQUITY SECURITY HOLDER OF OURS OR SUCH REPRESENTATIVE UPON WRITTEN REQUEST AND AT THE EXPENSE OF THE REQUESTING SECURITY HOLDER.

Conclusion.  Based upon their review of these factors, our Special Committee and our Board concluded that as of the date of the financial analyses, the price of One Cent ($0.01) for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split is fair from a financial point of view to our unaffiliated stockholders. While the foregoing summary describes the material analyses and factors reviewed by management, it does not purport to be a complete description of the analysis and report made by management to the Special Committee or our Board with respect thereto. The preparation of management’s analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Management believes that its analyses must be considered as a whole and that selecting portions of its analysis considered by it, could create a misleading view of the processes underlying the analyses. The analyses performed were prepared solely as part of management’s analysis of the enterprise value and price per share to be paid in lieu of issuing fractional shares in connection with the Reverse/Forward Stock Split, and were provided to the Special Committee and our Board solely in connection with their analysis of the same. The Special Committee and our Board have adopted the extensive financial review and conclusions of management and confirm the fairness of the Reverse/Forward Stock Split.

Procedural Fairness

Our Board, including all our nonemployee directors, also analyzed the Reverse/Forward Stock Split and its anticipated effects on all of our unaffiliated stockholders and has deemed the related termination of our public reporting to be procedurally fair to, and in the best interests of, our unaffiliated stockholders, whether they are cashed out or remain as stockholders following the Reverse/Forward Stock Split. In reaching this conclusion, our Board conducted an independent evaluation of the financial analysis performed by our management as well as an independent evaluation of the material factors favoring and disfavoring the Reverse/Forward Stock Split. In addition, our Board appointed a committee of three non-employee, independent directors to conduct its own independent analysis of the Reverse/Forward Stock Split ratio and the price per pre-Reverse Split share of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split and to recommend to the Board the Reverse/Forward Stock Split ratio and a price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. In addition, in reaching its conclusion, our Board determined that our receipt of the valuation report from the Valuation Consultant was an additional safeguard protecting the interests of all unaffiliated stockholders. The Valuation Consultant did not ask us to provide, nor did we provide, any input regarding the valuation methodology or conclusions of the Valuation Consultant.

Additional Procedural Factors Favoring the Reverse/Forward Stock Split

The Reverse/Forward Stock Split Provides Certain Smaller Unaffiliated Stockholders with Liquidity

Many of our unaffiliated stockholders hold small positions of less than twenty thousand five hundred (20,500) shares which cannot be cost effectively sold because the brokerage commission in an open market transaction would eliminate most or all of the proceeds to the stockholder. The Reverse/Forward Stock Split will provide unaffiliated stockholders who hold fewer than twenty thousand five hundred (20,500) shares at the effective time the opportunity to liquidate their investment in us by not being required to pay a brokerage commission.

The Reverse/Forward Stock Split Includes the Opportunity to Remain a Stockholder

Our smaller unaffiliated stockholders may elect to remain stockholders by acquiring sufficient shares so that they hold at least twenty thousand five hundred (20,500) shares of common stock in their account immediately prior to the Reverse/Forward Stock Split. Our Board considers the structure of the Reverse/Forward Stock Split to be fair to all unaffiliated stockholders because it allows them to control the decision of whether to remain a stockholder following the Reverse/Forward Stock Split or to receive the cash consideration offered in connection with the Reverse/Forward Stock Split. However, because the average daily trading volume of our common stock is low, you may not be able to acquire a sufficient number of shares prior to the Effective Date.

No Unusual Conditions to the Reverse/Forward Stock Split

Our Board also considered the likelihood that the Reverse/Forward Stock Split would be implemented. In this regard, it considered that there are no unusual requirements or conditions to the Reverse/Forward Stock Split, and that we have the financial resources to implement the Reverse/Forward Stock Split expeditiously.

The Reverse/Forward Stock Split Ratio was Calculated Without Bias Toward Any Particular Group of Stockholders

The purpose of the Reverse/Forward Stock Split is to reduce the number of record holders to fewer than three hundred (300) so that we can file to terminate the registration of our common stock under the Exchange Act, thereby terminating our public reporting obligations, and continue future operations as a private company. The Reverse/Forward Stock Split ratio is a result of calculations that were intended to determine how many stockholders needed to be cashed out in order to reduce the number of record holders to fewer than three hundred (300). The Reverse/Forward Stock Split ratio was determined in order to ensure that following the transaction and taking into account anticipated future option and warrant exercises, stock certificates that will ultimately be held of record by current beneficial holders, as well as stock sales and transfers, the Company could be reasonably assured that the number of record holders would not increase to three hundred (300) which would once again subject the Company to the reporting requirements of the Exchange Act. Our Board feels the current ratio of twenty thousand five hundred (20,500) to one (1) is fair because it was calculated without bias toward any one group of stockholders.

Approval of the Reverse/Forward Stock Split by Disinterested Directors

The Reverse/Forward Stock Split was approved by all of our directors who are not our employees or affiliates of the Company.

Procedural Factors Disfavoring the Reverse/Forward Stock Split

Our Board Did Not Structure the Transaction so that Approval of at Least a Majority of Unaffiliated Security Holders was Required

Our Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of our unaffiliated stockholders. Our Board believes that such a vote would not provide additional protection to those unaffiliated stockholders who would be cashed out in the transaction because the majority of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split. As a result, such a vote would be controlled by the unaffiliated stockholders who would not be cashed out in the Reverse/Forward Stock Split and these stockholders would not necessarily have the same interests as the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split since they are necessarily retaining an equity interest in our company after the Reverse/Forward Stock Split is complete. For example, our unaffiliated stockholders who would not be cashed out in the transaction may not want to afford the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split the liquidity that would result from the repurchase of share of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split and could have voted against the transaction, thereby depriving the unaffiliated stockholders who would be cashed out of the liquidity that would result from the repurchase of shares held by stockholders being cashed out in the Reverse/Forward Stock Split. In addition, our Board concluded that a separate vote of unaffiliated stockholders who would be cashed out would not necessarily afford any greater protection to those unaffiliated stockholders who would be cashed out in the transaction due to the inactivity of our smaller, unaffiliated stockholder base and the difficulty of obtaining proxies from this group of stockholders. Based on information available to us, approximately 85% of our holders hold fewer than twenty thousand five hundred (20,500) shares of our common stock. These same stockholders have been historically inactive with respect to voting or trading our securities. Further, the Reverse/Forward Stock Split is a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares. Therefore, it is likely that the majority of these shares held by small, inactive unaffiliated stockholders, particularly those shares that are held in brokerage accounts, would go unvoted. Finally, our Board also noted that the vote of a majority of our unaffiliated stockholders was not required under Delaware law.

Neither our Board nor the Special Committee Requested or Relied on a Fairness Opinion

Neither our Board nor the Special Committee requested or relied on a fairness opinion on behalf of our unaffiliated stockholders because costs associated with obtaining such an opinion, which could be between $50,000 and $150,000, outweighed its perceived benefits. While all of our affiliated stockholders will remain stockholders following the Reverse/Forward Stock Split by virtue of the size of their holdings, unaffiliated stockholders will have the same opportunity if they so choose (by purchasing additional shares prior to the effective time of the Reverse/Forward Stock Split). In light of this fact, our Board concluded that the additional expense associated with obtaining a fairness opinion was not justified. However, our Board and Special Committee did obtain the third party independent valuation report from the Valuation Consultant that concluded that our common stock had no value.

Neither our Board nor the Special Committee Retained an Unaffiliated Representative to Act Solely on Behalf of Unaffiliated Stockholders

Neither our Board nor the Special Committee retained an unaffiliated representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse/Forward Stock Split. Our Board and Special Committee concluded that retaining a representative would be costly, and under the circumstances, not the best use of corporate assets. Based upon: (i) the financial analyses performed by management to assist the Special Committee and our Board in determining the price to be paid for shares to those stockholders being cashed out in the Reverse Split; (ii) our receipt of the Valuation Consultant’s valuation report and (iii) the ability of our unaffiliated stockholders to remain stockholders of the Company following the Reverse/Forward Stock Split by buying shares in the market so as to hold at least twenty thousand five hundred (20,500) shares of our common stock immediately prior to the Reverse/Forward Stock Split, our Board concluded that the transaction was procedurally fair to our unaffiliated stockholders, even though the procedural safeguard of appointing a representative was not followed.

Fairness Conclusions

Our Board, including all our nonemployee directors, concluded that the advantages of the Reverse/Forward Stock Split to our unaffiliated stockholders (both those being cashed out and those remaining as stockholders after the Reverse/Forward Stock Split) outweighed the disadvantages, and that it was substantively and procedurally fair, and therefore, in the best interests of us and our unaffiliated stockholders. Our Board concluded that for those smaller unaffiliated stockholders holding less than twenty thousand five hundred (20,500) shares who would be cashed out, the price to be paid to them likely exceeds what they would receive in an open market sale after deducting commissions. For those unaffiliated stockholders holding at least twenty thousand five hundred (20,500) shares who would remain as stockholders after the Reverse/Forward Stock Split, the Special Committee and our Board found that while the price to be paid for shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split likely exceeds what they would receive in an open market sale after deducting commissions, it is still within the range of our common equity price per share as determined by our management’s analysis of our current and historical stock trading prices and that although these stockholders would experience a reduction in liquidity of their shares, the value of their shares may increase as a result of our anticipated reduced annual general and administrative expenses associated with being a non-reporting entity.

Fairness Determination by ComVest, Philip T. Lavin, Ph.D., James H. McGuire, Cecilio Rodriguez and Michael Falk

ComVest, Philip T. Lavin, Ph.D., James H. McGuire, Cecilio Rodriguez and Michael Falk, who have each been deemed a “filing person” for purposes of Schedule 13E-3, have adopted the analysis and conclusions of the Special Committee and our Board, including the adoption of the analysis and conclusions of our management, regarding the material factors upon which it was determined that the Reverse/Forward Stock Split is procedurally and substantively fair to our unaffiliated stockholders, both to stockholders who will retain an equity interest in the Company and those who will not be continuing stockholders of the Company.

Each of ComVest, Dr. Lavin and Mr. Falk voted the shares of Company voting stock for which they have voting power in favor of the Reverse/Forward Stock Split. Mr. McGuire and Mr. Rodriguez do not hold any shares of capital stock of the Company.

Reservation of Rights

Although the Reverse/Forward Stock Split has been approved by the requisite number of stockholders, our Board reserves the right, in its discretion, to abandon the Reverse/Forward Stock Split prior to the proposed Effective Date if it determines that abandoning the Reverse/Forward Stock Split is in our best interests and those of our stockholders. Our Board presently believes that the Reverse/Forward Stock Split is in our best interests, those of our unaffiliated stockholders being cashed out pursuant to the Reverse/Forward Stock Split and those of our unaffiliated stockholders who will retain an equity interest in us subsequent to the consummation of the Reverse/Forward Stock Split, and thus recommended a vote in favor of the proposed Certificate of Amendment. Nonetheless, our Board believes that it is prudent to recognize that, between the date of this Information Statement and the date that the Reverse/Forward Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Reverse/Forward Stock Split. If our Board decides to withdraw or modify the Reverse/Forward Stock Split, our Board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

Termination of Exchange Act Registration

Our common stock is currently registered under Section 12(g) of the Exchange Act and quoted on the OTCBB. We are permitted to terminate such registration of our common stock under the Exchange Act if there are fewer than three hundred (300) record holders of outstanding shares of our common stock. As of the Record Date, we had approximately eight hundred fifty (850) record holders of our common stock. Upon the effectiveness of the Reverse/Forward Stock Split, we expect to have approximately one hundred twenty five (125) record holders of our common stock. We intend to terminate the registration of our common stock under Section 12(g) of the Exchange Act, suspend our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act and to have our common stock cease to be quoted on the OTCBB as promptly as possible after the Effective Date.

Termination of the registration of our common stock under Section 12(g) of the Exchange Act and suspension of our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act will substantially reduce the information which we will be required to furnish to our stockholders. After we become a privately-held company, our stockholders will have access to our corporate books and records to the extent provided by the Delaware General Corporation Law, and to any additional disclosures required by our directors’ and officers’ fiduciary duties to us and our stockholders.

Termination of the registration of our common stock under Section 12(g) of the Exchange Act and suspension of our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act also will make many of the provisions of the Exchange Act no longer applicable to us, including the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13. In addition, continuing stockholders may be deprived of the ability to dispose of their common stock under Rule 144 promulgated under the Securities Act of 1933, as amended. Furthermore, there will likely no longer be a public market for our common stock, and market makers will likely not be able to make a market in our common stock.

Description of the Reverse/Forward Stock Split

Certificate of Amendment to Effect the Reverse/Forward Stock Split

Our Board has determined that it is advisable to amend our Certificate of Incorporation, as amended to date, to effect a twenty thousand five hundred (20,500) to one (1) Reverse Split immediately followed by a one (1) to twenty thousand five hundred (20,500) Forward Split and to provide for the cash payment of One Cent ($0.01) per pre-Reverse Split share to all stockholders holding fewer than twenty thousand five hundred (20,500) shares of our common stock immediately prior to the Reverse Split. The Reverse/Forward Stock Split has been approved by the requisite number of stockholders.

Regulatory Approvals

Aside from stockholder approval of the Certificate of Amendment, which has been obtained, the amendment is not subject to any regulatory approvals.

Vote Required

The affirmative approval of a majority of the votes entitled to be cast by holders of the issued and outstanding shares of common stock is required to approve the Reverse/Forward Stock Split. We have received the written consent of stockholders holding an aggregate of 71% of the issued and outstanding shares of voting stock, authorizing the Reverse/Forward Stock Split. No special meeting of stockholders is required under Delaware law, since the requisite vote for adoption of the Reverse/Forward Stock Split has been obtained and the vote of other stockholders is not necessary.

Our Board determined not to condition the approval of the Reverse/Forward Stock Split on approval by a majority of our unaffiliated stockholders. Our Board believes that such a vote would not provide additional protection to those unaffiliated stockholders who would be cashed out in the transaction because a majority of the shares held by unaffiliated stockholders are held by stockholders who would not be cashed out in the Reverse/Forward Stock Split. As a result, such a vote would be controlled by the unaffiliated stockholders who would not be cashed out in the Reverse/Forward Stock Split and these stockholders would not necessarily have the same interests as the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split since they are necessarily retaining an equity interest in us after the Reverse/Forward Stock Split is consummated. For example, our unaffiliated stockholders who would not be cashed out in the transaction may not want to afford the unaffiliated stockholders who would be cashed out in the Reverse/Forward Stock Split the liquidity that would result from the repurchase of shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split and could have voted against the transaction, thereby depriving the unaffiliated stockholders who would be cashed out of the liquidity that would result from the repurchase of shares held by stockholders being cashed out in the Reverse/Forward Stock Split. In addition, our Board concluded that a separate vote of unaffiliated stockholders who would be cashed out would not necessarily afford any greater protection to those unaffiliated stockholders who would be cashed out in the transaction due to the inactivity of our smaller, unaffiliated stockholder base and the difficulty of obtaining proxies from this group of stockholders. Based on information available to us, approximately 85% of our holders hold fewer than twenty thousand five hundred (20,500) shares of our common stock. These same stockholders have been historically inactive with respect to voting or trading our securities. Further, the Reverse/Forward Stock Split is a matter that could not be voted on by brokers without instruction from the beneficial owners of the shares. Therefore, it is likely that the majority of these shares held by small, inactive unaffiliated stockholders, particularly those shares that are held in brokerage accounts, would go unvoted. Finally, our Board also noted that the vote of a majority of our unaffiliated stockholders was not required under Delaware law.

Holders as of Effective Date; Net Effect After Reverse/Forward Stock Split

Stockholders holding fewer than twenty thousand five hundred (20,500) pre-Reverse Split shares of common stock will be cashed out at a price of One Cent ($0.01) per pre-Reverse Split share and the holdings of all other stockholders will be unchanged after implementation of the Reverse/Forward Stock Split. Any holder whose shares are cashed out will have no continuing equity interest in us at all.

NOMINEES AND BROKERS ARE EXPECTED TO DELIVER TO THE EXCHANGE AGENT THE BENEFICIAL OWNERSHIP POSITIONS THEY HOLD. HOWEVER, IF YOU ARE A BENEFICIAL OWNER OF COMMON STOCK WHO IS NOT THE RECORD HOLDER OF THOSE

SHARES AND WISH TO ENSURE THAT YOUR OWNERSHIP POSITION IS ACCURATELY DELIVERED TO OUR EXCHANGE AGENT, YOU SHOULD INSTRUCT YOUR BROKER OR NOMINEE TO TRANSFER YOUR SHARES INTO A RECORD ACCOUNT IN YOUR NAME PRIOR TO THE EFFECTIVE DATE OF THE REVERSE/FORWARD STOCK SPLIT. NOMINEES AND BROKERS MAY HAVE REQUIRED PROCEDURES. THEREFORE, SUCH HOLDERS SHOULD CONTACT THEIR NOMINEES AND BROKERS DIRECTLY TO DETERMINE HOW TO EFFECT THE TRANSFER IN A TIMELY MANNER PRIOR TO THE EFFECTIVE DATE OF THE REVERSE/FORWARD STOCK SPLIT.

Exchange of Certificates for Cash Payment or Shares

We will file the Certificate of Amendment with the Secretary of State of the State of Delaware (the “Secretary of State”) as set forth in Appendix B to this Information Statement. The Reverse/Forward Stock Split will become effective at the time set forth in the Certificate of Amendment. American Stock Transfer & Trust Co. has been appointed our Exchange Agent to carry out the exchange of certificates for cash.

As soon as practicable after the Effective Date, record holders holding fewer than twenty thousand five hundred (20,500) shares will be notified and sent a letter of transmittal and accompanying cover letter, each in substantially the form attached hereto as Appendix C and instructed how to transmit their certificates representing shares of common stock to the Exchange Agent. We are instructing our Exchange Agent not to cash out a stockholder owning at least twenty thousand five hundred (20,500) shares in the aggregate even if such holder holds such shares in multiple accounts each with less than twenty thousand five hundred (20,500). However, if you are such a stockholder, in order to ensure that you are not cashed out, please take action, or instruct your broker to take action, prior to the Effective Date, to consolidate your positions into one account. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the Exchange Agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five (5) business days after mailing for the Exchange Agent to receive the letter of transmittal and accompanying stock certificate. The Exchange Agent will send a check for such stockholder’s stock within approximately ten (10) business days of receiving such letter of transmittal and accompanying stock certificate. You will not receive any interest on the cash payments after the Effective Date. In the event we are unable to locate certain stockholders or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the Exchange Agent, any funds payable to such holders pursuant to the Reverse/Forward Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Record holders owning fewer than twenty thousand five hundred (20,500) shares of common stock on the Effective Date will receive in exchange a cash payment in the amount of One Cent ($0.01) per pre-Reverse Split share. Those record holders beneficially owning at least twenty thousand five hundred (20,500) shares of common stock will continue to hold the same number of shares of common stock.

If the Reverse/Forward Stock Split is effected, any stockholder owning fewer than twenty thousand five hundred (20,500) shares of the currently outstanding common stock will cease to have any rights with respect to our common stock, except to be paid the cash consideration, as described in this Information Statement. No interest will be paid or accrued on the cash payable to holders of fewer than twenty thousand five hundred (20,500) shares after the Reverse/Forward Stock Split is effected.

No service charges will be payable by stockholders in connection with the exchange of certificates or the payment of cash, all expenses of which will be borne by us.

For payment purposes, we intend for the Reverse/Forward Stock Split to treat stockholders holding common stock in street name through a nominee, such as a bank or broker, in the same manner as stockholders whose shares are registered in their own names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in street name should contact their nominees directly to determine how the Reverse/Forward Stock Split will affect them. However, if you are a beneficial owner of fewer than twenty thousand five hundred (20,500) shares of common stock, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner and in any event prior to the Effective Date, which is approximately the twentieth (20th) calendar day following the date this Information Statement is first mailed to our stockholders, to ensure that you will be considered a holder of record immediately prior to the Effective Date of the Reverse/Forward Stock Split. Holders who hold their shares through a nominee or broker are to be treated the same as record holders. Therefore, if a stockholder who holds less than twenty thousand five hundred (20,500) shares of common stock at the time of the Reverse/Forward Stock Split, places those shares in street name with a broker holding at least twenty thousand five hundred (20,500) shares of common stock at such time, it will not enable the stockholder to avoid being cashed out as nominees and brokers will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders.

In the event that any certificate representing shares of common stock is not presented for cash upon request by us, the cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the public official pursuant to the abandoned property laws, such payments will be paid to the holder thereof or his or her designee, without interest, at such time as the certificate has been properly presented for exchange.

Appraisal Rights

No appraisal rights are available to any stockholder under either the Delaware General Corporation Law or our Certificate of Incorporation, as amended. State law, as it relates to appraisal rights, was not a factor in our choosing the structure of the Reverse/Forward Stock Split. Notwithstanding the foregoing, there may exist other rights or actions under state law for stockholders who are aggrieved by the Reverse/Forward Stock Split generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions. For example, stockholders could, if they deemed such to be applicable, take appropriate legal action against us and our Board, and claim that the Reverse/Forward Stock Split was unfair to the unaffiliated stockholders, and/or that there was no justifiable or reasonable business purpose for the Reverse/Forward Stock Split. In addition, stockholders holding fewer than twenty thousand five hundred (20,500) pre-split shares who want to remain stockholders of the Company may purchase a sufficient number of additional shares on the open market in order to hold at least twenty thousand five hundred (20,500) pre-split shares prior to the Effective Date of the Reverse/Forward Stock Split; provided, however, that because the average daily trading volume of our common stock is low, you may not be able to acquire a sufficient number of shares prior to the Effective Date. Further, those stockholders who do not desire to remain stockholders of the Company may sell a sufficient number of shares such that they hold fewer than twenty thousand five hundred (20,500) pre-split shares in order to be cashed out in the Reverse Stock Split. The Company is not aware of any other right or relief that may be available to stockholders in law or in equity.

Financing of the Reverse/Forward Stock Split

Completion of the Reverse/Forward Stock Split will require approximately $162,000, which includes legal, financial, accounting and other fees and costs related to the transaction as well as approximately $27,000 for purchase costs of shares of our common stock held by stockholders holding less than twenty thousand five hundred (20,500) shares that are to be cashed out as a result of the Reverse/Forward Stock Split. We intend to finance the Reverse/Forward Stock Split out of our working capital. As a result, we will have decreased working capital following the Reverse/Forward Stock Split. However, our Board does not believe that such decrease in working capital will have a material effect on our capitalization or operations. The costs of the Reverse/Forward Stock Split and related fees and expenses will be paid directly from cash available to us. You should read the discussion under the caption “Special Factors — Costs of the Reverse/Forward Stock Split” on this page 39 in this Information Statement for a description of the fees and expenses we expect to incur in connection with the Reverse/Forward Stock Split.

Costs of the Reverse/Forward Stock Split

The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be more or less than the estimates shown below. We will be responsible for paying these costs.

Legal fees	$50,000
Accounting fees	15,000
Buy-back of Shares held by stockholders being cashed out	27,000
Valuation Consultant’s fees and estimated expenses	45,000
Miscellaneous (includes printing and mailing)	25,000

Total	$162,000

Conduct of the Company’s Business After the Reverse/Forward Stock Split

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this Information Statement, the Reverse/Forward Stock Split is not anticipated to have any effect upon the conduct of our business. We expect to realize time and cost savings as a result of terminating our public company status. If the Reverse/Forward Stock Split is consummated, all persons beneficially owning fewer than twenty thousand five hundred (20,500) shares of common stock at the effective time of the Reverse/Forward Stock Split will no longer have any equity interest in us, and will not be stockholders and therefore will not participate in our future potential or earnings and growth.

When the Reverse/Forward Stock Split is effected, we believe that, based on our stockholder records, one hundred twenty five (125) stockholders will remain as holders of our common stock, beneficially owning 100% of the outstanding common stock. See also the information under the caption “Security Ownership of Certain Beneficial Owners and Management” on pages 46-49 in this Information Statement.

We plan, as a result of the Reverse/Forward Stock Split, to become a privately-held company. The registration of our common stock under Section 12(g) of the Exchange Act will be terminated, our duty to file periodic reports pursuant to Section 15(d) of the Exchange Act will be suspended and our common stock will cease to be quoted on the OTCBB. In addition, because our common stock will no longer be publicly held, we will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our officers and directors and stockholders owning more than ten percent (10%) of our common stock will be relieved of the stock ownership reporting requirements and “short swing” trading restrictions under Section 16 of the Exchange Act. Further, we will no longer be subject to the periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Among other things, the effect of this change will be a savings to us in not having to comply with the requirements of the Exchange Act.

As stated throughout this Information Statement, we believe that there are significant advantages in effecting the Reverse/Forward Stock Split and we plan to avail ourselves of any opportunities we will have as a non-reporting company, including, but not limited to, improving our ability to compete in the marketplace.

OTHER THAN AS DESCRIBED IN THIS INFORMATION STATEMENT AND OTHER THAN A POSSIBLE RENEGOTIATION OF THE TERMS OF OUR OUTSTANDING INDEBTEDNESS, NEITHER THE COMPANY NOR ITS MANAGEMENT HAS ANY CURRENT PLANS OR PROPOSALS TO EFFECT ANY EXTRAORDINARY CORPORATE TRANSACTION, SUCH AS A MERGER, REORGANIZATION OR LIQUIDATION; TO SELL OR TRANSFER ANY MATERIAL AMOUNT OF ITS ASSETS; TO CHANGE ITS BOARD OR MANAGEMENT; OR OTHERWISE TO EFFECT ANY MATERIAL CHANGE IN ITS CORPORATE STRUCTURE OR BUSINESS.

OUR DIRECTORS AND EXECUTIVE OFFICERS

Directors

The following are our directors:

Name	Age	Position with Averion	Director Since

James H. McGuire	65	Director, Chairman of the Board of Directors	July 2009
Philip T. Lavin, Ph.D.	62	Director, Vice Chairman of the Board of Directors, Founder	July 2006
Michael Falk	47	Director	November 2005
Cecilio M. Rodriguez	49	Director	November 2005
Robert D. Tucker	75	Director	December 2005
Alastair McEwan	53	Director	February 2006
James Powers	57	Director	September 2007

James H. McGuire

Mr. McGuire was appointed as a director in July 2009. Mr. McGuire is currently focused on assisting companies, their boards of directors and their investors with oversight, directional, transitional and restructuring guidance. In July of 2008, Mr. McGuire retired after 16 years in the role of President of NJK Holding Corporation, a private equity firm located in Minneapolis, MN. NJK is a privately-held company whose investments have covered a broad industry scope including financial services, health care, litigation services, information services and enterprise software. Prior to NJK, his background included commercial lending with a major Eastern U.S. bank and executive positions, including CEO-level, in the technology and software industry. Mr. McGuire’s career included 12 years with Control Data Corporation where he was a Vice President in the Peripheral Company. Mr. McGuire has served on numerous public and private company boards, including Laureate Education (international post-secondary education) and Digital Insight Corporation (Internet home banking — now owned by Intuit.) He has chaired both public company audit and compensation committees. He currently serves as both chairman of the board and board member for multiple private companies. Mr. McGuire is a graduate of the University of Notre Dame with a BBA in finance.

Philip T. Lavin, Ph.D.

Dr. Lavin has served as a director and an officer since July 2006. Dr. Lavin has served as our Vice Chairman of the Board and Founder since July 29, 2009. Dr. Lavin previously served as our Executive Chairman from October 2007 to July 29, 2009 and served as our Chief Executive Officer from July 2006 to October 2007. Dr. Lavin was the founder of Averion Inc. and from 1983 to July 2006 was the Chief Executive Officer and President of Averion Inc. Since 1977, Dr. Lavin has held faculty appointments at the Harvard School of Public Health and Harvard School of Medicine. Dr. Lavin received his PhD in Applied Mathematics at Brown University in Providence, Rhode Island in 1972.

Michael Falk

Mr. Falk has served as a director since November 2005. Mr. Falk is currently Managing Partner of ComVest. In 1988, Mr. Falk co-founded Commonwealth Associates, L.P. (“Commonwealth”), ComVest’s predecessor. Commonwealth is an affiliated New York City based investment bank whose primary business has been private equity investments led by the principals and partners of Commonwealth and ComVest. From 1995 to 2002, Mr. Falk was Chairman and CEO of Commonwealth. From 2002 to the present, Mr. Falk has served as Chairman of ComVest Group Holdings (“CGH”), and is a board member of Catalyst International, Allegiant Airlines and The CARE Fund. Mr. Falk has extensive experience successfully investing in, restructuring and recapitalizing growth companies, many of which have created significant equity valuations and/or have been acquired. Mr. Falk holds a B.A. degree in Economics from Queens College and attended the Stanford University Executive Program for Smaller Companies.

Cecilio M. Rodriguez

Mr. Rodriguez has served as a director since November 2005. Mr. Rodriguez has served as the Chief Financial Officer of CGH and various related investment partnerships since May 2004. From October 2000 to May 2004, Mr. Rodriguez was Senior Vice President and Corporate Controller of Jet Aviation International, a multinational aviation services corporation.

Robert D. Tucker

Mr. Tucker has served as a director since December 2005. Mr. Tucker is the Chairman and Chief Executive Officer of MBC Direct, LLC, a financial card services company he founded in 2002. Mr. Tucker also acts as Chairman and Chief Executive Officer of Throwleigh Technologies, LLC, a plasma research company he co-founded in 1995. In 1997, Mr. Tucker co-founded Specialty Surgicenters, Inc. for whom he served as Chairman and Chief Executive Officer until 2001 and also as a member of the board of directors until 2004 when the business was acquired. Mr. Tucker was a member of the board of directors of Horizon Medical Products, Inc. from 2001 until its merger with RITA Medical Systems (“RITA”) in 2004. Mr. Tucker resigned from the RITA board of directors in late 2005. Mr. Tucker is a graduate of Georgia State University.

Alastair McEwan

Mr. McEwan has served as a director since February 2006 and served as our interim Chief Executive Officer from May to July 2006. Mr. McEwan is currently the Chairman of Cornerstone BioPharma and has served as a member of the board of directors of Cornerstone BioPharma since 2005. From 2002 to 2004, Mr. McEwan was President, Global Clinical, of Inveresk with responsibilities for all aspects of its global clinical trials division. From 1999 to 2004, Mr. McEwan was a Group Executive Vice President and a member of the Group Executive Board of Inveresk which oversaw the group’s operational performance and set all aspects of its strategic direction. Mr. McEwan is a graduate of the University of Edinburgh and a member of the Institute of Chartered Accountants of Scotland.

James Powers

Mr. Powers has served as a director since September 2007. He currently serves as an independent business strategy consultant, focusing on the pharmaceutical and medical device services industries. Previously, he held various management positions during his 18-year tenure at global CRO leader PRA International Inc. (“PRA”). Most recently at PRA, Mr. Powers served for 10 years as Executive Vice President, Worldwide Business Development, responsible for sales, marketing, proposal development and customer contracts. In this capacity, he was instrumental in growing PRA from a niche data management services provider to a full-service contract research organization with sales of $450 million. He also helped PRA launch and achieve a leadership position in oncology clinical development and was actively involved in eight global acquisitions. Prior to that, while serving as President, North American Operations, Mr. Powers supported international expansion of PRA’s operations and customer base. From 1985 to 1988, Mr. Powers was Vice President at University Technology Corporation, where he identified and led medical technology start-up businesses. Mr. Powers serves as a director for several pharmaceutical services companies and advisor for venture capital firms and medical research programs at the University of Virginia. Mr. Powers holds a bachelor of science in administration and management science from Carnegie Mellon University.

Executive Officers

The following are our executive officers:

Name	Title	Age

Philip T. Lavin, Ph.D.	Vice Chairman of the Board of Directors, Founder and Director	62
Markus H. Weissbach, M.D., Ph.D.	Executive Chairman	54
Peter Gonze	President	60
Lawrence R. Hoffman	Chief Financial Officer	54
Dr. Gene Resnick	Chief Medical Officer, Founder, Executive Vice President	60
Abdallah Ennaji	Executive Vice President, Data Management and Statistics	49
Dr. Alison Messom	Executive Vice President, Clinical Operations	38

Philip T. Lavin, Ph.D.

See the information under “Directors — Philip T. Lavin, Ph.D.” for a biography of Dr. Lavin. Dr. Lavin resigned as our CEO and was reappointed as our Executive Chairman on October 31, 2007, following the acquisition of Hesperion Ltd.

Markus H. Weissbach, M.D.

Dr. Markus Weissbach, former Chief Executive Officer of Hesperion, has served as an officer since October 31, 2007. Dr. Weissbach has served as our Executive Chairman since July 29, 2009. Dr. Weissbach previously served as our Chief Executive Officer from October 31, 2007 to July 29, 2009. From October 2006 until October 2007, Dr. Weissbach served as President and Chief Executive Officer of Hesperion, an international contract research organization with therapeutic expertise in cardiology and oncology. From October 2004 until September 2006, Dr. Weissbach served as Hesperion’s Chief Operating Officer. Prior to that, from July 2003 to September 2004, Dr. Weissbach served as Founder and Managing Director of EHCOR Consult GmbH, a consulting firm providing advice to small to medium sized companies in the health care sector. Previously, from 1996 to 2003, Dr. Weissbach held various positions at ICON plc, a global contract research organization with operations in more than 30 countries, including serving as President, ICON Europe. Dr. Weissbach was the head of the Cardiovascular department of Takeda Euro R&D center from 1994 to 1996 and the Associate Director of Clinical Cardiology/Nephrology at BASF Pharmaceuticals from 1990 to 1994. Dr. Weissbach received his degree in medicine from the University of Freiburg in 1982.

Peter Gonze
Mr. Gonze joined the Company as Executive Vice President, Global Business Development in August 2008 and has served as our President since July 29, 2009. From May, 2002 to February, 2008, Mr. Gonze served as Chief Operating Officer at Unither Pharmaceuticals, Inc. From August, 1999 to April, 2002, Mr. Gonze served as Senior Vice President of Operations at AltaRex Corp. From January, 1996 to July, 1999, Mr. Gonze served as Divisional Vice President at Abbott Laboratories.

Lawrence R. Hoffman
Effective May 12, 2008, Lawrence R. Hoffman was appointed as our Chief Financial Officer (CFO). For the past four years, from July 2004 to May 2008, Mr. Hoffman served as Executive Vice President, General Counsel, Secretary and Chief Financial Officer at Encorium Group (formerly Covalent Group, Inc.), a publicly traded contract research organization. From January 2003 to July 2004, Mr. Hoffman was an independent financial consultant. From July 2000 to January 2003, he was Vice President and Chief Financial Officer of Cytogen Corporation, a publicly traded biopharmaceutical company. From April 1998 to July 2000, Mr. Hoffman was Vice President and Chief Financial Officer of the Liposome Company, a publicly traded biopharmaceutical company which was sold to Elan PLC in May 2000. Mr. Hoffman is a certified public accountant and attorney with a J.D. from Temple University School of Law and an LLM (Taxation) from Villanova University School of Law. He received his B.S. with a major in accounting from LaSalle University.

Dr. Gene Resnick
Dr. Resnick has served as our Founder and Executive Vice President since July 29, 2009 and as our Chief Medical Officer since July 2006. From November 2005 through July 2006, Dr. Resnick served as our Senior Vice President and President of the Millennix Division. From 1997 through November 2005, Dr. Resnick served as President and Chief Executive Officer of Millennix Inc., a contract research organization specializing in oncology, immunology, gene therapy, vaccines, complex infectious diseases, metabolic disease and other chronic indications. Dr. Resnick received his Bachelor of Science degree from Cornell University and his medical degree from Cornell University Medical College.

Abdallah Ennaji
Mr. Ennaji joined Averion through the acquisition of Hesperion AG and has served as our Executive Vice President, Data Management and Statistics since October 2007. Prior to that, from January 2001 to October 2007, Mr. Ennaji served as Hesperion’s Chief Operating Officer and previously as the Head of Data Management and Statistics. Prior to joining Hesperion, from 1996 to December 2000, Mr. Ennaji served as regional head of Biostatistics and as senior Biostatistician of a global contract research organization. Mr. Ennaji has an M.Sc. in Statistics and an M.Sc. in Informatics and Data Processing.

Dr. Alison Messom
Alison Messom joined the Company as Executive Vice President, Clinical Operations in November of 2008. Prior to that she held various senior management positions at i3 Research, most recently, Executive Director, Clinical Monitoring International. Her responsibilities included leadership and oversight of the clinical monitoring network for Europe, the Middle East and Africa to ensure efficient and high quality monitoring and site management. Dr. Messom previously held responsibilities for the Asia Pacific and Latin American regions overseeing their growth and transition to a new management structure, allowing her to focus on developing operational excellence in Europe. Prior to that, she worked in project management for both i3 Research and Hoffmann-La Roche and had been a clinical scientist at AstraZeneca. Dr. Messom is a molecular geneticist and a founding member of the Institute of Clinical Research’s Genetics Special Interest Group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 27, 2009 by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) our chief executive officer; (iv) our two most highly compensated executive officers whose salaries plus bonuses for 2008 exceeded $100,000 (collectively, the “Named Executive Officers”); and (iv) all of our directors and the Named Executive Officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, unless otherwise noted. The number of shares of our common stock or preferred stock used to calculate the percentage ownership of common stock or preferred stock, as applicable, of each listed person includes the shares of our common stock or preferred stock, as applicable, underlying options, warrants or notes held by such persons that are exercisable or convertible within sixty (60) days after August 27, 2009. Percentage of beneficial ownership is based on 639,257,754 shares of our common stock outstanding as of August 27, 2009.

				Percentage	Percentage
				Beneficially	Beneficially
		Amount and Nature		Owned Prior to	Owned After the
		of Beneficial		Reverse/Forward	Reverse/Forward
Class	Name and Address(1)	Ownership(2)		Stock Split	Stock Split

Executive Officers and Directors:
Common	Philip T. Lavin, Ph.D., Founder and Director	114,918,159	(3)	17.98%	18.05%
Common	Alastair McEwan, Director	5,250,000	(4)	*	*
Common	Robert D. Tucker, Director	1,500,000	(5)	*	*
Common	Michael Falk, Director	323,829,235	(6)(7)	50.60%	50.81%
Common	Cecilio M. Rodriguez, Director	750,000	(8)	*	*
Common	James C. Powers, Director	500,000	(9)	*	*
Common	Gene Resnick, M.D., Founder, Chief Medical Officer	15,587,806	(10)	2.43%	2.45%
Common	Markus Weissbach, M.D., Ph.D., Executive Chairman	4,812,500	(11)	*	*
Common	Lawrence Hoffman, Chief Financial Officer	2,500,000		*	*
Common	Abdallah Ennaji, Executive Vice President Data Management and Statistics	250,000	(12)	*	*
Common	All directors and executive officers as a group (10 persons)	469,897,700	(13)	71.58%	71.90%
5% Stockholders:
Common	ComVest Investment Partners II LLC, City Place Tower, 525 Okeechobee Blvd., Suite 1050, West Palm Beach, FL 33401 Attention: Cecilio Rodriguez	323,079,235	(7)	50.54%	50.75%
Common	Cumulus Investors LLC	57,600,000		9.01%	9.05%
Common	Dr. Philip T. Lavin, Founder and Director	114,918,159	(3)	17.98%	18.05%

*	Indicates ownership of less than 1% of outstanding shares.

(1)	The address of each of the executive officers and directors and certain of our stockholders is Averion International Corp., 225 Turnpike Road, Southborough, Massachusetts 01772.

(2)	Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(3)	Includes 7,681,882 shares of common stock owned by Dr. Lavin’s children. Dr. Lavin disclaims any beneficial ownership of such shares owned by his children.

(4)	Consists of 5,250,000 shares of common stock subject to options held by Mr. McEwan.

(5)	Consists of 1,500,000 shares of common stock subject to options held by Mr. Tucker.

(6)	Includes 750,000 shares of common stock subject to options held by Mr. Falk.

(7)	ComVest II Partners, LLC (“ComVest II”) is the managing member of ComVest. The managing member of ComVest II is ComVest Group Holdings, LLC (“CGH”) and Mr. Falk is the Chairman and principal member of CGH. Mr. Falk, by virtue of his status as managing member of ComVest II (the managing member of ComVest) and as one of the principal members of ComVest and ComVest II, may be deemed to have indirect beneficial ownership of all of the shares beneficially owned by ComVest. Mr. Falk disclaims any beneficial ownership of all such shares.

(8)	Consists of 750,000 shares of common stock subject to options held by Mr. Rodriguez.

(9)	Consists of 500,000 shares of common stock subject to options held by Mr. Powers.

(10)	Includes 979,166 shares of common stock subject to options held by Dr. Resnick.

(11)	Consists of 4,500,000 shares of common stock subject to options held by Dr. Weissbach.

(12)	Consists of 250,000 shares of common stock subject to options held by Mr. Ennaji.

(13)	Includes 16,479,166 shares of common stock subject to options held by our directors and executive officers as a group. Includes shares for which Mr. Falk disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Second Omnibus Amendment

On July 30, 2009, we entered into that certain Second Omnibus Amendment (the “Second Omnibus Amendment”) with: (i) the 2007 Buyers (defined below) holding at least sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the 2007 Notes (defined below) (a “2007 Required Majority”); and (ii) the 2008 Buyers (defined below) holding at least sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the 2008 Notes (defined below) (a “2008 Required Majority”). The Second Omnibus Amendment amends: (i) those certain 2007 Notes entered into in connection with the Securities Purchase Agreement, dated as of October 31, 2007, by and among the Company and certain buyers (the “2007 Buyers”), as amended (the “2007 SPA”), pursuant to which the 2007 Buyers purchased senior secured notes in the aggregate original principal amount of Twenty Six Million Dollars ($26,000,000) (the “2007 Notes”); (ii) those certain 2008 Notes entered into in connection with that certain Securities Purchase Agreement, dated as of June 27, 2008, by and among the Company and certain buyers (the “2008 Buyers,” and together with the 2007 Buyers, the “Buyers”), pursuant to which the 2008 Buyers purchased senior secured notes in the aggregate original principal amount of Two Million Dollars ($2,000,000) (the “2008 Notes”), each as previously amended by that certain Omnibus Amendment, dated March 13, 2009 (the “First Amendment”); and (iii) those certain New Notes (defined below) issued in connection with the First Amendment, pursuant to which certain 2007 Buyers were issued additional senior secured notes, in the aggregate original principal amount of Three Hundred Thirty Thousand Dollars ($330,000), in lieu of payment of the applicable transaction fees originally due to the 2007 Buyers under the 2007 SPA (the “New Notes,” and together with the 2007 Notes and the 2008 Notes, the “Notes”).

As of June 30, 2009, the Company owed an aggregate of One Million Nine Hundred Fifty Two Thousand Seven Hundred Sixty Dollars ($1,952,760) to the Buyers for Quarterly Interest Payments (as defined in the

Notes) that had not been paid by the Company in accordance with the terms of the First Amendment (the “Past Interest Amount”).

Pursuant to the Second Omnibus Amendment, the Company, a 2007 Required Majority and a 2008 Required Majority amended the Notes to provide that the Past Interest Amount would be paid to the Buyers, on a pro rata basis, as follows: (i) Five Hundred Fifty Four Thousand Four Hundred Twelve Dollars ($554,412) on or before July 31, 2009; (ii) Six Hundred Ninety Two Thousand Thirty Nine Dollars ($692,039) on or before August 31, 2009; and (iii) Seven Hundred Six Thousand Three Hundred Nine Dollars ($706,309) on or before September 28, 2009 (collectively, the “Interest Payments”), such that, on September 28, 2009, the Interest Payments would be paid in full and in full satisfaction of the Past Interest Amount, it being understood that no additional interest shall accrue on the Past Interest Amount prior to its repayment.

In addition, pursuant to the Second Omnibus Amendment, each Buyer agreed to waive: (i) any all rights and remedies with respect to any existing payment default under the Notes, including, without limitation, with respect to the Past Interest Amount; and (ii) any and all rights with respect to any payment default under any Note that may occur prior to October 1, 2009 as well as any and all other rights and remedies arising therefrom; provided, however, that if the Company fails to timely pay any Interest Payment on or before its respective due date, the waivers set forth in this paragraph shall automatically be rescinded by the Buyers and the Buyers shall have all of the rights and remedies with respect to all payment defaults as provided for in the Notes.

Omnibus Amendment

On March 13, 2009 (the “Omnibus Amendment Effective Date”), we entered into an Omnibus Amendment with: (i) the 2007 Buyers (defined below) holding at least sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the 2007 Notes (defined below); and (ii) the 2008 Buyers (defined below) holding at least sixty six and two thirds percent (66 2/3%) of the aggregate original principal amount of the 2008 Notes (defined below) (the “Omnibus Amendment”). The Omnibus Amendment amends: (i) that certain Securities Purchase Agreement dated as of October 31, 2007, as amended on November 5, 2007, and further amended on June 27, 2008 (the “2007 SPA”) by and among the Company and certain buyers (the “2007 Buyers”), pursuant to which the 2007 Buyers purchased senior secured notes in the aggregate original principal amount of Twenty Six Million Dollars ($26,000,000) (the “2007 Notes”); (ii) those certain 2007 Notes entered into in connection with the 2007 SPA between the Company and the 2007 Buyers; and (iii) those certain 2008 Notes (defined below) entered into in connection with that certain Securities Purchase Agreement dated as of June 27, 2008 by and among the Company and certain buyers (the “2008 Buyers,” and together with the 2007 Buyers, the “Buyers”), pursuant to which the 2008 Buyers purchased senior secured notes in the aggregate original principal amount of Two Million Dollars ($2,000,000) (the “2008 Notes,” and together with the 2007 Notes, the “Prior Notes”).

Specifically, the Omnibus Amendment amends: (i) Section 4(h) of the 2007 SPA to reflect that the Transaction Fee (as such term is defined in the 2007 SPA) due to the 2007 Buyers upon the one (1) year anniversary of their respective Closing Dates (as such term is defined in the 2007 SPA) shall be paid on the Omnibus Amendment Effective Date, at the option of each 2007 Buyer, either by: (a) paying to each 2007 Buyer an amount of cash equal to such 2007 Buyer’s Transaction Fee amount, or (b) by issuing to each 2007 Buyer, in lieu of a cash payment equal to such 2007 Buyer’s Transaction Fee amount, a new senior secured note in principal amount equal to three percent (3%) of the purchase price of such 2007 Buyer’s Prior Note and on the same terms and conditions as the Prior Notes (the “New Notes”); and (ii) Section 4 of each Prior Note to provide that the Quarterly Interest Payments (as such term is defined in the Prior Notes) for the calendar quarters commencing on October 1, 2008 and January 1, 2009 shall be due and payable by the Company to each Buyer on June 30, 2009.

In addition, the Omnibus Amendment provides that for a period of one (1) year after the Omnibus Amendment Effective Date, each Buyer waives any and all right to a Mandatory Prepayment Upon a Financial Covenant Test Failure (as such term is defined in the Prior Notes) and waives any and all rights and remedies arising from any Financial Covenant Test Failure (as such term is defined in the Prior Notes), including, without limitation, rights and remedies arising if: (A) the Revenue Ratio is less than the Required Revenue Ratio; (B) the Net Book-to-Bill Ratio is less than the Required Net Book-to-Bill Ratio, (C) the EBITDA Ratio is less than the Required EBITDA Ratio, or (D) the Cash and Cash Equivalents are less than the Required Cash Amount (each as defined in the Prior Notes). In addition, any New Note issued to a 2007 Buyer in lieu of a cash payment equal to such 2007 Buyer’s Transaction Fee amount shall be subject to the terms and conditions of the Omnibus Amendment.

In accordance with the Omnibus Amendment, we: (i) issued New Notes to the 2007 Buyers in an aggregate amount equal to Three Hundred Thirty Thousand Dollars ($330,000); and (ii) paid the 2007 Buyers an aggregate cash payment equal to Three Hundred Thousand Dollars ($300,000) for the Transaction Fee amounts.

Subject to the Omnibus Amendment, we will pay interest on the New Notes quarterly in arrears, beginning with the calendar quarter that commenced on January 1, 2009 as follows: (i) for the period commencing on the Omnibus Amendment Effective Date and ending on October 31, 2009, ten percent (10%) per annum; and (ii) for the period commencing on November 1, 2009 and ending on October 31, 2010, fifteen percent (15%) per annum. The entire unpaid principal balance of the New Notes, plus all accrued interest thereon remaining unpaid, shall be due and payable by us to the Buyers on October 31, 2010. In addition, we have agreed to certain financial covenants as set forth in the New Notes. If we breach any of the financial covenants set forth in the New Notes, subject to the waivers provided for in the Omnibus Amendment and described above, we will be required to make certain payments to the holders of the New Notes.

The repayment of all outstanding principal and accrued interest under the New Notes may be accelerated by the holders thereof upon any of the following events of default: (i) default in payment of any principal amount due under the New Notes; (ii) failure by us for ten (10) business days to comply with any other provision of the New Notes in all material respects; (iii) initiation of a bankruptcy proceeding or related proceeding; (iv) an involuntary case or other proceeding is commenced directly against us or any of our subsidiaries seeking liquidation, reorganization or other relief; (v) breach of any covenant or other term or condition of any Transaction Document (as such term is defined in the New Notes), except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least ten (10) business days after written notice to us thereof; (vi) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction involving, in the aggregate, a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000) or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of forty-five (45) days after the entry thereof; (vii) any lien created by any Transaction Document shall at any time fail to constitute a valid and perfected first priority lien on all of the collateral purported to be secured thereby and the same is not cured within ten (10) business days of any such failure; (viii) there shall occur a change of control; or (ix) there occurs with respect to any issue or issues of indebtedness having an outstanding amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in the aggregate, whether such indebtedness exists on the issue date or shall thereafter be created, an event of default that permits the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity.

On March 13, 2009, in connection with the Omnibus Amendment, we issued New Notes to the 2007 Buyers in the aggregate principal amount of Three Hundred Thirty Thousand Dollars ($330,000), which New Notes are due and payable as set forth above.

The rights of holders of our common stock were limited by the issuance of the Prior Notes as set forth in the Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 6, 2007 and June 27, 2008. Similarly, the rights of holders of our common stock have been limited by the issuance of the New Notes on March 13, 2009. The New Notes, together with the Prior Notes, are secured by all of our assets and in the event of a liquidation event, repayment of the New Notes and Prior Notes would come prior to any payment or distribution to holders of our common stock. In addition, for so long as the New Notes or Prior Notes are outstanding, we may not declare, set aside or pay any dividends, or make any other distributions, on our common stock.

Additional Shares Issued

On January 1, 2009, we issued 4,285,714 shares of our common stock to Dr. Gene Resnick as partial consideration for our acquisition of substantially all of the assets of Millennix, Inc. on November 9, 2005 (the “Resnick Shares”). The Resnick Shares were issued pursuant to that certain Amendment to Asset Purchase Agreement dated September 6, 2006.

Amendment to Weissbach Employment Agreement

Effective December 4, 2008, we entered into an Amendment (the “Weissbach Amendment”) to that certain Employment Agreement dated January 10, 2008 (the “Weissbach Employment Agreement”) with Dr. Markus H. Weissbach, our former Chief Executive Officer. Pursuant to the Weissbach Amendment, Section 3.2 of the Weissbach Employment Agreement has been amended such that (i) for calendar year 2008, the maximum annual bonus Dr. Weissbach will be eligible to receive has been reduced from one hundred percent (100%) to seventy five percent (75%) of his then in effect base salary; and (ii) for calendar year 2009 and thereafter, the maximum annual bonus Dr. Weissbach will be eligible to receive has been reduced from one hundred percent (100%) to fifty percent (50%) of his then in effect base salary. The remainder of the Weissbach Employment Agreement remains unchanged and continues in full force and effect.

June 2008 Debt Financing Transaction

On June 27, 2008 (the “June 2008 Debt Financing Closing Date”), we entered into the following agreements pursuant to which we sold Two Million Dollars ($2,000,000) of senior secured notes (the “Notes”) and issued an aggregate of nine million six hundred thousand (9,600,000) shares of our common stock (the “Shares”) (the “June 2008 Debt Financing Transaction”) to ComVest Investment Partners II LLC, a Delaware limited liability company (“ComVest”), and Cumulus Investors, LLC, a Nevada limited liability company (“Cumulus” and together with ComVest, each a “Buyer” and collectively, the “Buyers”): (i) a Securities Purchase Agreement between us and the Buyers (the “June 2008 Debt SPA”); (ii) Amendment No. 2 to Security Agreement between us and Hesperion US, Inc., a Maryland corporation and our wholly owned indirect subsidiary (“Hesperion US”), on the one hand, and Cumulus in its capacity as collateral agent for the benefit of the Buyers (the “Collateral Agent”), on the other hand (the “Amended Security Agreement”); (iii) Amendment No. 1 to Guaranty in favor of the Collateral Agent for the benefit of the Buyers which was executed by Hesperion US (the “Amended Guaranty”); and (iv) Amendment No. 2 to Securities Purchase Agreement and Waiver by and among us the Buyers and the Prior Buyers (as defined below) (the “Amended SPA”).

ComVest, which beneficially owned directly or through affiliates, approximately 50.69% of our outstanding common stock immediately prior to the Debt Financing Closing Date, purchased a Note in the principal amount of One Million Dollars ($1,000,000) and was issued four million eight hundred thousand (4,800,000) Shares in connection therewith. After the Debt Financing Closing Date, ComVest, or its affiliates, beneficially own approximately 50.68% of our common stock. Michael Falk, chairman of our board of directors (the “Board”) and Cecilio Rodriguez, one of our directors, are affiliates of ComVest.

Our Board previously determined that it would be in our best interests and the best interests of our stockholders to appoint a special committee of disinterested directors to consider and approve the Debt Financing Transaction. Alastair McEwan, Robert Tucker and James Powers were appointed to the special committee of the Board (the “Special Committee”) with the power to approve the June 2008 Debt Financing Transaction. On May 22, 2008, at a meeting of the Special Committee, the Special Committee approved the June 2008 Debt Financing Transaction.

June 2008 Debt SPA

Pursuant to the June 2008 Debt SPA, we are obligated to sell and the Buyers are obligated to buy Notes in the aggregate principal amount of Two Million Dollars ($2,000,000) and shares of our common stock in the aggregate amount of nine million six hundred thousand (9,600,000) Shares.

Pursuant to the June 2008 Debt SPA, from the June 2008 Debt Financing Closing Date until the date that no Notes or Prior Notes (as defined below) remain outstanding, Cumulus shall have the right to appoint one (1) person to attend and observe our Board meetings in an observer, non-voting capacity. Such observation rights shall not be transferable to any third party or assignee.

In addition, pursuant to the June 2008 Debt SPA, in the event that any Buyer’s Note is outstanding on the first (1st) anniversary of the June 2008 Debt Financing Closing Date, we shall pay such Buyer a transaction fee in an amount equal to two percent (2%) of the purchase price of such outstanding Note.

Notes

We will pay interest on the Notes quarterly in arrears, beginning with the calendar quarter that commenced on April 1, 2008 as follows: (i) for the period commencing on the June 2008 Debt Financing Closing Date and ending on October 31, 2008, three percent (3%) per annum; (ii) for the period commencing on November 1, 2008 and ending on October 31, 2009, ten percent (10%) per annum; and (iii) for the period commencing on November 1, 2009 and ending on October 31, 2010, fifteen percent (15%) per annum. The entire unpaid principal balance of the Notes, plus all accrued interest thereon remaining unpaid, shall be due and payable by us to the Buyers on October 31, 2010. In addition, we have agreed to certain financial covenants as set forth in the Notes. If we breach any of the financial covenants set forth in the Notes, we will be required to make certain payments to the holders of the Notes.

The repayment of all outstanding principal and accrued interest under the Notes may be accelerated by the holders thereof upon any of the following events of default: (i) default in payment of any principal amount due under the Notes; (ii) failure by us for ten (10) business days to comply with any other provision of the Notes in all material respects; (iii) initiation of a bankruptcy proceeding or related proceeding; (iv) an involuntary case or other proceeding is commenced directly against us or any of our subsidiaries seeking liquidation, reorganization or other relief; (v) breach of any covenant or other term or condition of any Debt Financing Transaction agreement, except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least ten (10) business days after written notice to us thereof; (vi) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction involving, in the aggregate, a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000) or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of forty-five (45) days after the entry thereof; (vii) any lien created by any Debt Financing Transaction agreement shall at any time fail to constitute a valid and perfected first priority lien on all of the collateral purported to be secured thereby and the same is not cured within ten (10) business days of any such failure; (viii) there shall occur a change of control; or (ix) there occurs with respect to any issue or issues of indebtedness having an outstanding amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in the aggregate, whether such indebtedness exists on the issue date or shall thereafter be created, an event of default that permits the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity.

Amendment No. 2 to Security Agreement

The Buyers, along with additional buyers (collectively, the “Prior Buyers”), previously purchased certain secured notes in an original aggregate principal amount of Twenty Six Million Dollars ($26,000,000) (the “Prior Notes”) and entered into that certain Security Agreement, dated October 31, 2007 (the “Security Agreement”), pursuant to which we, IT&E International, a California corporation and our former wholly owned subsidiary (“IT&E”), and Averion Inc., a Massachusetts corporation and our former wholly owned subsidiary (“Averion Inc.”, and together with IT&E, the “Former Subsidiaries”), granted to the Collateral Agent, for the benefit of itself and the Buyers, a security interest in and lien upon all of our and our Former Subsidiaries’ assets as security for our performance of our obligations under the Notes. Pursuant to the Amended Security Agreement, the Security Agreement was amended to: (i) include the Notes, as well as the Prior Notes, as being covered by the Security Agreement; and (ii) to reflect that the security interest and lien that was granted as security for our performance of our obligations under the Prior Notes and the Notes now also includes a security interest in and lien upon all of Hesperion US’s assets as well as our assets and no longer includes a security interest in and lien upon our Former Subsidiaries’ assets which are now owned directly by us.

Amended Guaranty

The Former Subsidiaries previously entered into that certain Guaranty, dated October 31, 2007 (the “Guaranty”), pursuant to which the Former Subsidiaries agreed to guarantee the full and prompt payment and performance to the Prior Buyers and Collateral Agent when due, upon demand, at maturity or by reason of acceleration or otherwise, of any and all of our, or the Former Subsidiaries, obligations, under the transaction documents related to the Prior Notes. Pursuant to the Amended Guaranty, the Guaranty was amended to: (i) include the Notes, as well as the Prior Notes, as being covered by the Guaranty; and (ii) to reflect that the guarantor under the Guaranty is now Hesperion US, our indirect wholly owned subsidiary, and no longer the Former Subsidiaries, which have each been dissolved.

Amended SPA

The Buyers and Prior Buyers previously entered into that certain Securities Purchase Agreement with the Company dated October 31, 2007 (the “Prior SPA”), pursuant to which the Buyers and Prior Buyers purchased the Prior Notes. In addition, pursuant to the Prior SPA, the Prior Buyers and the Buyers were given the right to participate in any future Company financing. Pursuant to the Amended SPA: (i) the Prior Buyers agreed to waive any right to participate in the June 2008 Debt Financing Transaction; and (ii) the Prior SPA was amended as follows: (a) the definitions of Permitted Liens and Indebtedness were modified to include those created or incurred by the June 2008 Debt SPA; (b) the definition of Affiliate Transactions was amended to allow for the transactions contemplated by the June 2008 Debt SPA; and (c) the definition of Subsidiary was revised to mean any person of which fifty percent (50%) or more of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such person; provided, however, that the change in definition of Subsidiary is not intended to, and does not, in any way effect the representations or warranties set forth in Section 3 of the Prior SPA which were made as of the date of the Prior SPA and the closing date of the Prior SPA.

Weissbach Employment Agreement

Effective January 10, 2008, Dr. Markus Weissbach, our chief executive officer (“Weissbach”), entered into an employment agreement with us governed by the laws of the Commonwealth of Massachusetts (the “Massachusetts Employment Agreement,”) that will supersede a prior employment agreement that Weissbach entered into with us on October 31, 2007, that was governed by Swiss law (the “Swiss Employment Agreement”). The Massachusetts Employment Agreement will supersede the Swiss Employment Agreement on the date on which Weissbach obtains a United States L-1A visa (or comparable U.S. visa or work permit).

The terms of the Swiss Employment Agreement were set forth in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on November 6, 2007. At such time as the Massachusetts Employment Agreement becomes effective and supersedes the Swiss Employment Agreement, the terms of the Swiss Employment Agreement will no longer have any force or effect and the terms of the Massachusetts Employment Agreement shall at that time become effective. The Massachusetts Employment Agreement provides that Weissbach will be paid an annual base salary of Three Hundred Twenty Seven Thousand Dollars ($327,000). In addition, Weissbach will be eligible to receive an annual bonus of up to one hundred percent (100%) of his then in effect annual base salary as determined by our Board based upon the satisfaction of certain objective criteria and certain performance goals to be determined by our Board. Either party may terminate the Massachusetts Employment Agreement at any time with or without Cause (as defined in the Massachusetts Employment Agreement) or with or without Good Reason (as defined in the Massachusetts Employment Agreement); provided, however, that any termination by us without Cause or by Weissbach without Good Reason must be preceded by sixty (60) days advance written notice. If Weissbach is terminated without Cause, is disabled or resigns for Good Reason, then we are obligated to pay Weissbach an amount equal to twelve (12) months of Weissbach’s then in effect base salary in accordance with our normal payroll policies and continue Weissbach’s benefits for a period of eighteen (18) months. If a change of control transaction occurs and, if following or in connection with, such change of control transaction, Weissbach is terminated (other than for Cause), or resigns for Good Reason, then we are obligated to pay Weissbach an amount equal to the sum of: (i) twelve (12) months of Weissbach’s then in effect base salary, plus (ii) Weissbach’s target bonus for the year the change of control occurs or for the year immediately prior to the change of control, whichever is higher; and (iii) continue Weissbach’s benefits for a period of eighteen (18) months.

In addition, during his employment under the Massachusetts Employment Agreement and for a one (1) year period following the termination of his employment for any reason, Weissbach will not: (i) directly or indirectly, compete, or undertake any planning to compete, with us, anywhere in the world, whether as an owner, partner, investor, consultant, employee or otherwise; or (ii) (a) solicit or encourage any of our customers to terminate or diminish their relationship with us; or (b) seek to persuade any such customer or prospective customer to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with us; provided that the restrictions for (b) above shall apply (y) only with respect to those persons who are or have been a customer of ours at any time within the immediately preceding two (2) year period or whose business has been solicited on behalf of us or by any of our officers, employees or agents within such two (2) year period, other than by form letter, blanket mailing or published advertisement, and (z) only if Weissbach has performed work for such person during Weissbach’s employment with us or been introduced to, or otherwise had contact with, such person as a result of his or other associations with us or has had access to confidential information which would assist in Weissbach’s solicitation of such person.

Financing Transaction

On October 31, 2007 (the “Debt Financing Closing Date”), we also entered into the following agreements pursuant to which we sold Twenty Four Million Dollars ($24,000,000) of senior secured notes (the “Notes”) and issued an aggregate of one hundred fifteen million two hundred thousand (115,200,000) shares of our common stock (the “Shares”) (the “Debt Financing Transaction”) to ComVest, Cumulus Investors, LLC, a Nevada limited liability company (“Cumulus”), and Dr. Philip T. Lavin (“Lavin” and together with ComVest and Cumulus, each a “Buyer” and collectively, the “Buyers”): (i) a Securities Purchase Agreement between us and the Buyers (the “Debt SPA”); (ii) a Registration Rights Agreement between us and the Buyers (the “Registration Rights Agreement”); (iii) a Pledge Agreement between us and Cumulus, in its capacity as collateral agent for the Buyers (the “Collateral Agent”) (the “Pledge Agreement”); (iv) a Security Agreement between us, Averion Inc., a Delaware corporation and our wholly owned subsidiary (“Averion Inc.”), and IT&E International, a California corporation and our wholly owned subsidiary (“IT&E”), on the one hand, and the Buyers and Collateral Agent, on the other hand (the “Security Agreement”); and (v) a Guaranty in favor of the Collateral Agent for the benefit of the Buyers which was executed by Averion Inc. and IT&E (the “Guaranty”).

ComVest, which beneficially owned directly or through affiliates approximately 52.98% of our outstanding common stock immediately prior to the Debt Financing Closing Date, purchased a Note in the principal amount of Eleven Million Dollars ($11,000,000) and was issued fifty two million eight hundred thousand (52,800,000) Shares in connection therewith. After the Second Closing (defined below), ComVest, or its affiliates, beneficially own approximately 50.84% of our common stock. Michael Falk, chairman of our Board and Cecilio Rodriguez, one of our directors, are affiliates of ComVest. In addition, Lavin, one of our directors, our current Executive Chairman and former Chief Executive Officer, and who beneficially owned directly or through affiliates approximately 21.12% of our outstanding common stock immediately prior to the Debt Financing Closing Date, purchased a Note in the principal amount of Two Million Dollars ($2,000,000) and was issued nine million six hundred thousand (9,600,000) Shares in connection therewith. After the Second Closing, Lavin, or his affiliates, beneficially own approximately 18.43% of our common stock.

In connection with the Debt Financing Transaction, our Board determined that it would be in our best interests and the best interests of our stockholders to appoint a special committee of disinterested directors to consider the terms and conditions of the Debt Financing Transaction and approve such terms. To that end, our Board appointed Alastair McEwan, Robert Tucker and James Powers to a special committee of the Board with the sole power to approve the Debt Financing Transaction. In addition, such special committee retained independent counsel (“Special Counsel”) to assist it in evaluating the Debt Financing Transaction. On October 30, 2007, at a meeting of such Special Committee at which Special Counsel was present, the Special Committee approved the Debt Financing Transaction.

Debt SPA

Pursuant to the Debt SPA, we are obligated to sell and the Buyers are obligated to buy Notes in the aggregate principal amount of Twenty Six Million Dollars ($26,000,000) and shares of our common stock in the aggregate amount of one hundred twenty four million eight hundred thousand (124,800,000) Shares as follows: (i) on the Debt Financing Closing Date, we sold and issued to the Buyers and the Buyers purchased from us Notes in the aggregate principal amount of Twenty Four Million Dollars ($24,000,000) and shares of our common stock in the aggregate amount of one hundred fifteen million two hundred thousand (115,200,000) Shares; and (ii) within thirty (30) days after the Debt Financing Closing Date, we were obligated to sell and certain Buyers are obligated to buy from us Notes in the aggregate principal amount of an additional Two Million Dollars ($2,000,000) and shares of our common stock in the aggregate amount of nine million six hundred thousand (9,600,000) Shares (the “Second Closing”).

Pursuant to the Debt SPA, from the Debt Financing Closing Date until the date that no Notes remain outstanding, before we, or any of our affiliates, enter into any debt or equity financing or issue any debt or equity securities, subject to certain standard and customary exceptions (each, a “Future Offering”), we must give the Buyers the right to participate in any such Future Offering as follows: the Buyers will have the option to purchase up to an aggregate of twenty five percent (25%) of the total amount of securities to be issued in such Future Offering on a pro rata basis.

Pursuant to the Debt SPA, from the Debt Financing Closing Date until the date that no Notes remain outstanding, Cumulus shall have the right to appoint one (1) person to attend and observe our Board meetings in a non-voting capacity. Such observation rights shall not be transferable to any third party or assignee.

In addition, pursuant to the Debt SPA, in the event that any Buyer’s Note is outstanding on the first (1st) anniversary of the Debt Financing Closing Date, we shall pay such Buyer a transaction fee in an amount equal to two percent (2%) of the purchase price of such outstanding Note.

Notes

We will pay interest on the Notes quarterly in arrears, beginning with the calendar quarter that commenced on October 1, 2007 as follows: (i) for the period commencing on the Debt Financing Closing Date and ending on the first (1st) anniversary thereafter, three percent (3%) per annum; (ii) for the period commencing on the first (1st) anniversary of the Debt Financing Closing Date and ending on the second (2nd) anniversary of the Debt Financing Closing Date, ten percent (10%) per annum; and (iii) for the period commencing on the second (2nd) anniversary of the Debt Financing Closing Date and ending on the third (3rd) anniversary of the Debt Financing Closing Date, fifteen percent (15%) per annum. The entire unpaid principal balance of the Notes, plus all accrued interest thereon remaining unpaid, shall be due and payable by us to the Buyers on October 31, 2010. In addition, we have agreed to certain financial covenants as set forth in the Notes. If we breach any of the financial covenants set forth in the Notes, we will be required to make certain payments to the holders of the Notes.

The repayment of all outstanding principal and accrued interest under the Notes may be accelerated by the holders thereof upon any of the following events of default: (i) default in payment of any principal amount due under the Notes; (ii) failure by us for ten (10) business days to comply with any other provision of the Notes in all material respects; (iii) initiation of a bankruptcy proceeding or related proceeding; (iv) an involuntary case or other proceeding is commenced directly against us or any of our subsidiaries seeking liquidation, reorganization or other relief; (v) breach of any covenant or other term or condition of any Debt Financing Transaction agreement, except, in the case of a breach of a covenant or other term that is curable, only if such breach continues for a period of at least ten (10) business days after written notice to us thereof; (vi) one or more judgments, non-interlocutory orders or decrees shall be entered by a U.S. state or federal or a foreign court or administrative agency of competent jurisdiction involving, in the aggregate, a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of Two Hundred Fifty Thousand Dollars ($250,000) or more, and the same shall remain unsatisfied, unvacated, unbonded or unstayed pending appeal for a period of forty-five (45) days after the entry thereof; (vii) any lien created by any Debt Financing Transaction agreement shall at any time fail to constitute a valid and perfected first priority lien on all of the collateral purported to be secured thereby and the same is not cured within ten (10) business days of any such failure; (viii) there shall occur a change of control; or (ix) there occurs with respect to any issue or issues of indebtedness having an outstanding amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in the aggregate, whether such indebtedness exists on the issue date or shall thereafter be created, an event of default that permits the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity.

Pledge Agreement

Pursuant to the Pledge Agreement, we pledged and granted a first priority security interest in all of the capital stock and other equity interests of Averion Inc. and IT&E to the Collateral Agent, for the benefit of itself and the Buyers, as security for our performance of our obligations under the Notes.

Security Agreement

Pursuant to the Security Agreement, we, Averion Inc. and IT&E granted to the Collateral Agent, for the benefit of itself and the Buyers, a security interest in and lien upon all of our, Averion Inc.’s and IT&E’s assets as security for our performance of our obligations under the Notes.

Guaranty

Pursuant to the Guaranty, Averion Inc. and IT&E (the “Guarantors”), jointly and severally, agreed to guarantee the full and prompt payment and performance to the Buyers and Collateral Agent when due, upon demand, at maturity or by reason of acceleration or otherwise, of any and all of our, or the Guarantors, obligations, under the Debt Financing Transaction agreements.

Further Assurances

Pursuant to a side letter entered into between us and the Buyers, we agreed to take, or cause to be taken, all applicable action necessary in connection with the consummation of the transactions contemplated by the Debt Financing Transaction agreements, which includes, without limitation, perfecting the Buyers’ security interests in the applicable jurisdictions, entering into deposit account control agreements with our financial institutions and obtaining pledges of capital stock from our European subsidiaries.

Amendment to Debt Financing Transaction Agreements and Financing Transaction Second Closing

On November 5, 2007, we entered into an amendment to each of the following agreements related to the Debt Financing Transaction: (i) Debt SPA; (ii) Registration Rights Agreement; and (iii) Security Agreement (collectively, the “Amendments”). Pursuant to the Amendments, the parties agreed to amend the Schedule of Buyers to add Gene Resnick, M.D., (“Resnick”), MicroCapital Fund, Ltd., a Cayman-domiciled investment corporation, and MicroCapital Fund LP, a Delaware limited partnership, as additional buyers (the “Additional Buyers”) to participate in the Second Closing in place of the Buyer originally designated to participate in the Second Closing and to join the Additional Buyers as parties to the Debt SPA, the Registration Rights Agreement and the Security Agreement. On November 5, 2007, we sold Notes in the aggregate principal amount of Two Million Dollars ($2,000,000) and issued an aggregate of nine million six hundred thousand (9,600,000) Shares to the Additional Buyers. Resnick, our Chief Medical Officer, purchased a Note in the principal amount of One Hundred Twenty Five Thousand Dollars ($125,000) and was issued six hundred thousand (600,000) Shares in connection therewith.

Payments to SCI, Inc.

In 2007, we paid $69,000 to SCI Inc., an entity controlled by Fred Sancilio, a former member of our Board, for consulting expenses.

Payments to a Director

In 2007, we paid Mr. McEwan, a member of our Board, $30,000 for consulting services.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Information Statement. A single Information Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Information Statement, please notify your broker, and direct your written request to Averion International Corp., Attn: Secretary, 225 Southborough Road, Southborough, Massachusetts 01772. Stockholders who currently receive multiple copies of the Information Statement at their address and would like to request “householding” of their communications should contact their broker.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

As permitted by the federal securities laws, we are also making this Information Statement available to our stockholders via the Internet. A copy of this Information Statement is available to you free of charge at http://www.averionintl.com under the heading “Corporate Governance.” We are not soliciting your proxy or consent, but are furnishing this Information Statement to you pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

INCORPORATION BY REFERENCE

We are permitted to “incorporate by reference” certain documents and information into this Information Statement. This means that we are referring you to the information that we have filed separately with the SEC. The information incorporated by reference should be considered a part of this Information Statement, except for any information superseded by information contained directly in this Information Statement. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which includes audited financial statements for the fiscal years ended December 31, 2008 and December 31, 2007, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, which includes unaudited financial statements for the three (3) months and six (6) months ended June 30, 2009, are incorporated by reference into this Information Statement. We undertake to provide without charge to each stockholder to whom a copy of this Information Statement has been delivered, upon request, by first class mail or equally prompt means, a copy of any or all such documents incorporated by reference into this Information Statement. You may obtain copies of any or all such documents incorporated by reference into this Information Statement by submitting a request in writing addressed to Averion International Corp., Secretary, 225 Southborough Road, Southborough, Massachusetts 01772 or via telephone at (508) 597-6000.

ADDITIONAL INFORMATION

We will furnish without charge to any stockholder, upon written or oral request, any documents filed by us pursuant to the Exchange Act. Requests for such documents should be addressed to Averion International Corp., Secretary, 225 Southborough Road, Southborough, Massachusetts 01772. Documents filed by us pursuant to the Exchange Act may be reviewed and/or obtained through the SEC’s Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the SEC website at http://www.sec.gov.

COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders who wish to communicate with members of our board of directors may send correspondence to them in care of: Averion International Corp., Secretary, 225 Southborough Road, Southborough, Massachusetts 01772.

DISSENTER’S RIGHTS OF APPRAISAL

Under the Delaware General Corporation Law, our stockholders will not be entitled to appraisal rights in connection with the above actions. Furthermore, we do not intend to independently provide stockholders with any such rights.

By Order of our Board of Directors,

/s/  James H. McGuire
Chairman of the Board

APPENDIX A
VALUATION REPORT

A-1

Presentation to the Special Committee of the Board of Directors of

Regarding Valuation of Company as a Going Concern

August 24, 2009

Quality Valuation	•	Quality Decision-making	•	Integrity and Independence

THE FULL TEXT OF THE WRITTEN VALUATION REPORT OF MARSHALL & STEVENS SHOULD BE READ CAREFULLY IN ITS ENTIRETY. IN PREPARING THIS VALUATION REPORT, MARSHALL & STEVENS RELIED UPON INFORMATION PROVIDED BY THE MANAGEMENT OF AVERION INTERNATIONAL. THE INFORMATION PROVIDED INCLUDED FORWARD-LOOKING STATEMENTS AND PROJECTIONS AND WAS BASED UPON A VARIETY OF ASSUMPTIONS, INCLUDING MANAGEMENT’S ABILITY TO ACHIEVE STRATEGIC GOALS, OBJECTIVES AND TARGETS OVER THE APPLICABLE PERIODS. MARSHALL & STEVENS DID NOT INDEPENDENTLY VERIFY THE ASSUMPTIONS OR CONCLUSIONS SET FORTH IN THOSE PROJECTIONS AND FORECASTS.

MARSHALL & STEVENS WAS NOT ASKED TO ADVISE AND DID NOT ADVISE AS TO THE FAIRNESS OF THE PROPOSED REVERSE/FORWARD STOCK SPLIT, EITHER FROM A PROCEDURAL POINT OF VIEW OR FROM A FINANCIAL POINT OF VIEW. NOR WERE WE ASKED TO CONSIDER OR ADVISE UPON POSSIBLE ALTERNATIVE TRANSACTIONS. MARSHALL & STEVENS’ REPORT IS DIRECTED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF AVERION INTERNATIONAL AND RELATES ONLY TO THE COMPANY’S VALUATION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO THE REVERSE/FORWARD STOCK SPLIT OR ANY OTHER MATTER BEING VOTED UPON.

Confidential

Confidential

Section 1

Introduction and Situation Analysis

Introduction to Marshall & Stevens

•	Headquartered in Los Angeles and founded in 1932

•	Offices in 6 locations nationwide

New York	Los Angeles	Philadelphia
Chicago	Tampa	St. Louis

•	More than 100 employees, including industry authorities and thought leaders

•	More than 500 engagements — with more than 200 clients served — annually

•	Full-service, independent valuation and financial advisory firm:

•	Business Valuations;

•	Fairness, Solvency Opinions;

•	Strategic M&A Advisory Services (provided through MS Capital, LLC, a wholly-owned subsidiary);

•	Valuation of Intangible Assets;

•	Commercial & Industrial Real Estate Valuation and Consulting;

•	Commercial Real Estate Loan Portfolio Credit Analysis; and

•	Machinery & Equipment Valuation and Consulting

Our focus is on protecting and maximizing value for our clients by providing independent and objective advice on issues related to highly technical and complex assessments of value.

Financial Valuation	Real Estate Services	Capital Asset Valuation

• Proven financial reporting expertise:	• Valuation and appraisal services supporting:	• Proven expertise with:
• SFAS 141(R)	• Single and Multiple Asset Valuations	• Ghost Assets
• SFAS 142	• Whole Loan Credit Analysis	• Financings
• SFAS 144	• Property Portfolio Valuations	• Insurance Placement
• SFAS 123R	• Property Taxes	• Asset-Based Lending
• SFAS 157	• Transfer Taxes	• Depreciation Analysis & Cost Segregation
• Industry-leading capability:	• Syndications/Leasebacks	• Leasing Residual Value
• Transfer Pricing	• Leasing/Structured Finance	• Estate/Gift Tax Planning
• Fairness/Solvency Opinion	• Building Systems Integrity	• Expert Testimony/Litigation
• Estate/Gift Tax Planning	• Bankruptcy/Litigation
• Expert Testimony/Litigation	• CMBS Special Servicing

Confidential	4

Averion Situation Analysis

Averion International Corp. (“Averion” or the “Company”) is a comparatively small participant in the global contract research industry serving life sciences clients in the US, Europe, and Russia.

•	Averion provides support to clients in the pharmaceutical and biotech industry through the provision of Contract Research Organization (“CRO”) services

•	CROs offer clients a wide range of outsourced pharmaceutical research services to aid in the drug and medical device research & development process

•	This is a highly competitive business, dependent in large part on the ability to attract and retain the high quality professionals needed to design and supervise these services

•	The Company, through its predecessors, was formed in 1983 and has grown organically and through acquisitions, most notably its October 31, 2007, purchase of Hesperion for approximately $36.2 million

•	While more than doubling Averion’s revenue (from approximately $14.6 million in 2006 to combined revenue of $39.9 million in 2007), the acquisition of Hesperion burdened the Company with significant debt

•	Total pro forma interest-bearing indebtedness of $36.3 million vs. only $6.7 million immediately prior to the completion of the Hesperion transaction

•	In early 2009, the board of directors and management reviewed Averion’s strategic alternatives and undertook an auction process to sell the Company

•	The results of the auction were unsatisfactory, and the sale process was discontinued

MS Capital LLC (“MS Capital”) has been engaged by Averion to provide a valuation analysis to support internal planning efforts by the Company’s management and board of directors.

•	Management and the board of directors continue to assess a range of strategic alternatives for the Company

•	MS Capital was engaged to provide an independent assessment of value for the Company’s equity capital in support of this strategic review

•Valuation of Averion as a going concern on a “sale-of-control” basis

•	This strategic review has added urgency, due to the debt servicing burden the Company currently faces

•	Total indebtedness as of June 30, 2009, was $39.5 million (including accrued interest of $2.0 million)[1]

Description of Debt	Amount
	($ in millions)

Senior Secured Notes	$26.3	[2]
Subordinated Promissory Notes	5.7
Cerep Promissory Note	3.5	[3]
New Senior Secured Notes	2.0
Accrued Interest on Notes Payable	2.0

Total	$39.5

1 Source: Averion 10-Q dated June 30, 2009.
2 Includes March 13, 2009 issuance of additional $0.3 million.
3 Equivalent to EUR 2.5 million note face value at exchange rate in effect at June 30, 2009 of $1.4014/Euro.

Confidential	5

Section 2

Preliminary Value Conclusion

Preliminary Value Conclusion

•	Based upon the information and analysis in this presentation, it is our preliminary view that, as of the date of this analysis, Averion’s total common equity has no value

•	Our assessment reflects in large part the company’s high leverage and balance sheet illiquidity, the nature of the Company’s business and competitive factors with respect to its market, as well as current overall economic conditions (including the limited availability of funding to refinance existing debt). It also reflects management’s projections as to likely future revenues, costs and expenses, net profits and cash flow for the Company

•	We have assumed that all of Averion’s indebtedness is valid and enforceable; as such, we note that the difference between the amount of total indebtedness and the Company’s enterprise value is of such a magnitude, based on management’s business plan, that there is no option value in the equity

•	Averion has already defaulted on its financial obligations once, and there is little doubt that it will do so again without the consent of its creditors to restructure its existing indebtedness. No assurances can be given that current lenders would be willing to agree to a refinancing plan that would preserve any shareholder value

•	This finding of “no value” is also supported by the value currently being placed by the public market on the Company’s shares. These shares, which trade sporadically and are listed on the OTC pink sheets, are currently priced at or below $0.01 per share, indicating only a speculative value for such shares

Considerations

Our due diligence to date has consisted of a review of underlying corporate documents, a study of relevant empirical financial data, and discussions with representatives of the Company. Specific due diligence to date has included, but was not limited to, the following:

•	We interviewed the Company’s executive management at the Company’s executive offices on August 6, 2009 and for several hours reviewed with management the industry, as well as the Company’s history, operations, business plan and anticipated prospects; We also reviewed various SEC filings submitted by the Company

•	We reviewed the Company’s projected cash flows for the fiscal years ending December 31, 2009 through December 31, 2018, as provided by management

•	We reviewed publicly available economic and financial information concerning the industry in which the Company operates, as well as other materials available through public sources. Sources of market and industry data included, but were not limited to, the following:

•	The Capital IQ database;

•	Ibbotson Associates’ Stocks, Bonds, Bills and Inflation Valuation Edition 2009 Yearbook;

•	Duff and Phelps LLC’s Risk Premium Report 2009;

•	Business Valuation Resources’ Economic Outlook; and

•	IBIS World Industry Reports

•	We were also provided access to a wide range of Company information, both confidential and publicly available, through a data room that remained in place following the Company’s recent auction process

Confidential	7

Overview of Valuation Approaches

The overwhelming factor underpinning our conclusion of “no value” for the Company’s common equity is the Company’s substantial debt burden.

•	In reaching our conclusions as to value, we relied upon three principal valuation methodologies, as follows:

•	Income Approach — Discounted Cash Flow Analysis (FCFE);

•	Market Approach — Publicly Traded Comparables Analysis; and

•	Market Approach — Precedent M&A Transactions Analysis

•	These valuation approaches, discussed in detail in Section 3 of this analysis, form the basis of our conclusion that the Company’s common equity has no value and that the enterprise value of the Company is less than the face amount of its debt

Confidential	8

Section 3

Preliminary Valuation Analysis

Generally Accepted Valuation Approaches

The valuation of an enterprise is typically based on three basic approaches to value: the income, market, and asset approaches.

•	A discounted cash flow (“DCF”) analysis of the business provides a value indication based upon the present value of anticipated future cash flows, discounted at an appropriate present value factor reflecting the risk inherent in the company’s operations

•	The market approach is based upon the valuation principle of substitution. The approach develops value measures based upon prices for comparable interests. There are two techniques typically employed in the market approach:

•	The market approach using equity comparables utilizes financial and market information regarding publicly traded securities of companies engaged in businesses similar to those of the Company so that prevailing investor attitudes and expectations can be used; and

•	The market approach using precedent M&A transactions relies upon prior transactions involving the Company’s equity or the equity of similar companies to develop appropriate market multiples which can be applied to the Company’s income and cash flow streams to develop value indications

•	In the asset-based or liquidation value approaches, the underlying assets of the enterprise are considered individually, and the sum of these assets minus the stated liabilities results in an indication of value

In this instance, we deemed the income and market approaches as most appropriate, particularly since the Company is a service organization and owns very few tangible assets.

Confidential	10

Section 3-A

Income Approach

DCF Analysis — Free Cash Flow to Equity

We developed a stream of free cash flows to equity based on management’s projections for the fiscal years ending December 31, 2009, through December 31, 2018. A free cash flow to equity model was selected to properly capture the risks associated with the Company’s debt obligations.

•	Management’s projections were relied upon for the basis of the free cash flow to equity model; however, certain line items were developed from market observations, particularly working capital

•	Working capital was based on an assumed industry optimal amount of 10.0% of the change in annual revenue. The 10.0% indication was based on the equity comparables’ debt and excess cash-free working capital/sales indications. An excess cash approach was taken as companies in the subject industry typically reserve approximately 60.0% of their cash and cash equivalents relative to customer deposits/unearned revenue. Thus, the full amount of cash on the books was not used as part of the working capital calculation; rather, any cash remaining after withholding 60.0% of the Company’s customer deposits/unearned revenue was used in the calculation. The following table presents the working capital analysis:

LTM Period Adjusted Working Capital Analysis
	AVRO	CVD	ENCO	ICLR	KNDL	PRXL	PPDI	Average	Median	Selected
	($ in millions)
Cash and Cash Equivalents	$5.4	$204.4	$2.3	$97.0	$61.8	$99.5	$572.9
Unearned Revenue	17.6	174.6	6.0	135.0	98.7	244.3	248.2

Excess Cash (> 60% of Unearned Revenue)	$—	$99.6	$—	$16.0	$2.5	$—	$424.0
Sales	$71.9	$1,888.9	$36.1	$883.7	$629.6	$1,286.4	$1,494.4
Working Capital	(4.6)	332.4	(1.6)	209.1	61.6	141.3	603.3
Add: Total Current Debt	2.0	58.0	0.1	38.2	0.1	57.1	0.0

Debt-Free Working Capital	(2.6)	390.4	(1.5)	247.3	61.7	198.4	603.3
% of Sales(1)	(3.6)%	20.7%	(4.1)%	28.0%	9.8%	15.4%	40.4%	18.4%	18.0%
Less: Excess Cash	0.0	99.6	0.0	16.0	2.5	0.0	424.0

Debt and Excess Cash-Free Working Capital	$(2.6)	$290.7	$(1.5)	$231.3	$59.2	$198.4	$179.3
% of Sales(1)	(3.6)%	15.4%	(4.1)%	26.2%	9.4%	15.4%	12.0%	12.4%	13.7%	10.0%

Note:

(1)	Averion is excluded from the average and median calculations.

•	Taxes for the fiscal years ending December 31, 2009 through December 31, 2011 were set equal to zero, and the tax benefit was carried forward until the Company generated adequate earnings to deplete the benefit. Taxes were estimated based on a blended state and federal rate of 41.0%

•	To account for the value of the common equity of the business beyond the forecast period, a terminal cash flow to equity holders was developed and was capitalized through application of the Gordon Growth Model

•	Terminal CFLO/(r — g), where r is the selected discount rate, calculated at 48.5% (as calculated in Appendix A) and g is the long-term growth rate, assumed at 3.0%

Confidential	12

DCF Analysis Conclusion — Free Cash Flow to Equity

	Fiscal Years Ending December 31,
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	Terminal
Revenue	$66,291,000	$70,931,370	$76,605,880	$82,734,350	$89,353,098	$96,501,346	$104,221,453	$112,559,170	$121,563,903	$131,289,016	$141,792,137
% Growth	(11.6)%	7.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%	8.0%
Cost of Goods Sold	37,143,000	39,721,288	42,898,991	44,477,674	48,035,888	51,878,759	56,029,060	60,511,385	65,352,295	70,580,479	76,226,917

Gross Profit	29,148,000	31,210,082	33,706,888	38,256,676	41,317,210	44,622,587	48,192,394	52,047,785	56,211,608	60,708,537	65,565,220
% of Revenue	44.0%	44.0%	44.0%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%	46.2%
Operating Expenses	21,740,000	23,261,800	25,122,744	27,132,564	29,303,169	31,647,422	34,179,216	36,913,553	39,866,637	43,055,968	46,500,446

EBITDA	7,408,000	7,948,282	8,584,144	11,124,112	12,014,041	12,975,165	14,013,178	15,134,232	16,344,971	17,652,568	19,064,774
% of Revenue	11.2%	11.2%	11.2%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%	13.4%
Depreciation	1,655,000	1,903,449	2,360,200	2,931,138	3,626,867	2,914,747	3,503,885	4,120,309	4,722,197	5,271,339	2,777,729
Intangible Amortization	1,232,958	1,125,756	895,805	886,638	822,948	609,373	262,083	140,000	0	0	0

EBIT	4,520,042	4,919,076	5,328,140	7,306,336	7,564,227	9,451,044	10,247,209	10,873,923	11,622,774	12,381,229	16,287,045
% of Revenue	6.8%	6.9%	7.0%	8.8%	8.5%	9.8%	9.8%	9.7%	9.6%	9.4%	11.5%
Cash Interest	4,013,386	4,292,544	274,361	0	0	0	0	0	0	0	0
Debt Amortization	5,216,092	5,964,178	0	0	0	0	0	0	0	0	0

Taxable Income	(4,709,435)	(5,337,645)	5,053,779	7,306,336	7,564,227	9,451,044	10,247,209	10,873,923	11,622,774	12,381,229	16,287,045
% of Revenue	(7.1)%	(7.5)%	6.6%	8.8%	8.5%	9.8%	9.8%	9.7%	9.6%	9.4%	11.5%
Income Tax Expense (@ 41.0)%	0	0	0	948,344	3,101,333	3,874,928	4,201,356	4,458,308	4,765,337	5,076,304	6,677,688

Net Income	(4,709,435)	(5,337,645)	5,053,779	6,357,992	4,462,894	5,576,116	6,045,853	6,415,615	6,857,437	7,304,925	9,609,356
Add: Depreciation	1,655,000	1,903,449	2,360,200	2,931,138	3,626,867	2,914,747	3,503,885	4,120,309	4,722,197	5,271,339	2,777,729
Add: Intangible Amortization	1,232,958	1,125,756	895,805	886,638	822,948	609,373	262,083	140,000	0	0	0
Add: Debt Amortization	5,216,092	5,964,178	0	0	0	0	0	0	0	0	0
Less: Capital Expenditures	(1,298,651)	(1,389,556)	(1,500,721)	(1,620,778)	(1,750,441)	(1,890,476)	(2,041,714)	(2,205,051)	(2,381,455)	(2,571,971)	(2,777,729)
Less: Increase in Working Capital	868,600	(464,037)	(567,451)	(612,847)	(661,875)	(714,825)	(772,011)	(833,772)	(900,473)	(972,511)	(1,050,312)
Less: Debt Repaid	0	(31,824,000)	(5,700,000)	0	0	0	0	0	0	0	0

Free Cash Flow to Equity	$2,964,564	$(30,021,855)	$541,612	$7,942,143	$6,500,393	$6,494,936	$6,998,097	$7,637,101	$8,297,705	$9,031,782	$8,559,044
Fraction of Year	0.38	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Discount Period (Mid-Year Convention)	0.19	0.88	1.88	2.88	3.88	4.88	5.88	6.88	7.88	8.88
Present Value Factor (@ 48.5)%	0.9276	0.7061	0.4755	0.3202	0.2156	0.1452	0.0978	0.0658	0.0443	0.0299

Present Value of Cash Flow	$1,045,000	$(21,199,140)	$257,539	$2,543,112	$1,401,654	$943,083	$684,271	$502,864	$367,920	$269,676

Present Value of Cash Flows	$(13,184,020)							Terminal Year Cash Flow			$8,559,044
Present Value of Terminal Value	561,672							Multiplied by: Capitalization Rate			2.1978

Equity Value	No Value							Terminal Year Value			$18,811,086

								Multiplied by: Present Value Factor			0.0299

								Present Value of Terminal Value			$561,672

Confidential	13

Section 3-B

Equity Comparables Analysis

Selection of Equity Comparables

The comparable public company method is based on the theory that the value of a company can be estimated based on the public market trading prices and market valuation metrics of other companies engaged in a similar line of business.

			Equity Value	Enterprise	Debt/Total	LTM Revenue
Company Name	Ticker	Stock Price(1)	($M)	Value ($M)	Capital	($M)

Covance Inc.	CVD	$54.74	$3,501.9	$3,355.5	1.6%	$1,888.9
Encorium Group Inc.	ENCO	0.17	3.5	1.4	6.1%	36.1
ICON plc	ICLR	22.30	1,307.0	1,309.6	7.1%	883.7
Kendle International Inc.	KNDL	11.57	172.0	263.9	47.2%	629.6
Parexel International Corp.	PRXL	12.64	727.2	917.9	28.3%	1,286.4
Pharmaceutical Product Development Inc.	PPDI	20.17	2,383.1	1,810.2	0.0%	1,494.4

Note:

(1)	Stock prices observed as of August 14, 2009.

•	The equity comparables selection process involves the careful screening and selection of public companies that are the most similar to the Company from an investment perspective. It is unusual that any public company is identical. Typically; however, public companies can be identified which have a similar product line, customer base, or other business attribute(s) which would cause an investor to group the companies in the same broad industry class for investment purposes. Selection criteria include similarities in size, industry classification, future growth expectations, business risk, and financial risk

The above selected equity comparables represent what we believe to be the most representative group of comparable companies for valuation purposes based on the above referenced selection process and management’s assessment of their competition.

Confidential	15

Analysis of Equity Comparables

Due to Averion’s significant leverage and to the illiquidity of the Company’s stock, the implied enterprise value is ultimately not meaningful but is presented as a basis of comparison with its peers.

Company Ticker	AVRO		CVD		ENCO		ICLR		KNDL		PRXL		PPDI		Guideline		Guideline
Company Name	Averion		Covance Inc.		Encorium		ICON plc		Kendle		Parexel		Pharma. Prod.		Average		Median		Selected
					($ in thousands, except stock price data)

Stock Price(1)	$0.01		$54.74		$0.17		$22.30		$11.57		$12.64		$20.17

Total Common Shares (in Thousands)	639,258		63,973		20,524		58,610		14,869		57,531		118,153

Market Capitalization	$6,393		$3,501,882		$3,489		$1,307,012		$172,034		$727,192		$2,383,146

Plus: Total Debt	39,546		58,000		227		99,602		153,610		286,460		—

Plus: Preferred Stock	—		—		—		—		—		—		—

Plus: Minority Interest	—		—		—		—		—		3,796		—

Less: Excess Cash(2)	—		99,620		—		16,005		2,543		—		424,000

Enterprise Value	$45,939		$3,460,262		$3,716		$1,390,609		$323,101		$1,017,448		$1,959,146

Latest Fiscal Year	12/31/2008		12/31/2008		12/31/2008		12/31/2008		12/31/2008		6/30/2008		12/31/2008

Latest 12 Months	6/30/2009		6/30/2009		3/31/2009		3/31/2009		6/30/2009		3/31/2009		6/30/2009

EBITDA

Latest Fiscal Year	$3,696		$335,221		$(4,288)		$127,232		$71,390		$123,492		$343,852		$166,150		$125,362

Latest 12 Months	$4,612		$329,177		$(2,768)		$134,027		$63,346		$147,183		$325,553		$166,086		$140,605

Enterprise Value/EBITDA

Latest Fiscal Year	12.4	x	10.3	x	(0.9	)x*	10.9	x	4.5	x	8.2	x	5.7	x	7.9	x	8.2	x	8.2	x

Latest 12 Months	10.0	x	10.5	x	(1.3	)x*	10.4	x	5.1	x	6.9	x	6.0	x	7.8	x	6.9	x	6.9	x

Notes:

(1)	Stock prices observed as of August 14, 2009.

(2)	Only excess cash was considered in this instance, as companies in this industry typically need to reserve 60.0% of their cash and cash equivalents relative to customer deposits / unearned revenue.

*	Excluded from average and median calculations.

•	It is important to note that overall the equity comparables are significantly larger and more diversified than the Company, thus warranting adjustments to the selected multiple range (as further described below)

Confidential	16

Equity Comparables Multiple Range Adjustment

The Company is smaller and has significantly more leverage than any other competitor analyzed, suggesting it should trade at a meaningful enterprise value discount to its publicly listed peers.

•	In order to capture the additional risks associated with the Company when comparing it to the equity comparables, we considered various adjustments to the multiples. Such considerations include the following:

•	The equity comparables exhibited greater financial size, service diversification, earnings power, financial growth, and more sophisticated operations in comparison to the Company;

•	The equity comparables had less customer concentration relative to the Company, highlighting the Company’s significant customer concentration risk; and

•	The equity comparables were less risky from a leverage perspective, due to their more conservative capital structure relative to the Company

The referenced risks factors are principally due to the great size discrepancy of the Company and its equity comparables; consequently, any adjustments made to the selected multiple range should consider the element of company size and its impact on value.

•	In order to qualify an appropriate adjustment to the equity comparables multiple range, we reviewed various size discount studies, most notably the 2008 Mergerstat Review, as summarized below. The discounts referenced are derived from comparing price-to-earnings multiples paid in change-of-control transactions for large and small companies. The data reveals that investors require either a greater return, or a discount, as offsetting compensation for an investment in a smaller, less diversified company. Based on this study and the consideration of the referenced risk factors, we selected a size discount of 30.0% as most appropriate for application to the selected multiple range

Small vs. Large Companies — Median P/E Paid
	> $100M		< $25M
	Transaction		Transaction
Year	Value		Value		Size Discount

1998	24.2	x	12.6	x	47.9%
1999	21.9	x	14.9	x	32.0%
2000	19.1	x	16.1	x	15.7%
2001	17.7	x	14.4	x	18.6%
2002	18.9	x	14.3	x	24.3%
2003	21.0	x	15.1	x	28.1%
2004	22.1	x	14.3	x	35.3%
2005	23.5	x	13.3	x	43.4%
2006	22.8	x	17.6	x	22.8%
2007	23.9	x	21.2	x	11.3%

Confidential	17

Equity Comparables Value Conclusion

The adjusted equity comparables multiple range suggests that there is no equity value for the Company.

	Amount	Multiple Range		Implied EV Range	Less: Total Debt	Equity Value
	($ in thousands)
Selected Trading Multiple Range — 2008 EBITDA		7.4x - 9.0	x
As Adjusted for Small Company Size Discount(1)		5.2x - 6.3	x
Selected Trading Multiple Range — LTM EBITDA		6.2x - 7.6	x
As Adjusted for Small Company Size Discount(1)		4.3x - 5.3	x
Implied Valuation
2008 EBITDA	$3,696	5.2x - 6.3	x	$19,219 - $23,285	$39,546	No Value
LTM 6/30/09 EBITDA	$4,613	4.3x - 5.3	x	$19,836 - $24,449	$39,546	No Value

M&S Reference Range(2)	$4,155	4.7x - 5.7	x	$19,528 - $23,867	$39,546	No Value

Notes:

(1)	Selected multiple range includes a small company size discount of 30.0%, based on an analysis of the Company’s size, growth, profitability, and leverage against the indications demonstrated by the subject guideline comparable companies.

(2)	Represents the average of the 2008 and LTM indications.

*	An equity control premium was not included as the debt obligations of Averion imply no equity value. This was borne out by the unsatisfactory result of the Company’s recent auction process.

•	Multiples based on EBITDA were selected because this cash flow measure eliminates disparities in capital intensity, depreciation methods, and income tax structures

Confidential	18

Section 3-C

Comparable Transactions Analysis

Selected Comparable M&A Transactions

We searched transaction databases in order to find comparable, recent transactions that provide adequate financial information to develop pricing multiples for application to the Company.

Transaction Information				Transaction Multiples
Close Date	Buyer	Target	Target Description	Enterprise Value	LTM EBITDA	EV/EBITDA
				($ in thousands)
10/31/2007	Averion International Corp.	Hesperion, Ltd.	Hesperion, Ltd. delivers clinical research and development services to medical device, biotech, animal health, and pharmaceutical industries.	$36,161.1	$506.0	NM
12/5/2007	Lyceum Capital	Synexus Clinical Research Plc	Synexus Clinical Research PLC provides clinical trial services for the pharmaceutical industry in the United Kingdom, South Africa, India, Poland, Hungary, and Bulgaria.	$37,117.7	$1,836.9	20.2	x
12/13/2007	Genstar Capital, LLC	PRA International, Inc.	PRA International, Inc., a clinical research organization, provides clinical trial services. It specializes in oncology, CNS, respiratory/allergy, cardiovascular, and infectious diseases.	$757,531.9	$45,007.0	16.8	x
6/10/2008	ECI Partners, LLP	Premier Research Group plc	Premier Research Group, Ltd., a contract research organization, provides clinical trial management and information services to the pharmaceutical and biotechnology industries.	$176,099.9	$15,695.5	11.2	x
1/27/2009	Altarum Institute	KAI Research, Inc.	KAI Research, Inc. provides clinical studies support, clinical data management systems, safety reporting, statistical analysis, data warehousing, and quality assurance services.	$7,550.0	NA	NA
3/19/2009	JLL Partners	PharmaNet Development Group	PharmaNet Development Group, Inc. provides clinical development services to pharmaceutical, biotechnology, and medical device companies.	$188,040.7	$26,435.0	7.1	x

				Average	$17,896.1	13.8	x
				Median	$15,695.5	14.0	x

				Selected		7.1	x

•	The first step was to search for change of control transactions involving target companies with similar operations, characteristics, and business risks as the Company. Capital IQ’s merger and acquisition database served as the primary source to obtain the transaction data. The search identified four transactions that were made in the subject industry since June, 30 2007, and disclosed sufficient information from which to construct suitable multiples for application to the subject entity

•	Two other transactions are presented but do not impact our conclusion due to lack of data. Of particular note is the Hesperion, Ltd. acquisition by the Company

Confidential	20

Analysis of Precedent M&A Transactions

There has been a marked, almost linear deterioration in implied multiples paid for similar firms during the period of our analysis, suggesting values for the industry are troughing.

•	Overall, there is not an active recent market for companies similar to the Company. Although several transactions are presented it should be noted that we heavily relied upon the PharmaNet transaction, which closed on March 13, 2009, for purposes of selecting an appropriate multiple range. Not only was the PharmaNet transaction the most recent, but the acquired company also has very similar operations to that of the subject Company and faced comparable leverage issues. Thus, the implied EV/LTM EBITDA multiple from the PharmaNet transaction was used as the basis for the selected multiple range

(PERFORMANCE GRAPH)

Confidential	21

Comparable M&A Transactions Conclusion

The adjusted precedent M&A transaction multiple range suggests that there is no equity value for the Company.

	Amount	Multiple Range		Implied EV Range	Less: Total Debt	Equity Value
	($ in thousands)
Selected Transaction Multiple Range — LTM EBITDA		6.4x - 7.8	x
As Adjusted for Small Company Size Discount(1)		5.8x - 7.0	x
Implied Valuation
LFY 12/31/08 EBITDA	$3,696	5.8x - 7.0	x	$21,437 - $25,872	$39,546	No Value
LTM 6/30/09 EBITDA	$4,613	5.8x - 7.0	x	$26,755 - $32,291	$39,546	No Value

M&S Reference Range(2)	$4,155	5.8x - 7.0	x	$24,096 - $29,082	$39,546	No Value

Note:

(1)	Selected multiple range includes a small company size discount of 10.0%, based on an analysis of the Company’s size, growth, profitability, and leverage against the indications demonstrated by the subject acquired companies.

(2)	Represents the average of the 2008 and LTM indications.

•	Consideration was given to applicable discounts to the selected multiple range. A similar size discount analysis was performed as presented in the Equity Comparables section of this report. In this instance, the indications of the precedent M&A transactions are more closely aligned with those of the Company, thus warranting a lower discount for size. Ultimately, we determined that a 10.0% discount for size would be most appropriate for application to the selected precedent M&A multiple range

•	Multiples based on EBITDA were selected because this cash flow measure eliminates disparities in capital intensity, depreciation methods, and income tax structures.

Confidential	22

Appendix A

Cost of Equity Calculation

DCF Analysis — Cost of Equity

The projected free cash flows to equity were discounted at an appropriate rate of return to capture the risks associated with an equity investment in the Company, particularly due to the significant leverage and the fact that there are material bankruptcy and liquidity risks.

•	The cost of equity capital, determined to be 48.5%, is equal to the expected or required rate of return for a firm’s equity cash flows. To estimate the cost of equity, we utilized the Capital Asset Pricing Model, commonly known as the “CAPM”

•	CAPM = Rf + ß*(ERP) + SRP + CSRP

•	Rf = Risk-Free Rate (4.33%): Based on the 20-year U.S. Treasury yield, as reported by the Federal Reserve Statistical Release;

•	ß = Beta (0.8): Based on the equity comparables’ beta indications, re-leveraged at the assumed optimal capital structure of 5.0% debt to total capital;

•	ERP = Equity Risk Premium (5.7%): Based upon Ibbotson’s Long-Horizon Expected Equity Risk Premium (supply side) from 1926-2008, as published by Ibbotson Associates in the Stocks, Bonds, Bills and Inflation Valuation Edition 2009 Yearbook;

•	SRP = Size Risk Premium (9.53%): The need for this premium when using the CAPM arises from the fact that even after adjusting for systematic risk, small stocks have traditionally, over time, outperformed large stocks. We have used the 10b SRP as published by Ibbotson Associates in the Stocks, Bonds, Bills and Inflation Valuation Edition 2009 Yearbook; and

•	CSRP = Company-Specific Risk Premium (30.0%): A CSRP was incorporated into the CAPM to account for unsystematic risk factors specific to the subject Company. Specifically, a substantial premium was used due to the significant risks associated with the capitalization of the Company, and the fact that equity investors are at risk of not receiving a return on their investment

Confidential	A-1

APPENDIX B

CERTIFICATE OF AMENDMENT

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Averion International Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation, as amended, of the Corporation, declaring said amendment to be advisable and that the directors took action to authorize this amendment pursuant to authority granted by a majority of the Stockholders of the Corporation pursuant to the bylaws of the Corporation and Section 228 of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation, as amended, of the Corporation be amended by inserting the following paragraphs as Article IV(D) and (E) immediately following the current text of Article IV (C):

(D) Reverse Stock Split: At 6:00 p.m. Eastern Time on          , 2009* (the “Reverse Split Effective Time”), each twenty thousand five hundred (20,500) issued and outstanding shares of the Corporation’s common stock, par value $0.001 per share, immediately prior to the Reverse Split Effective Time will be and are automatically reclassified as and converted, without any further action on the part of the Corporation or any stockholder, into one (1) fully-paid and nonassessable share of common stock, par value $0.001 per share, of the Corporation (the “Reverse Split”). In connection with the Reverse Split, the Corporation shall not issue fractional shares to holders of less than twenty thousand five hundred (20,500) shares of common stock. As a result of the Reverse Split, each stockholder of the Corporation holding less than twenty thousand five hundred (20,500) shares of common stock immediately prior to the Reverse Split Effective Time shall only have the right to receive cash equal to $0.01 multiplied by the number of shares of common stock owned by such stockholder immediately prior to the Reverse Split Effective Time, and such stockholder shall no longer have any further rights as a stockholder of the Corporation. Each stockholder of record holding at least twenty thousand five hundred (20,500) shares of common stock immediately prior to the Reverse Split Effective Time shall continue as a stockholder of the Corporation with respect to all shares of common stock held by such stockholder, including full shares and fractional shares resulting from the Reverse Split.

(E) Forward Stock Split: At 6:01 p.m. Eastern Time on          , 2009* (the “Forward Split Effective Time”), each issued and outstanding share of the Corporation’s common stock, par value $0.001 per share, including fractional shares of common stock, will be and are automatically reclassified as and converted, without any further action on the part of the Corporation or any stockholder, into shares of common stock of the Corporation at a ratio of twenty thousand five hundred (20,500) shares of common stock for each one (1) share of common stock issued and outstanding immediately prior to the Forward Split Effective Time, such that each stockholder of at least one (1) full share at the Reverse Split Effective Time shall hold at the Forward Split Effective Time the same number of shares of common stock as such stockholder held immediately prior to the Reverse Stock Split (the “Forward Stock Split”).

      * The date inserted will be the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware, which date will be approximately twenty (20) calendar days after the date the Information Statement is first mailed to our stockholders.

B-1

For purposes of Article IV(D) and (E), “each stockholder of the Corporation holding less than twenty thousand five hundred (20,500) shares of common stock immediately prior to the Reverse Split Effective Time” includes any person that a nominee stockholder of record has identified to the Corporation prior to the Reverse Split Effective Time as beneficially owning less than twenty thousand five hundred (20,500) shares of common stock as of the Reverse Split Effective Time.

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approved the foregoing amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this   day of          , 2009.

James H. McGuire,
Chairman of the Board

B-2

APPENDIX C

AMERICAN STOCK
TRANSFER & TRUST COMPANY, LLC

LETTER OF TRANSMITTAL

877-248-6417 (toll free) or 718-921-8317
www.amstock.com info@amstock.com

WHERE TO FORWARD YOUR TRANSMITTAL

The method of delivery of certificate(s) and all other required documents is at the election and risk of the owner. If you elect to send them by mail, it is recommended that you send them by certified or registered mail with return receipt requested. Delivery will be deemed effective only when received by AST.

By hand or Overnight courier: American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, 6201 15th Avenue, Brooklyn, New York 11219

By mail: American Stock Transfer & Trust Company, LLC, Operations Center, Attn: Reorganization Department, P.O. Box 2042, New York, New York 10272-2042

COMPANY NAME:	CUSIP	COMPANY #	ACCOUNT NUMBER

ACCOUNT REGISTRATION:

❶

CERTIFICATE INFORMATION:

❷

Certificate No	Shares	Certificate No	Shares

Shares from other certificates held:

❸

Certificated shares:	
Book-Entry Shares:	
Plan Shares:	
Total Shares:	

You must submit your original certificates with this Letter of Transmittal. If you are not in possession of your certificates, please see Instruction # 2 on the back of this form. You do not need to sign the back of the certificates. Shares held in Book-entry and Plan form are un-certificated and need not be submitted (although this Letter of Transmittal must still be completed).

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THIS LETTER OF TRANSMITTAL MUST BE SIGNED BY ALL REGISTERED OWNERS

Each registered owner must sign here exactly as the name(s) appear(s) in the account registration. If all registered owners have signed this Letter of Transmittal, no endorsements of certificates or separate stock powers are required.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other acting in a fiduciary or representative capacity, it must be so indicated and proper evidence of authority, satisfactory to AST, must be submitted.

THE UNDERSIGNED REPRESENTS THAT I (WE) HAVE FULL AUTHORITY TO SURRENDER WITHOUT RESTRICTION THE CERTIFICATE(S) ENCLOSED HEREIN.

SIGNATURE: ______________________________

SIGNATURE: ______________________________

DATE: ____________________

Telephone number (required): ______________________________

Email address: ______________________________

Place Medallion Stamp Here

❹

SUBSTITUTE FORM W-9

REQUEST FOR TAXPAYER IDENTIFICATION NUMBER AND CERTIFICATION

THIS SUBSTITUTE FORM W-9 MUST BE FILLED OUT AND SIGNED

PRINT YOUR TAXPAYER ID OR SOCIAL SECURITY NUMBER HERE

___ ___ ___ ___ ___ ___ ___ ___ ___

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct Taxpayer Identification Number; (2) I am not subject to backup withholding either because I am exempt from backup withholding, I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am not subject to backup withholding; and (3) I am a U.S. Person (or a U.S. resident alien).

Certification Instructions — You must cross out Item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE: ______________________________ **DATE:** __________

NOTE: Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange/Paying Agent that a foreign individual qualifies as an exempt recipient, such stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status, on the appropriate and properly completed Form W-8, or successor form. Such statements can be obtained from the Exchange/Paying Agent.

IF YOU ARE AWAITING A TAXPAYER IDENTIFICATION NUMBER, WRITE "APPLIED FOR" IN THE SUBSTITUTE FORM W-9 ABOVE, AND COMPLETE AND SIGN BOTH THIS CERTIFICATION AND THE SUBSTITUTE FORM W-9. FOR FURTHER INFORMATION, PLEASE SEE THE ENCLOSED GUIDELINES.

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, a percentage (currently 28 percent) of all reportable cash payments made to me will be withheld until I provide a number and such retained amounts will be remitted to the Internal Revenue Service as backup withholding.

Signature: ______________________________ Date: __________

PLEASE REFER TO THE BACK OF THIS FORM FOR ADDITIONAL IMPORTANT INFORMATION AND INSTRUCTIONS ON COMPLETING THIS LETTER OF TRANSMITTAL

C-1

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

❶ THIS SECTION CONTAINS YOUR CURRENT NAME AND ADDRESS AS THEY ARE REFLECTED ON OUR RECORDS. IF YOU NOW RESIDE AT A DIFFERENT ADDRESS, PLEASE FILL OUT BOX 7, AND CHECK OFF THE BOX INDICATING A PERMANENT ADDRESS CHANGE. NO MEDALLION GUARANTEE WILL BE REQUIRED.

❷ THIS SECTION INDICATES THE CERTIFICATE NUMBERS AND RESPECTIVE AMOUNT OF SHARES AS THEY ARE REFLECTED ON OUR RECORDS. IF THE CERTIFICATES IN YOUR POSESSION HAVE DIFFERENT CERTIFICATE NUMBERS, PLEASE CONTACT OUR SHAREHOLDER SERVICES UNIT AT 718-921-8317 OR TOLL-FREE AT 877-248-6417 TO CONFIRM THE LEGITIMACY OF YOUR CERTIFICATES PRIOR TO REMITTING THE TRANSMITTAL MATERIAL. IF YOU ARE NOT IN POSSESSION OF SOME OR ALL OF YOUR STOCK CERTIFICATES, YOU MUST WRITE TO AST AT THE ADDRESS ON THE REVERSE SIDE OR REPORT THE LOSS BY ACCESSING YOUR ACCOUNT AT HTTP://WWW.AMSTOCK.COM. YOU WILL BE REQUIRED TO SUBMIT THE NECESSARY FORMS AND A CHECK FOR THE POSTING OF A SURETY BOND, THE DETAILS OF WHICH WILL BE PROVIDED BY AST. PLEASE NOTE THAT THIS FORM STILL MUST BE COMPLETED AND REMITTED ALONG WITH YOUR REPLACEMENT FORMS, BOND FEE, AND ANY ADDITIONAL CERTIFICATES THAT MAY BE IN YOUR POSSESSION.

❸ THIS SECTION SHOWS THE TOTAL AMOUNT OF SHARES OWNED BY YOU.

❹ CERTIFICATION OF YOUR TAX ID NUMBER IS REQUIRED IN ORDER TO PREVENT WITHHOLDING FROM YOUR ENTITLEMENT PROCEEDS. **YOU MUST FILL OUT, SIGN, AND DATE THIS FORM W-9 (OR SUBMIT A FORM W-8, AS APPLICABLE), OTHERWISE YOUR TRANSMITTAL AND ACCOMPANYING DOCUMENTS WILL BE REJECTED BACK TO YOU.**

❺ **THIS SECTION MUST BE SIGNED AND DATED BY ALL REGISTERED OWNERS, OTHERWISE YOUR TRANSMITTAL AND ACCOMPANYING DOCUMENTS WILL BE REJECTED BACK TO YOU.**

❻ THIS SECTION SHOULD BE COMPLETED AND SIGNED IF YOU WANT YOUR ENTITLEMENT TO BE ISSUED IN ANOTHER NAME. **A MEDALLION SIGNATURE GUARANTEE WILL BE REQUIRED** (I.E. SIGNATURE IS GUARANTEED BY A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A MEMBER OF A SECURITIES TRANSFER ASSOCIATION-APPROVED MEDALLION PROGRAM SUCH AS STAMP, SEMP OR MSP).

❼ THIS SECTION SHOULD BE COMPLETED AND SIGNED IF YOU WANT YOUR ENTITLEMENT TO BE MAILED TO AN ALTERNATE ADDRESS THAT IS DIFFERENT THAN YOUR ADDRESS IN THE "ACCOUNT REGISTRATION" SECTION. **A MEDALLION SIGNATURE GUARANTEE WILL BE REQUIRED** (I.E. SIGNATURE IS GUARANTEED BY A BANK, BROKER OR OTHER FINANCIAL INSTITUTION THAT IS A MEMBER OF ASECURITIES TRANSFER ASSOCIATION-APPROVED MEDALLION PROGRAM SUCH AS STAMP, SEMP OR MSP).

❻ **SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS**

To be completed ONLY if issuance/payment is to be made in a name other than that shown in the Account Registration section on the reverse side of this form. **Please note, an appropriate Form W-9 or Form W-8, as applicable, must also be completed for the person receiving the issuance/payment.** You may obtain such forms by contacting the agent at the number listed on the reverse side or by accessing either http://www.amstock.com/shareholder/sh_downloads.asp or www.irs.gov.

If you have completed this section, your signature on the face of this Letter of Transmittal must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP.

ISSUE TO:

NAME: ______________________________

Address: ______________________________

____

____

SOCIAL SECURITY OR TAXPAYER ID NUMBER OF RECIPIENT:

❼ **SPECIAL DELIVERY INSTRUCTIONS**

To be completed ONLY if delivery is to be made to someone other than the registered holder(s), or to such registered holder(s) at an address other than that shown above.

If you have completed this section, your signature on the face this Letter of Transmittal must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP.

MAIL TO:

NAME: ______________________________

Address: ______________________________

____

____

☐ PLEASE CHECK THIS BOX IF THIS IS A PERMANENT CHANGE OF ADDRESS

(SEE INSTRUCTION 1)

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by AST or the issuer and such determination shall be final and binding. AST or the issuer reserves the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

If your certificates are registered in different names, a separate Letter of Transmittal must be submitted for each registration. Additional Letters of Transmittal can be obtained by accessing http://www.amstock.com/shareholder/sh_downloads.asp or by contacting American Stock Transfer & Trust Company, LLC ("AST") at the numbers listed above.

If payment for securities is to be made to any person other than the registered holder, or if surrendered certificates are registered in the name of any person other than the person(s) signing the letter of transmittal, any stock transfer taxes payable as a result of the transfer to such person (whether imposed on the registered holder or such person) shall be paid prior to the submission of this letter of transmittal. AST reserves the right to deduct the amount of such taxes from the payment, if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted.

If the Letter of Transmittal is signed by a person other than the registered owner (e.g., where the shares have been assigned), the Letter of Transmittal must be accompanied by a stock power guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP.

C-2

Averion International Corp.
225 Turnpike Road
Southborough, Massachusetts 01772

Dear Stockholder:

A reverse stock split (the “Reverse Split”) of the common stock of Averion International Corp. (the “Company”) became effective as of [  :      m Eastern Time] on [     , 2009] (the “Reverse Split Effective Time”). The Reverse Split was immediately followed by a forward stock split (the “Forward Split,” and together with the Reverse Split, the “Reverse/Forward Split”) of the Company’s common stock, which became effective as of [  :      m Eastern Time] on [     , 2009] (the “Forward Split Effective Time”). Pursuant to the Reverse/Forward Split, the Company effected the Reverse Split so that each twenty thousand five hundred (20,500) shares of the Company’s common stock issued and outstanding immediately prior to the Reverse Split Effective Time were converted into one (1) share of common stock immediately following the Reverse Split Effective Time. Thereafter, the Company immediately effected the Forward Split so that each share of the Company’s common stock issued and outstanding immediately prior to the Forward Split Effective Time was converted into twenty thousand five hundred (20,500) shares of common stock immediately following the Forward Split Effective Time. As a result, if you hold at least twenty thousand five hundred (20,500) shares of common stock following the Reverse/Forward Split, you will not need to take any action, including exchanging or returning any existing stock certificates, which will continue to evidence ownership of the same number of shares as set forth currently on the face of the certificates.

If you owned less than twenty thousand five hundred (20,500) shares of common stock immediately prior to the Reverse/Forward Split, your shares which otherwise would have been converted into less than one (1) share of common stock in the Reverse/Forward Split instead have been converted solely into the right to receive a cash payment of One Cent ($0.01) per share owned immediately prior to the Reverse/Forward Split. You will only receive such cash payment of One Cent ($0.01) per share owned prior to the Reverse/Forward Split upon your surrender to American Stock Transfer and Trust Company, the Exchange Agent, of certificates representing such shares.

All stockholders of the Company must complete, date, sign and return the enclosed Letter of Transmittal to American Stock Transfer and Trust Company, along with all of your certificates representing pre-Reverse Split shares of the Company’s common stock. We suggest that you mail the shares in a traceable manner (e.g. registered mail, overnight courier, etc.). Any person holding more than one certificate representing pre-Reverse Split shares of the Company’s common stock must surrender all such certificates registered in such person’s name in order to receive payment for any fractional shares to which such person is entitled.

Only upon the receipt of your properly completed Letter of Transmittal and your certificate(s) representing pre-Reverse Split shares of the Company’s common stock will American Stock Transfer and Trust Company forward you your payment. Please read and follow all instructions on the Letter of Transmittal, and direct any questions you might have to American Stock Transfer and Trust Company at (877) 248-6417 or (718) 921-8317.

By order of the Board of Directors

James H. Maguire,
Chairman of the Board

C-3